EXHIBIT 10.1

EXECUTION VERSION

 SECOND LIEN LOAN AGREEMENT
DATED AS OF JULY 14, 2016
AMONG
CINEDIGM CORP.,
AS THE BORROWER,
CORTLAND CAPITAL MARKET SERVICES LLC,
AS AGENT

AND
THE LENDERS PARTY HERETO,

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SCHEDULES

Schedule I	–	Initial Lenders
Schedule II	–	Subsequent Lenders
Schedule III	–	Cinedigm Lockbox Accounts
Schedule 1.1	–	Excluded Payments to Shout Factory
Schedule 3.2	–	Governmental Permits
Schedule 3.3	–	Ownership of Group Members
Schedule 3.13	–	ERISA Plans
Schedule 3.18	–	Material Cinedigm Home Entertainment, LLC Agreements, Distribution Agreements and OLC Agreements
Schedule 3.14	–	Environmental Matters
Schedule 3.17	–	Real Property
Schedule 5.13	–	Insurance
Schedule 5.30	–	Post-Closing Obligations
Schedule 6.1	–	Existing Indebtedness
Schedule 6.2	–	Existing Liens
Schedule 6.3	–	Existing Investments
Schedule 6.17	–	Bank Accounts
Schedule 7.1(i)	–	Intercompany Agreement
Schedule 10.11	–	Notice Addresses

EXHIBITS

Exhibit A	–	Form of Assignment
Exhibit B	–	Compliance Certificate
Exhibit C	–	Amendment No. 4 and Consent to the First Lien Credit Agreement
Exhibit D	–	Corporate Chart
Exhibit E	–	Lead Independent Director Profile
Exhibit F	–	Form of Note
Exhibit G	–	Notice of Borrowing

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SECOND LIEN LOAN AGREEMENT
This SECOND LIEN LOAN AGREEMENT (this "Agreement") dated as of July 14, 2016 (the "Execution Date"), is entered into among CINEDIGM CORP., a Delaware corporation (the "Borrower"), the lenders from time to time a party hereto (collectively, the "Lenders"), and Cortland Capital Market Services LLC, a Delaware limited liability company ("Cortland"), solely in its capacity as administrative agent for the Lenders and collateral agent for the Secured Parties (defined below) (collectively in such capacities, together with its successors and assigns in such capacities, the "Agent").
WHEREAS, the Borrower has requested that the Initial Lenders extend second lien term loans on the Initial Closing Date, in an aggregate original principal amount of $2,500,000.00, which shall be allocated among the Initial Lenders (as defined below);
WHEREAS, the Borrower may incur additional term loans in an aggregate original principal amount not to exceed $12,500,000.00; and
WHEREAS, the Initial Lenders have indicated their willingness to make such term loans on the terms and subject to the conditions set forth in this Agreement and the other Loan Documents (as defined below).
In recognition of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS
Section 1.1 Defined Terms.  As used in this Agreement, the following terms have the following meanings:
"1933 Act" means the U.S. Securities Act of 1933, as amended.
"Acceptable Appraiser" means a third party appraiser acceptable to the Agent (at the direction of the Required Lenders) and (unless during the pendency of a Default) in consultation with the Borrower.
"Account Control Agreements" means an account control agreement for each account of the Borrower by and among either (i) the First Lien Collateral Agent, the Agent, the Borrower and the applicable bank, or (ii) the Agent, the Borrower and the applicable bank, each in form and substance satisfactory to the Agent.
"Adjusted Gross Margin" means, during the period of any Fiscal Quarter, in respect of any Distributed and Licensed Content or Owned Library Content, the net revenues received by the Loan Parties in respect thereof, less the costs of goods sold, royalties paid, all mandatory payments in respect of licensed content as such term is used in the definition of Distributed and Licensed Content or in respect of Owned Library Content (participations and residuals, corridors, etc.), sales and marketing expenses and freight and fulfillment expenses and an overhead allocation of 8% of net revenues as reasonably determined by the Borrower and confirmed by an Acceptable

Appraiser, pursuant to any Distribution Agreements (but only if such Distribution Agreements are pledged to the Agent pursuant to the Security Documents).
"Affiliate" means, with respect to any Person, each officer, director, general partner or joint-venturer of such Person and any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, however, that no Secured Party shall be an Affiliate of the Borrower.  For purpose of this definition, "control" means the possession of either (a) the power to vote, or the beneficial ownership of, 10% or more of the Voting Stock of such Person or (b) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
"Agent" has the meaning specified in the introductory paragraph.
"Agent Fee Letter" means that certain letter agreement dated as of even date herewith by and between Borrower and Cortland.
"Agreement" has the meaning specified in the introductory paragraph.
"Anti-Money Laundering Laws" means any Requirements of Law related to money laundering, including (a) 18 U.S.C. §§ 1956 and 1957; and (b) the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the "PATRIOT Act") of 2001 (Title III of Pub. L. 107-56), and its implementing regulations (collectively, the "Bank Secrecy Act").
"Anti-Terrorism Laws" means any Requirements of Law related to terrorism financing and economic sanctions, including the Trading With the Enemy Act (50 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. §1701 et seq.) and Executive Order 13224 (effective September 24, 2001), and their implementing regulations.
"Approved Fund" means, with respect to any Lender, any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.
"Assignment" means an assignment agreement entered into by a Lender, as assignor, and any prospective assignee thereof and accepted by the Agent, in substantially the form of Exhibit A, or as otherwise acceptable to the Agent.
"Benefit Plan" means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Group Member incurs or otherwise has any obligation or liability, contingent or otherwise.
"Best Efforts" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstance to ensure that such result is achieved as expeditiously as possible on commercially reasonable terms.

"Board" means the board of directors of the Borrower.
"Borrower" has the meaning specified in the preamble hereto.
"Budget" means, with respect to any period, an annual operating budget showing quarterly detail for the Group Members, including an income statement, balance sheet and statement of cash flows (as well as additional revenue details that are provided on a monthly basis to the Board), including all line item categories, line items and cumulative amounts (with a detailed breakout of Consolidated Capital Expenditures), details and a statement of underlying assumptions and estimates.
"Business Day" means any day of the year that is not a Saturday, Sunday or a day on which banks are required or authorized to close in the State of New York.
"Capital Lease" means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property (whether real, personal or mixed) by such Person as lessee that has been or is required to be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.
"Capitalized Lease Obligations" means, at any time, with respect to any Capital Lease, any lease entered into as part of any Sale and Leaseback Transaction or any synthetic lease of any Person, the amount of all obligations of such Person that is (or that would be required to be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.
"Cash Equivalents" means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least "A-1" from S&P or at least "P-1" from Moody's, (c) any commercial paper rated at least "A-1" by S&P or "P-1" by Moody's and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, certificate of deposit, overnight bank deposit or bankers' acceptance issued or accepted by any Lender or any commercial bank that is, in each case, rated investment grade by both S&P and Moody's, (e) interests in any money market fund registered under the Investment Company Act of 1940 that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody's the highest rating obtainable for money market funds in the United States, and (f) other cash equivalents determined by the Agent to have a risk equivalent to items rated at least "A-1" by S&P or "P-1" by Moody's and otherwise acceptable from time to time to the Agent; provided, however, that the maturities of all obligations specified in any of clauses (a) through (d) above shall not exceed 365 days.

"CERCLA" means the United States Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.).
"Change of Control" means any event or circumstance, for whatever reason, whereby (a) any Person or group of Persons acting in concert acquires control of the Borrower (whether directly or indirectly); (b) except as otherwise expressly permitted hereunder, the Borrower fails to own or control (whether directly or indirectly) a minimum of (x) 100% of the economic and voting rights associated with ownership of the outstanding Voting Stock of all classes of Voting Stock of any Restricted Subsidiary other than Con TV, or (y) 85% of the economic and voting rights associated with ownership of the outstanding Voting Stock of Con TV or (c) the majority of the seats (other than vacant seats) on the Board cease to be occupied by Persons who either (i) were members of the Board on July 13, 2016, or (ii) were nominated for election by the Board, a majority of whom were directors on July 13, 2016, or whose election or nomination for election was previously approved by a majority of such directors; provided that: a Sale of up to 100% of the Stock of any Excluded Subsidiary shall not be deemed a "Change of Control" so long as it is a Permitted Excluded Subsidiary Disposition.  For the purpose of this definition, "control" of a Person means: (x) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the United States Securities and Exchange Commission thereunder as in effect on October 17, 2013) of Stock representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Stock in the Borrower; (y) the power to appoint or remove all or a majority of the members of the board of directors of such Person or (z) otherwise directly or indirectly to direct or have the power to direct the affairs and policies of such Person.
"Chez IRA" means First Bank & Trust as Custodian of the Ronald L. Chez IRA #1073.
"Cinedigm Lockbox Account" means each account referenced on Schedule III attached hereto.
 "Class A Common Stock" means the shares of Class A common stock, par value $0.001 per share, of the Borrower.
"Closing Date" means either the Initial Closing Date, the Subsequent Closing Date, or both, as applicable.
"Code" means the U.S. Internal Revenue Code of 1986.
"Collateral" means the "Collateral" as defined in the Second Lien Security Agreement and all other property that is subject to any Lien in favor of the Agent for the benefit of the Secured Parties pursuant to any Security Document.
"Compliance Certificate" means a certificate substantially in the form of Exhibit B.
"Con TV" means Con TV, LLC, a Delaware limited liability company and Restricted Subsidiary.

    "Concentration Account" means an account of the Borrower into which funds are deposited from time to time (including funds from the Cinedigm Lockbox Accounts and the Operating Accounts) which is maintained with a bank designated by the First lien Administrative Agent and controlled initially by the First Lien Collateral Agent, and if and when permitted under the Intercreditor Agreement, designated and controlled by the Agent, pursuant to an account control agreement by and among the First Lien Collateral Agent, the Agent, such bank and the Borrower, and is subject to the Liens under the First Lien Loan Documents and the Loan Documents.
"Connection Income Taxes" means with respect to any Secured Party, Taxes imposed on its net income or that are franchise Taxes or branch profits Taxes arising solely as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Taxes (other than connections arising that are related to a Secured Party being a party to any Loan Document).
"Consent" means that certain Amendment No. 4 and Consent to the First Lien Credit Agreement, dated as of the Initial Closing Date, by and among the Borrower, the Subsidiary Guarantors, the First Lien Agent and the First Lien Lenders, in the in form attached hereto as Exhibit C.
"Consolidated" means, with respect to any Person, the financial results of such Person and its Subsidiaries consolidated in accordance with GAAP.
"Consolidated Adjusted EBITDA" means, with respect to the Borrower and its Restricted Subsidiaries on a Consolidated basis for any period, Consolidated EBITDA; provided that, solely for purposes of the definition of "Consolidated Debt Service Coverage Ratio" and for purposes of clause (ii)(A) above, Consolidated Adjusted EBITDA shall be increased by the amount of Investments in, start-up expenses related to, and net operating losses incurred during such period with respect to the Borrower's direct-to-consumer advertising and subscription-based over-the-top video and on-demand services that are delivered over the Internet without the involvement of a multiple-system operator in the control or distribution of the such services and that are so identified in the Borrower's financial reporting.
"Consolidated Capital Expenditures" means, with respect to the Borrower and its Restricted Subsidiaries on a Consolidated basis for any period, the sum of the aggregate of all expenditures (including that principal portion of Capital Leases that is capitalized on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries and excluding normal replacements and maintenance that are properly charged to current operations) during that period that, in conformity with GAAP, are included in "additions to property, plant or equipment" or comparable items reflected in the Consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries. For purposes of this definition, (a) the purchase price of equipment that is purchased (i) within thirty (30) days of the trade-in of existing equipment, (ii) with the Net Cash Proceeds of any asset disposition or casualty, condemnation or taking or any insurance or the net proceeds of any indemnity payments received from any third party (to the extent permitted hereunder), (iii) with the proceeds of the issuance of Stock or any equity capital contribution (to the extent permitted under Section 2.6(a) and Section 6.4 or (iv) with the proceeds of the issuance of Indebtedness permitted under Section 2.6(c) and Section 6.1 shall be included in Consolidated

Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time, the amount of such net proceeds, the amount funded with the proceeds of such equity issuance or equity capital contribution or the amount funded with the proceeds of such issuance of Indebtedness, as the case may be, and (b) Permitted Investments permitted under Section 6.3 shall be excluded from Consolidated Capital Expenditures.

"Consolidated Cash Interest Expense" means, with respect to the Borrower and its Restricted Subsidiaries on a Consolidated basis for any period, the Consolidated Net Interest Expense for such period less the sum of, in each case to the extent included in the definition of Consolidated Net Interest Expense, (a) the amortized amount of debt discount and debt issuance costs, (b) charges relating to write-ups or write-downs in the book or carrying value of existing Consolidated Total Debt, (c) interest payable in issuances of Indebtedness or by addition to the principal of the related Indebtedness and (d) other non-cash interest expense.
"Consolidated Current Assets" means, with respect to the Borrower and its Restricted Subsidiaries on a Consolidated basis as of any date of determination, all amounts (other than cash, Cash Equivalents and any Indebtedness owing to them by Affiliates) that would, in conformity with GAAP, be set forth opposite the caption "total current assets" (or any like caption) on a consolidated balance sheet at such date.
"Consolidated Current Liabilities" means, with respect to the Borrower and its Restricted Subsidiaries on a Consolidated basis as of any date of determination, all amounts that would, in conformity with GAAP, be set forth opposite the caption "total current liabilities" (or any like caption) on a consolidated balance sheet at such date, but excluding the principal amount of the Loans then outstanding, to the extent otherwise included therein.
"Consolidated Debt Service" means, with respect to the Borrower and its Restricted Subsidiaries on a Consolidated basis as of any date of determination, the sum of (a) Consolidated Cash Interest Expense and (b) scheduled principal payments on Consolidated Total Debt for the four Fiscal Quarters most recently ended.
"Consolidated Debt Service Coverage Ratio" means, for any period, the ratio of (a) Consolidated Adjusted EBITDA for such period to (b) Consolidated Debt Service paid or payable during such period.
"Consolidated EBITDA" means, with respect to the Borrower and its Restricted Subsidiaries on a Consolidated basis for any period (other than in respect of a Discontinued Operation), (a) the net income before Taxes for the four Fiscal Quarters most recently ended plus (b) the sum of, in each case to the extent included in the calculation of such net income before Taxes but without duplication, (i) Consolidated Cash Interest Expense, amortization of debt discount and commissions and other fees and charges associated with Indebtedness, (ii) any loss from extraordinary items, and (iii) any depreciation, depletion and amortization expense, and (iv) pre-releasing costs incurred for Owned Library Content, minus (c) the sum of, in each case to the extent included in the calculation of such net income before Taxes, (i) any interest income and (ii) any gain from extraordinary items.

"Consolidated Net Content Advances" means, with respect to the Borrower and its Restricted Subsidiaries on a Consolidated Basis as of any date of determination, the sum, without duplication, of (a) production costs capitalized during such period, net of capitalized production costs charged to income during such period, (b) advertising costs deferred during such period, net of deferred advertising costs charged to income during such period, (c) the net cash flow impact of advance payments  made with respect to Distributed and Licensed Content pursuant to Distribution Agreements during such period, (d) advances or purchase consideration made to acquire feature films or other items of content for distribution as Owned Library Content, net of advances amortized and charged to income during such period, in each case as reported in Consolidated cash flow statements in accordance with GAAP and (e) Investments in, start-up expenses related to, and net operating losses incurred with respect to the Borrower's subscription-based internet distribution services that are so identified in the Borrower's financial reporting.
"Consolidated Net Outstanding Content Advances" means, with respect to the Borrower and its Restricted Subsidiaries on a Consolidated basis for each Fiscal Quarter, for each of Distributed and Licensed Content and Owned Library Content, the amount shown in the most recent Compliance Certificate.
"Consolidated Net Interest Expense" means, with respect to the Borrower and its Restricted Subsidiaries on a Consolidated basis for any period, (a) Consolidated total interest expense (including that attributable to Capital Lease Obligations) for such period and including, in any event, all fees, charges, commissions, discounts and other similar obligations (other than reimbursement obligations) with respect to letters of credit, bank guarantees, banker's acceptances, surety bonds and performance bonds (whether or not matured) payable during such period minus (b) Consolidated interest income for such period.
"Consolidated Total Debt" means, with respect to the Borrower and its Restricted Subsidiaries on a Consolidated basis as of any date of determination, all Indebtedness of a type described in clause (a), (b), (c)(i), (d) or (f) of the definition thereof (including the Mezzanine Financing and the Convertible Notes) and, without duplication, all Guaranty Obligations with respect to any such Indebtedness, but excluding: (x) obligations consisting of undrawn letter of credit backing liabilities already reflected on the balance sheet or backing obligations that would be considered an expense item when calculating Consolidated EBITDA or Consolidated Adjusted EBITDA, (y) up to $2,000,000 of Consolidated Working Capital adjustments paid through the collection of the Holdback Accounts Receivables (as defined in the First Lien Credit Agreement) and (z) any payment to Shout Factory set forth on Schedule 1.1.
"Consolidated Working Capital" means, with respect to the Borrower and its Restricted Subsidiaries on a Consolidated basis as of any date of determination, Consolidated Current Assets at such date minus Consolidated Current Liabilities at such date.
"Constituent Documents" means, with respect to any Person, collectively and, in each case, together with any modification of any term thereof, (a) the articles of incorporation, certificate of incorporation, constitution or articles or certificate of organization or formation of such Person, (b) the bylaws, operating agreement, partnership agreement or joint venture agreement of such Person, (c) any other constitutive, organizational or governing document of such Person, whether or not equivalent, and (d) any other document setting forth the manner of election or duties of the directors, officers, managers, managing members or partners of such Person or the designation, amount or relative rights, limitations and preferences of any Stock of such Person.
"Contractual Obligation" means, with respect to any Person, any provision of any Security issued by such Person or of any document or undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject, including all Distribution Agreements and OLC Agreements.
"Convertible Notes" means the 5.5% Convertible Notes of the Borrower due 2035 issued pursuant to the Convertible Notes Indenture.
"Convertible Notes Documents" means the Convertible Notes Indenture and all other instruments, agreements and other documents evidencing the Convertible Notes or providing for any guarantee or other right in respect thereof
"Convertible Notes Indenture" means that certain Indenture, dated April 29, 2015, between the Borrower and U.S. Bank National Association, pursuant to which the Convertible Notes were issued.
"Copyrights" means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.
"Corporate Chart" means the document attached as Exhibit D hereto, setting forth, as of a date set forth therein, for each Person that is a Loan Party, that is subject to Section 5.18 or that is a Subsidiary or joint venture of any of them, (a) the full legal name of such Person, (b) the jurisdiction of organization and any organizational number and tax identification number of such Person, (c) the location of such Person's chief executive office (or, if applicable, sole place of business) and (d) the number of shares of each class of Stock of such Person authorized, the number outstanding and the number and percentage of such outstanding shares for each such class owned, directly or indirectly, by any Loan Party or any Subsidiary of any of them.
"Current Financial Statements" means (a) the audited Consolidated and consolidating balance sheet of the Group Members for the Fiscal Year ending March 31, 2016 and related Consolidated and consolidating statements of income, stockholders' equity and cash flow for such Fiscal Year and (b) the Consolidated and consolidating unaudited balance sheet of the Group Members for the Fiscal Quarters ending December 31, 2016 and related Consolidated and consolidating statements of income and cash flow for each such Fiscal Quarter and that portion of the Fiscal Year ending as of the close of each such Fiscal Quarter.
"Current Projections" means the financial forecast for the Group Members prepared by or on behalf of Borrower's management and dated as of July 8, 2016 demonstrating on a quarterly basis for the first twelve (12) months after March 31, 2016, and on an annual basis thereafter, compliance with all financial covenants on a pro forma basis.
"Customer" means the account debtor with respect to any Receivable or prospective purchaser of goods, services or both with respect to any contract or contract right, or any party who enters into or proposes to enter into any contract or other arrangement with the Borrower or any other Loan Party, pursuant to which the Borrower or such Loan Party is to deliver any personal property to perform any services.
"Customer Receipts" shall mean any and all payments received from Customers in respect of Receivables.
"Customary Permitted Liens" means, with respect to any Person, any of the following:
(a) Liens (i) with respect to the payment of taxes, assessments or other governmental charges or (ii) of suppliers, carriers, materialmen, warehousemen, workmen or mechanics and other similar Liens, in each case imposed by law or arising in the ordinary course of business, and, for each of the Liens in clauses (i) and (ii) above, for amounts that are not yet overdue or that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are maintained on the books of such Person in accordance with GAAP;
(b) pledges or cash deposits made in the ordinary course of business (i) in connection with workers' compensation, unemployment insurance or other types of social security benefits (other than any Lien imposed by ERISA), (ii) to secure the performance of bids, tenders, leases (other than Capital Leases) sales or other trade contracts (other than for the repayment of borrowed money) or (iii) made in lieu of, or to secure the performance of, surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation);
(c) judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting a Default under Section 7.1(f) and pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect of such judgments and proceedings;
(d) Liens (i) arising by reason of zoning restrictions, easements, licenses, reservations, restrictions, covenants, rights-of-way, encroachments, minor defects or irregularities in title (including leasehold title) and other similar encumbrances on the use of real property or (ii) consisting of leases, licenses or subleases granted by a lessor, licensor or sublessor on its property (in each case other than Capital Leases) otherwise permitted under Section 6.4 that, for each of the Liens in clauses (i) and (ii) above, do not, in the aggregate, materially impair the value or marketability of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;
(e) Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or related Contractual Obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and (iv) for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP; and
(f) the title and interest of a lessor or sublessor in and to personal property permitted to be leased or subleased under this Agreement (other than through a Capital Lease), in each case extending only to such personal property.

"Default" means any Event of Default and any event that, with the passing of time or the giving of notice or both, would become an Event of Default.
"Default Rate" has the meaning specified in Section 2.7(c).
"Disclosure Documents" means, collectively, (a) all confidential information memoranda and related written materials prepared by or on behalf of (and with the consent or at the direction of) a Loan Party in connection with the syndication of the Loans and (b) all other documents filed by any Group Member with the United States Securities and Exchange Commission.
"Discontinued Operation" means any Restricted Subsidiary of the Borrower that is irrevocably designated by the Board as discontinued or for Sale, or designated as such on the Borrower's Financial Statements in accordance with Section 5.1(a) or Section 5.1(b).
"Disqualified Stock" means any Stock that by its terms (or by the terms of any security or other Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Stock which is not otherwise Disqualified Stock), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Stock which is not otherwise Disqualified Stock), in whole or in part, (c) provides for the scheduled payments or dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Stock that would constitute Disqualified Stock, in each case, prior to the date that is 91 days after the Maturity Date.
"Distributed and Licensed Content" means theatrical feature films, television productions and other traditional or non-traditional video content, for which a Group  Member (other than any Foreign Subsidiary) obtains the rights via Distribution Agreements to be exploited in various manners, including one or more of theatrical distribution, DVDs, Blu-Ray, internet or digital distribution, pay-television, cable television and broadcast television.
"Distribution Agreements" means each agreement between a Group Member and a Person other than a Group Member in respect of Distributed and Licensed Content that grants such Group Member a right to distribute or market the Distributed and Licensed Content of such other Person.
"Dollars" and the sign "$" each mean the lawful money of the United States.
"Domestic Person" means any "United States person" under and as defined in Section 770l(a)(30) of the Code.
"E-Fax" means any system used to receive or transmit faxes electronically.
"E-Signature" means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.
"E-System" means any electronic system, including Intralinks® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or another reasonably adequate security system.
 "Electronic Transmission" means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.
"Eligible Assignee" means any commercial bank, institutional Lender or other financial institution organized under the laws of the United States or any of the countries parties to the Organization for Economic Cooperation and Development or any political subdivision of any thereof other than the Borrower, any Affiliate of the Borrower, or any other holder of Stock or Stock Equivalents of the Borrower or any Affiliate of the Borrower which Stock constitutes (or, in the case of Stock Equivalents, would constitute if exercised) 5% or more of the Voting Stock of the Borrower or such Affiliate.
"Embargoed Person" means any party that (a) is publicly identified on the most current list of "Specially Designated Nationals and Blocked Persons" published by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC"), is a "designated national" pursuant to OFAC's Cuban Assets Control Regulations (31 C.F.R. 515.305), or resides, is organized or chartered, or has a place of business in a country or territory that is prohibited pursuant to the OFAC sanctions programs or (b) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Requirements of Law.
"Environmental Laws" means all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources or hazardous material, transportation, reuse, recycling, potential resale or disposal of the Digital Systems, including CERCLA, the SWDA, the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), Basel Convention on the control of Transboundary Movements of Hazardous Wastes and their Disposal (BASEL), the Waste Electrical and Electronic Equipment (WEEE), Directive 2002/96/EC of the European Parliament and the Council of 27 January 2003, and any other similar federal, state or local laws relating to the foregoing, all regulations promulgated under any of the foregoing, all analogous Requirements of Law and Permits and any environmental transfer of ownership notification or approval statutes.
"Environmental Liabilities" means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies), contingent or otherwise, imposed on, incurred by or asserted against any Group Member as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and (a) arising out of the use, transportation, sale, recycling or disposal of any property of a Group Member or (b) resulting from the ownership, lease, sublease or other operation or occupation of property by any Group Member, whether on, prior or after the date of the Original Credit Agreement.
"ERISA" means the United States Employee Retirement Income Security Act of 1974.
"ERISA Affiliate" means, collectively, any Group Member, and any Person under common control, or treated as a single employer, with any Group Member, within the meaning of Section 414(b), (c), (m) or (o) of the Code.
"ERISA Event" means any of the following: (a) a reportable event described in Section 4043 of ERISA (other than those events with respect to which the 30-day notice requirement has been duly waived under the applicable regulations) with respect to a Title IV Plan, (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan, (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA, (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041(c) of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due, (h) the imposition of a lien under Section 412 of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate, (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder or (j) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for a distress or involuntary termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.
"Event of Default" has the meaning specified in Section 7.1.
"Excluded Subsidiaries" means Cinedigm DC Holdings, LLC; Access Digital Media, Inc.; Christie/AIX, Inc.; Cinedigm Digital Funding I, LLC; Access Digital Cinema Phase 2 Corp.; Access Digital Cinema Phase 2 B/AIX Corp.; CDF2 Holdings, LLC; Cinedigm Digital Funding 2, LLC; Cinedigm Digital Cinema Australia Pty Ltd; and their respective Subsidiaries.
"Excluded Taxes" means with respect to any Secured Party, (a) Taxes imposed on or measured by net income or profits (including branch profits Taxes) and franchise Taxes imposed in lieu of net income Taxes, in each case imposed on any Secured Party as a result of a present or former connection between such Secured Party and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Secured Party having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document); (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; or (c) Taxes that are directly attributable to the failure by any Secured Party to deliver the documentation required to be delivered pursuant to Section 2.11(d) or (f) if this Agreement (as it may be modified) is not treated as a Grandfathered Obligation, any U.S. federal withholding Taxes imposed under FATCA.
"Execution Date" has the meaning specified in the introductory paragraph.
"Existing Liens" means the Liens set forth on Schedule 6.2.
"FATCA" means Sections 1471 through 1474 of the Code, as of the Execution Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
"FCPA" means the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.).
"Federal Reserve Board" means the Board of Governors of the United States Federal Reserve System and any successor thereto.
"Financial Statement" means the Initial Financial Statements, the Current Financial Statements and each financial statement delivered pursuant to Sections 5.1(a), (b) or (c).
"First Lien Administrative Agent" means Société Générale or any Person that succeeds Société Générale or acts as administrative agent under the First Lien Loan Documents.
"First Lien Collateral Agent" means CIT Bank N.A. (f/k/a OneWest Bank, FSB) or any Person that succeeds CIT Bank N.A. or acts as collateral agent under the First Lien Loan Documents.
"First Lien Agents" means the First Lien Administrative Agent and the First Lien Collateral Agent.
"First Lien Commitments" means the aggregate amount of Commitments (as defined in the First Lien Credit Agreement) (i) as of the Initial Closing Date, in the amount of $22,000,000, and (ii) upon a Permitted Refinancing thereof, up to $30,000,000 or such other amount as is agreed to by the Borrower and the Lead Lender.
"First Lien Credit Agreement" means that certain Second Amended and Restated Credit Agreement (as amended and/or supplemented from time to time), dated as of April 29, 2015, as amended from time to time, by and among the First Lien Lenders, the First Lien Agents and the Borrower, or any loan, credit or similar agreement that constitutes a Permitted Refinancing of such Second Amended and Restated Credit Agreement.
"First Lien Lenders" means Société Générale, CIT Bank N.A. and Suntrust Bank or any other lenders from time to time under the First Lien Credit Agreement.

"First Lien Loan Documents" means (i) the First Lien Credit Agreement and related agreements, and (ii) the equivalent documents under any Permitted Refinancing of the First Lien Credit Agreement.
"Fiscal Quarter" means each three-month fiscal period ending on March 31, June 30, September 30 or December 31.
"Fiscal Year" means each twelve month period ending on March 31.
"Foreign Subsidiary" means any Subsidiary that is not a Domestic Person.
"GAAP" means generally accepted accounting principles in the United States, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other Person as may be in general use by significant segments of the accounting profession in the United States that are applicable to the circumstances as of the date of determination.  Subject to Section 1.3, all references to "GAAP" shall be to GAAP applied consistently with the principles used in the preparation of the audited Initial Financial Statements referred to in clause (a) of the definition of Initial Financial Statements.
"Governmental Authority" means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).
"Grandfathered Obligation" has the meaning provided to it under Treasury Regulations Section 1.1471-2(b)(2)(i)(A)(1).
"Group Members" means, collectively, the Loan Parties and, whether or not it is a Subsidiary Guarantor,  Con TV, LLC.
"Group Members' Accountants" means EisnerAmper LLP or any nationally-recognized independent registered certified public accountants reasonably acceptable to the Required Lenders.
"Guaranty Agreement" means the Guaranty Agreement, dated as of even date herewith, among the Agent, the Borrower and the other Subsidiary Guarantors from time to time party thereto.
"Guaranty Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person for any Indebtedness, lease, dividend or other obligation (the "primary obligation") of another Person (the "primary obligor"), if the purpose or intent of such Person in incurring such liability, or the economic effect thereof, is to guarantee such primary obligation or provide support, assurance or comfort to the holder of such primary obligation or to protect or indemnify such holder against loss with respect to such primary obligation, including

(a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of any primary obligation, (b) the incurrence of reimbursement obligations with respect to any letter of credit or bank guarantee in support of any primary obligation, (c) the existence of any Lien, or any right, contingent or otherwise, to receive a Lien, on the property of such Person securing any part of any primary obligation or (d) any liability of such Person for a primary obligation through any Contractual Obligation (contingent or otherwise) or other arrangement (i) to purchase, repurchase or otherwise acquire such primary obligation or any security therefor or to provide funds for the payment or discharge of such primary obligation (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency, working capital, equity capital or any balance sheet item, level of income or cash flow, liquidity or financial condition of any primary obligor, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party to any Contractual Obligation, (iv) to purchase, sell or lease (as lessor or lessee) any property, or to purchase or sell services, primarily for the purpose of enabling the primary obligor to satisfy such primary obligation or to protect the holder of such primary obligation against loss or (v) to supply funds to or in any other manner invest in, such primary obligor (including to pay for property or services irrespective of whether such property is received or such services are rendered); provided, however, that "Guaranty Obligations" shall not include endorsements for collection or deposit in the ordinary course of business or product warranties given in the ordinary course of business.  The outstanding amount of any Guaranty Obligation shall equal the outstanding amount of the primary obligation so guaranteed or otherwise supported or, if lower, the stated maximum amount for which such Person may be liable under such Guaranty Obligation.
 "Hazardous Material" means (a) any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances or (b) electronic waste and parts or materials destined for recycling or disposal but not for direct reuse that consists of lead or beryllium containing circuit boards, cathode ray tubes (CRTs), CRT glass (processed and unprocessed), as well as computers, monitors, peripherals and other electronics containing such circuit boards and/or CRTs.
"Indebtedness" of any Person means, without duplication, any of the following, whether or not matured: (a) all indebtedness for borrowed money, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement and other obligations with respect to (i) letters of credit (whether drawn or undrawn), bank guarantees or bankers' acceptances or (ii) surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation) other than those entered into in the ordinary course of business, (d) all obligations to pay the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business, (e) all obligations created or arising under any conditional sale or other title retention agreement, regardless of whether the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, (f) all Capitalized Lease Obligations, (g) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the Maturity Date, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends, or (h) all Guaranty Obligations for obligations of any other Person constituting Indebtedness of such other Person; provided, however, that the items in each of clauses (a) through (i) above shall constitute "Indebtedness" of such Person solely to the extent, directly or indirectly, (x) such Person is liable for any part of any such item, (y) any such item is secured by a Lien on such Person's property or (z) any other Person has a right, contingent or otherwise, to cause such Person to become liable for any part of any such item or to grant such a Lien.
"Indemnified Matter" has the meaning specified in Section 10.4.
"Indemnified Taxes" means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document.
"Indemnitee" has the meaning specified in Section 10.4.
"Initial Closing" means the closing of the transactions contemplated by Section 2.3(a) of this Agreement.
"Initial Closing Date" has the meaning specified in Section 2.2(b).
"Initial Financial Statements" means (a) the audited Consolidated and consolidating balance sheet of the Group Members for the Fiscal Year ending March 31, 2016 and related Consolidated and consolidating statements of income, stockholders' equity and cash flow for such Fiscal Year and (b) the Consolidated and consolidating unaudited balance sheet of the Group Members for the Fiscal Quarter ending June 30, 2016 and related Consolidated and consolidating statements of income and cash flow for such Fiscal Quarter and that portion of the Fiscal Year ending as of the close of such Fiscal Quarter.
"Initial Lenders" means the Lenders identified on Schedule I attached hereto.
"Initial Loans" means any Loans made by the Initial Lenders at the Initial Closing Date.
"Initial Operating Account" means the following account of the Borrower: Bank Name: OneWest Bank N.A., Bank Address: 888 East Walnut Street, Pasadena, CA 91101, ABA (Routing) Number:  322270288, Account Number:           , Swift Code: OWBKUS6L.
 "Initial Projections" means the financial forecast for the Group Members prepared by or on behalf of Borrower's management demonstrating on a quarterly basis for the first twelve (12) months after March 31, 2016, and on an annual basis thereafter, compliance with all financial covenants on a pro forma basis.
"Initial Shares" means the Shares to be issued by the Borrower to the Initial Lenders at the Initial Closing pursuant to the terms of Section 2.1(a).
"Insolvency or Liquidation Proceeding" means (a) any voluntary or involuntary case or proceeding under the United States Bankruptcy Code with respect to any Loan Party, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Loan Party or with respect to a material portion of its respective assets, (c) any liquidation, dissolution, reorganization or winding up of any Loan Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any general assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Loan Party.
"Intellectual Property" means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.
"Intercompany Agreements" means all agreements among the Borrower, any Loan Party or any Excluded Subsidiary evidencing indebtedness or obligations in excess of $500,000 in the aggregate and including the Amended and Restated Management Services Agreement, dated as of February 28, 2013, between the Borrower, as administrative servicer, and Cinedigm Digital Cinema Holdings, Inc.
"Intercreditor Agreement" means that certain Intercreditor Agreement, dated as of the Initial Closing Date (as amended and/or supplemented from time to time), by and between the Agent and the First Lien Agent.
"Internet Domain Names" means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to Internet domain names.
"Inventory" means all of any Loan Party's now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description that are or might be used or consumed in such Loan Party's business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.
"Inventory Log" has the meaning assigned to such term in the First Lien Credit Agreement.
"Investment" means, with respect to any Person, directly or indirectly, (a) the ownership, purchase or other acquisition, in each case whether beneficially or otherwise, of any investment in, including any interest in, any Security of any other Person (other than any evidence of any Obligation), (b) the purchase or other acquisition, whether in one transaction or in a series of transactions, of all or a significant part of the property of any other Person or a business conducted by any other Person or all or substantially all of the assets constituting the business of a division, branch, brand or other unit operation of any other Person, (c) to incur, or to remain liable under, any Guaranty Obligation for Indebtedness of any other Person, to assume the Indebtedness of any other Person or to make, hold, purchase or otherwise acquire, in each case directly or indirectly, any deposit, loan, advance, commitment to lend or advance, or other extension of credit (including by deferring or extending the date of, in each case outside the ordinary course of business, the payment of the purchase price for Sales of property or services to any other Person, to the extent such payment obligation constitutes Indebtedness of such other Person), excluding deposits with financial institutions available for withdrawal on demand and prepaid expenses, accounts receivable and similar items created in the ordinary course of business, (d) to make, directly or indirectly, any contribution to the capital of any other Person or (e) to Sell any property for less than fair market value (including a disposition of cash or Cash Equivalents in exchange for consideration of lesser value); provided, however, that such Investment shall be valued at the difference between the value of the consideration for such Sale and the fair market value of the property Sold.  The outstanding amount of any Investment shall be calculated as the excess of (x) the initial cost of such Investment plus the cost of all additions thereto (without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment) over (y) the sum of (A) any amount paid, repaid, returned, distributed or otherwise received in cash or Cash Equivalents from such Investment and (B) all liabilities of the investing Person constituting all or a portion of the initial cost of such Investment expressly transferred prior to such time in connection with the Sale of such Investment, but only to the extent that the investing Person is fully released from such liability by such transfer.
"IP Ancillary Rights" means, with respect to any other Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.
 "IP License" means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.
"IRS" means the Internal Revenue Service of the United States.
"Lead Director Profile" means that certain "Lead Independent Director Profile" attached hereto as Exhibit E.
"Lead Lender" means Chez IRA.
"Lead Lender Counsel" means Holland & Knight LLP in its role as counsel to the Lead Lender.
"Lender" or "Lenders" means, collectively, any Person that (a) is listed on the signature pages hereof as a "Lender" or (b) from time to time becomes a party hereto by execution of an Assignment.
"Liabilities" means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.
"Library Value" has the meaning assigned to such term in the First Lien Credit Agreement.
"Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever with respect to any asset, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.
"Loan" means, collectively, the Initial Loans and the Subsequent Loans.
"Loan Documents" means, collectively, this Agreement, any Notes, the Guaranty Agreement, the Security Documents, the Rights Agreement, the Intercreditor Agreement, and the Agent Fee Letter, and, when executed, each document executed by a Loan Party (including any certificate or instrument delivered by or on behalf of a Loan Party in connection with or pursuant to any Loan Document) and delivered to the Agent, the Agent or any Lender in connection with or pursuant to any of the foregoing or the Obligations, together with any modification of any term, or any waiver with respect to, any of the foregoing.
"Loan Party" means the Borrower and each Subsidiary Guarantor.
"Lockbox Control Agreements" means the account control agreements between the Borrower, the First Lien Collateral Agent, the Agent and the relevant account banks, in respect of the Cinedigm Lockbox Accounts.
"Management Report" means the management report delivered pursuant to Section 5.1(a).
"Material Adverse Effect" means an effect that results in or causes a material adverse change in any of (a) the condition (financial or otherwise), business, performance, prospects, operations or property of the Loan Parties, taken as a whole, or the Group Members, taken as a whole, (b) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or (c) the validity or enforceability of any Loan Document or the rights and remedies of any Agent, the Lenders or any other Secured Party under any Loan Document.
"Material DL OLC Agreement" means any Distribution Agreement or OLC Agreement that has generated in excess of $250,000 in net cash revenues in the preceding 12-month period or is reasonably expected to generate in excess of $250,000 in net cash revenues in the immediately following 12-month period.
"Material Environmental Liabilities" means Environmental Liabilities exceeding $500,000 in the aggregate.
"Maturity Date" means June 30, 2019.

"Mezzanine Financing" means unsecured Indebtedness of the Borrower pursuant to the Subordinated Notes, dated October 21, 2013, by and among the Borrower and certain lenders party thereto, in an aggregate principal amount of up to $5,000,000.
"Mezzanine Financing Documents" means, collectively, each document (including any certificate or instrument delivered in connection with or pursuant to any Mezzanine Financing Document) in connection with or pursuant to the Mezzanine Financing, together with any modification of any term, or any waiver with respect to, any of the foregoing.
"Minimum Liquidity" has the meaning set forth in the First Lien Credit Agreement.
"Moody's" means Moody's Investor Services, Inc.
"Multiemployer Plan" means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.
"Net Cash Proceeds" means proceeds received in cash from any Sale of property net of (i) the customary out-of-pocket cash costs, fees and expenses paid or required to be paid in connection therewith, (ii) taxes paid or reasonably estimated to be payable as a result thereof and (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations and Indebtedness owing to any Group Member) secured by such property; provided, however, that any such proceeds received by any Loan Party that is not a Wholly Owned Subsidiary of the Borrower shall constitute "Net Cash Proceeds" only to the extent of the aggregate direct and indirect beneficial ownership interest of the Borrower therein.
"Non-U.S. Lender Party" means each of the Agent, each Lender, each SPV and each participant, in each case that is not a Domestic Person.
"Notice of Borrowing" has the meaning specified in Section 2.1(d).
"Note" means: if requested by the applicable Lender, (a) any promissory notes issued to the Initial Lenders on the Initial Closing Date, and (b) any promissory notes issued to the Subsequent Lenders pursuant to Section 2.1(b).
"Obligations" means (a) all amounts, obligations, liabilities, covenants and duties of every type and description owing by any Loan Party to the Agent, any Lender, any Secured Party, any other Indemnitee, any participant or any SPV, in each case arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (i) if such Loan Party is the Borrower, all Loans, (ii) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (iii) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Loan Party under any Loan Document.

"OLC Agreement" means an agreement entered into by a Loan Party providing for the rights to release Owned Library Content for a time-period greater than or equal to ten years in the United States or the United States and other international jurisdictions.
 "Original Credit Agreement" means that certain Credit Agreement, dated as of October 17, 2013, among the Borrower, lenders party thereto from time to time, and Société Générale, as administrative agent and as collateral agent.
 "Other Taxes" has the meaning specified in Section 2.11(b).
"Owned Library Content" means theatrical feature films, television productions and other traditional or non-traditional video content, owned by a Group  Member (other than a Foreign Subsidiary) and either (a) exploited by such Group Member in various manners, including one or more of theatrical distribution, DVDs, Blu-Ray, internet or digital distribution, pay-television, cable television and broadcast television or otherwise or (b) licensed by the applicable Group Member to a third party pursuant to OLC Agreements.
"Participant Register" has the meaning specified in Section 2.10(a).
"Patents" means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.
"PBGC" means the United States Pension Benefit Guaranty Corporation and any successor thereto.
"Permit" means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
"Permitted Excluded Subsidiary Disposition" means any sale, transfer or series of related sale or transfer transactions of 50.1% or more of the Stock of an Excluded Subsidiary or substantially all of the assets of an Excluded Subsidiary, for which at least 75% of the proceeds received are in cash.
"Permitted Indebtedness" means any Indebtedness of any Group Member that is permitted by Section 6.1.
"Permitted Investment" means any Investment of any Group Member that is permitted by Section 6.3.
"Permitted Lien" means any Lien on or with respect to the property of any Group Member that is permitted by Section 6.2.
"Permitted Refinancing" means Indebtedness constituting a refinancing or extension of Permitted Indebtedness that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of such Permitted Indebtedness outstanding at the time of such refinancing or extension, (b) has a Weighted Average Life to Maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of such Permitted Indebtedness, (c) is not entered into as part of a Sale and Leaseback transaction, (d) is not secured by any property or any Lien other than those securing such Permitted Indebtedness and (e) is otherwise on terms no less favorable to the Group Members, taken as a whole, than those of such Permitted Indebtedness; provided, however, that, (x) notwithstanding the foregoing, no Guaranty Obligation for such Indebtedness shall constitute part of such Permitted Refinancing unless similar Guaranty Obligations with respect to such Permitted Indebtedness existed and constituted Permitted Indebtedness prior to such refinancing or extension and (y) clauses (a), (b) and (d) shall not apply in determining whether any refinancing or extension of the First Lien Credit Agreement constitutes a Permitted Refinancing of the First Lien Credit Agreement.
"Permitted Reinvestment" means, with respect to the Net Cash Proceeds of any Sale, to acquire (or make Consolidated Capital Expenditures to finance the acquisition, repair, improvement or construction of), to the extent otherwise permitted hereunder, property useful in the business of the Borrower or any of its Restricted Subsidiaries (including through a Permitted Investment).
"Person" means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture, successors and assigns and any other entity or Governmental Authority.
"PIK Amount" means the amount designated by the Borrower in each PIK Notice of the accrued interest which shall be paid by adding such amount to the outstanding principal amount of the Loans; provided that, any amount so added to the outstanding principal amount of the Loans shall thereafter constitute principal for all purposes of this Agreement.
"PIK Notice" means a written notice from Borrower to Agent detailing for such quarterly interest payment the amount of interest that shall be paid (i) in cash, and/or (ii) by adding such PIK Amount to the outstanding principal balance of the Loan for each Lender.
"Projections" means, collectively, the Initial Projections, the Current Projections and any additional forecasts delivered pursuant to Section 5.1(f).
"Receivable" means all of any Loan Party's (other than any Loan Party that is a Foreign Subsidiary) "accounts", as such term is defined in Section 9-102(a)(2) of the UCC, contract rights, instruments (including those evidencing indebtedness owed to such Loan Party by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to such Loan Party arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to a Secured Party hereunder.
"Register" has the meaning specified in Section 2.10(b).
"Registration Rights Agreement" means that certain Registration Rights Agreement to be entered into among the Initial Lenders and the Borrower.

"Registration Statement" shall mean the form S-1 to be filed by the Borrower pursuant to which the Shares shall be registered for resale.
"Reinvestment Prepayment Amount" means, with respect to any Net Cash Proceeds on the Reinvestment Prepayment Date therefor, the amount of such Net Cash Proceeds less any amount paid or required to be paid by any Group Member to make Permitted Reinvestments with such Net Cash Proceeds pursuant to a Contractual Obligation entered into prior to such Reinvestment Prepayment Date with any Person that is not an Affiliate of the Borrower.
"Reinvestment Prepayment Date" means, with respect to any portion of any Net Cash Proceeds of any Sale, the earliest of (a) the date that is 270 days after receipt of such Net Cash Proceeds and, if so committed to be reinvested, the 180th day after the date of the relevant commitment, (b) the date that is five Business Days after the date on which the Borrower shall have notified the Agent of the Borrower's determination not to make Permitted Reinvestments with such Net Cash Proceeds, (c) the occurrence of any Event of Default set forth in Section 7.1(e)(ii) and (d) five (5) Business Days after the delivery of a notice by the Agent or the Required Lenders to the Borrower during the continuance of any other Event of Default.
"Related Person" means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III) and other consultants and Agent of or to such Person or any of its Affiliates, together with, if such Person is the Agent, each other Person or individual designated, nominated or otherwise mandated by or helping the Agent pursuant to and in accordance with Section 8.4 or any comparable provision of any Loan Document.
"Release" means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.
"Remedial Action" means all actions required under applicable Environmental Laws to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre‑remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.
"Required Lenders" means, at any time, (i) the Lead Lender and (ii) the Lenders whose aggregate outstanding Loans represent more than sixty-six and two-thirds percent (66 2/3%) of the aggregate Loans outstanding at such time (inclusive of the Lead Lender).
"Requirements of Law" means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any

Governmental Authority, and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
"Responsible Officer" means, with respect to any Person, any of the president, chief executive officer, treasurer, assistant treasurer, controller, managing member or general partner of such Person but, in any event (a) with respect to financial matters, any such officer that is responsible for preparing the Financial Statements delivered hereunder and (b) with respect to the Corporate Chart, other documents delivered pursuant to Section 5.1(e), documents delivered on the Initial Closing Date and documents delivered pursuant to Section 5.18, the secretary or assistant secretary of such Person or any other officer responsible for maintaining the corporate and similar records of such Person.
"Restricted Payment" means (a) any dividend, return of capital or any other payment or Sale of property for materially less than fair market value, whether direct or indirect (including the making, repayment, cancellation or forgiveness of Indebtedness and similar Contractual Obligations) and whether in cash, Securities or other property, on account of any Stock or Stock Equivalent of the Borrower or any of its Restricted Subsidiaries, in each case now or hereafter outstanding, including with respect to a claim for rescission of a Sale of such Stock or Stock Equivalent and (b) any redemption, retirement, termination, defeasance, cancellation, purchase or other acquisition for value, whether direct or indirect (including the making, repayment, cancellation or forgiveness of Indebtedness and similar Contractual Obligations), of any Stock or Stock Equivalent of any Group Member or of any direct or indirect parent entity of the Borrower, now or hereafter outstanding, and any payment or other transfer setting aside funds for any such redemption, retirement, termination, cancellation, purchase or other acquisition, whether directly or indirectly and whether to a sinking fund, a similar fund or otherwise.
"Restricted Subsidiaries" means each Loan Party other than the Borrower and each of their respective Subsidiaries, excluding for the avoidance of doubt any Excluded Subsidiary.
"Rule 144" means Rule 144 of the Securities and Exchange Commission promulgated under the 1933 Act, as from time to time amended.
"S&P" means Standard and Poors Global Ratings Services.
"Sale and Leaseback Transaction" means, with respect to any Person (the "obligor"), any Contractual Obligation or other arrangement with any other Person (the "counterparty") consisting of a lease by such obligor of any property that, directly or indirectly, has been or is to be Sold by the obligor to such counterparty or to any other Person to whom funds have been advanced by such counterparty based on a Lien on, or an assignment of, such property or any obligations of such obligor under such lease.
"Secondary Operating Account" means the following account of Cinedigm Entertainment Corp: Bank Name: OneWest Bank N.A., Bank Address: 888 East Walnut Street, Pasadena, CA 91101, ABA (Routing) Number: 322270288, Account Number:               , Swift Code: OWBKUS6L.
"Secured Parties" means, at any time, the Lenders, the Agent, each other Indemnitee and any other holder at the time of any Obligation of any Loan Party.

    "Security" means all Stock, Stock Equivalents, voting trust certificates, bonds, debentures, instruments and other evidence of Indebtedness, whether or not secured, convertible or subordinated, all certificates of interest, share or participation in, all certificates for the acquisition of, and all warrants, options and other rights to acquire, any Security.
"Security Agreement" means that certain Security Agreement, dated as of the Initial Closing Date (as amended and/or supplemented from time to time), by and among the Borrower, the Subsidiary Guarantors and the Agent.
"Security Documents" means the Security Agreement and any other agreement that creates or purports to create a Lien in favor of the Agent to secure the Obligations for the benefit of the underlying secured parties.
"SEC Filings" means all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for and since the fiscal year ended March 31, 2015 (including the exhibits thereto and documents incorporated by reference therein).
"Sell" means, with respect to any property of any Person, to sell, convey, transfer, assign, license, lease or otherwise dispose of, any interest therein or to permit any other Person to acquire any such interest, including, in each case, through an operating lease, Capital Lease, Sale and Leaseback Transaction or through a sale, factoring at maturity, collection of or other disposal, with or without recourse, of any notes or accounts receivable.  Conjugated forms thereof and the noun "Sale" have correlative meanings.
"Shares" means the shares of Class A Common Stock issuable to the Lenders in connection with the Loans.
"Solvent" means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
"Specified Event of Default" means any Event of Default pursuant to Section 7.1(a), (e) or (g) hereof.
"SPV" means any special purpose funding vehicle identified as such in writing by any Lender to the Agent.
"Stock" means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

"Stock Equivalents" means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not currently convertible, exchangeable or exercisable.
"Subsequent Closing" means the closing of the transactions contemplated by Section 2.3(b) of this Agreement.
"Subsequent Closing Date has the meaning specified in Section 2.2(c).
"Subsequent Lenders" means the Lenders, if any, that become Lenders at a Subsequent Closing.
"Subsequent Loans" means any Loans made by the Subsequent Lenders on a Subsequent Closing Date.
"Subsequent Shares" means the Shares to be issued by the Borrower to the Subsequent Lenders at the Subsequent Closing, if any, pursuant to the terms of Section 2.1(b).
"Subsidiary" means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.
"Subsidiary Guarantor" means, except for any Excluded Subsidiary: ADM Cinema Corporation (d/b/a the Pavilion Theatre); Vistachiara Productions Inc. (d/b/a The Bigger Picture); Vistachiara Entertainment, Inc.; Cinedigm Entertainment Corp.; Cinedigm Entertainment Holdings, LLC; Cinedigm Home Entertainment, LLC; Docurama, LLC; Dove Family Channel, LLC; Cinedigm OTT Holdings, LLC; Cinedigm Productions, LLC; and each other Person that enters into any Guaranty Obligation with respect to any Obligation of any Loan Party.
"SWDA" means the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.).
"Tax Affiliate" means (a) the Borrower and its Restricted Subsidiaries and (b) any Affiliate of the Borrower with which the Borrower files or is eligible to file consolidated, combined or unitary tax returns.
"Tax Return" has the meaning specified in Section 3.8.
"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
 "Title IV Plan" means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

    "Trade Secrets" means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.
"Trademarks" means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.
"Transfer Agent" means the Borrower's transfer agent with respect to the Class A Common Stock.
"UCC" means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York.
"United States" means the United States of America.
"Unrestricted Cash" means cash that is not subject to any Lien (other than the Liens granted pursuant to the Security Documents) and that is on deposit in the United States in a demand deposit account with the First Lien Agent or a demand deposit account chosen by the Agent, which account is not subject to a lien under the First Lien Loan Documents or the Lien of the Security Agreement and in respect of which the Borrower has entered into an account control agreement in form and substance satisfactory to the Agent and the Required Lenders, in all cases in accordance with the Intercreditor Agreement.
"U.S. Lender Party" means each of the Agent, each Lender, each SPV and each participant, in each case that is a Domestic Person.
"VMI Account" shall mean, as of any date of determination, a Receivable owing from an account debtor of a Loan Party arising from the sale of inventory on a "sale or return" basis to such account debtor under such Loan Party's "vendor managed inventory" program so long as (a) such sale was originated from an order placed by such account debtor or by such Loan Party in good faith on behalf of such account debtor under the authority provided to such Loan Party by such account debtor under such Loan Party's "vendor managed inventory" program and (b) such Loan Party has in good faith established an adequate return reserve in respect of such VMI Account; provided that Receivables otherwise described above in this definition shall not be VMI Accounts to the extent the Inventory giving rise to such Receivables is Inventory that is more than six-months old and such Inventory constitutes more than 10% of all inventory giving rise to Receivables that would otherwise qualify as VMI Accounts as of the date of the determination thereof.
"Voting Stock" means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency).
"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a) the sum of the products each obtained by computing the (i) the amount of each then remaining installment, sinking fund, serial maturity for other required payments of principal, including payment at final maturity, in respect thereof by (ii) the number of years (calculated to the nearest one-twelfth (1/12th)) that will elapse between such date and the making of such payment, by
(b) the then outstanding principal amount of such Indebtedness.
"Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person, all of the Stock of which (other than nominal holdings and director's qualifying shares) is owned by such Person, either directly or through one or more Wholly Owned Subsidiaries of such Person.
"Withdrawal Liability" means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.
Section 1.2 UCC Terms.  The following terms have the meanings given to them in the applicable UCC: "deposit account," "equipment," "general intangible," "goods," "instruments," "inventory," and "securities account".
Section 1.3 Accounting Terms and Principles.  All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP.  No change in the accounting principles used in the preparation of any Financial Statement hereafter adopted by the Borrower shall be given effect if such change would affect a calculation that measures compliance with any provision of Article V or VII unless the Agent and the Required Lenders agree to modify such provisions to reflect such change in GAAP and, unless such provisions are modified, all Financial Statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP.
Section 1.4 Payments.  The Agent may set up commercially reasonable standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Loan Party.  Any such determination or redetermination by the Agent shall be conclusive and binding for all purposes, absent manifest error.  No determination or redetermination by any Secured Party or Loan Party and no other currency conversion shall change or release any obligation of any Loan Party or of any Secured Party (other than any Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted.  The Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine commercially reasonable de minimis payment thresholds.
Section 1.5 Interpretation.  (a) Certain Terms.  Except as otherwise expressly set forth in any Loan Document, all accounting terms not specifically defined herein shall be construed in accordance with GAAP (except for the term "property," which shall be interpreted as broadly as possible, including, in any case, cash, Securities, other assets, rights under Contractual Obligations and Permits and any right or interest in any property).  The terms "herein," "hereof" and similar terms refer to this Agreement as a whole. The term "documents" when used in any Loan Document means all writings, however evidenced and whether in physical or electronic form, including all documents, instruments, agreements, notices, demands, certificates, forms, financial statements, opinions and reports.  The term "incur" when used in any Loan Document means incur, create, make, issue, assume or otherwise become directly or indirectly liable in respect of or responsible for, in each case whether directly or indirectly, and the terms "incurrence" and "incurred" and similar derivatives shall have correlative meanings.  The terms "payment in full" or "paid in full" or "satisfied", in each case, as used with respect to any Obligation means the receipt of immediately available funds equal to the full amount of such Obligation.
(b) Certain References.  Unless otherwise expressly indicated, references (i) in this Agreement to an Exhibit, Schedule, Article, Section or clause refer to the appropriate Exhibit or Schedule to, or Article, Section or clause in, this Agreement and (ii) in any Loan Document, to (A) any agreement shall include all exhibits, schedules, appendixes and annexes to such agreement and, unless the prior consent of any Secured Party required therefor is not obtained, any amendment, restatement, amendment and restatement, supplement or other modification to any term of such agreement, (B) any statute shall be to such statute as modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative, (C) any reference herein to any Person shall be construed to include such Person's successors and assigns and in the case of a specified Governmental Authority, any entity assuming the functions of such Governmental Authority and (D) any time of day shall be a reference to New York time.  Titles of articles, sections, clauses, exhibits, schedules and annexes contained in any Loan Document are without substantive meaning or content of any kind whatsoever and are not a part of the agreement among the parties hereto.  Unless otherwise expressly indicated, the meaning of any term defined (including by reference) in any Loan Document shall be equally applicable to both the singular and plural forms of such term.
(c) Documents to be Satisfactory.  All documents (including certificates, charts, reports, appraisals, legal opinions, budgets and projections, but excluding only Financial Statements and documents expressly exempted herein from this clause (c)) required by the terms of any Loan Document to be delivered to the Agent by any Loan Party shall be prepared and submitted in good faith and shall be in form and substance reasonably satisfactory to the Agent and Required Lenders.
ARTICLE II
THE LOANS AND SHARES
Section 2.1 Loans and Shares.
(a) Initial Loans and Initial Shares. Subject to the terms and conditions herein, on the Initial Closing Date, (i) the Initial Lenders agree to make the Initial Loans to the Borrower in the aggregate amount of $2,000,000.00, as allocated among the Initial Lenders on Schedule I attached hereto, net of any fees and expenses owed by the Borrower in connection with the Loan Documents and the transactions contemplated thereby, and (ii) the Borrower agrees to sell and issue to the Initial Lenders, in connection with and in exchange for the making of the Initial Loans, the

Initial Shares in an amount equal to 98,000 Shares per $1 million original principal amount of Initial Loans and as allocated among the Initial Lenders on Schedule I attached hereto, with the purchase price allocated to such Shares being $1.16.
(b) Subsequent Loans and Subsequent Shares.  Subject to the terms and conditions herein, the Borrower may incur Subsequent Loans following the Initial Closing Date in an aggregate amount not to exceed $13,000,000.00; provided that any such Subsequent Loans shall be on the same terms and conditions as the Initial Loans and subject to the terms of the Loan Documents. On each Subsequent Closing Date, (i) the applicable Subsequent Lenders shall make their Subsequent Loans available to the Borrower as allocated among such applicable Subsequent Lenders on Schedule II attached hereto (as may be modified from time to time), and (ii) the Borrower shall sell and issue to the applicable Subsequent Lenders, in connection with and in exchange for the making of their Subsequent Loans, the Subsequent Shares in an amount equal to the lesser of (a) 98,000 Subsequent Shares or (b) such number of Subsequent Shares as is equal in value to 98,000 Initial Shares (based on the closing price of the Class A Common Stock on the Nasdaq Global Market on the Initial Closing Date) per $1 million original principal amount of Subsequent Loans, which Subsequent Shares shall be allocated among the applicable Subsequent Lenders as set forth on Schedule II attached hereto on such Subsequent Closing Date, and with the purchase price allocated to such Subsequent Shares being $1.16.
(c) Notes.  To the extent requested in writing by the applicable Lender, all Loans made hereunder by such Lender shall be evidenced by a Note in the form attached hereto as Exhibit F.
(d) Borrowing Procedures.
(i) The Borrower shall give written notice (each such written notice, a "Notice of Borrowing") substantially in the form of Exhibit G to Agent, which may be delivered by e-mail (or such other means as may be agreed upon by Agent in its sole discretion) for each proposed Loan funding not later than (a) for the Initial Loan, as early as possible on or before the Initial Closing Date, and (b) for any Subsequent Loans, 11:00 A.M Chicago time at least three (3) Business Day prior to the applicable Subsequent Closing Date (or such shorter period agreed to by Agent in its sole discretion).  Each Notice of Borrowing pursuant to this Section 2.1(d) shall specify (A) the requested date of the Loan (which shall be a Business Day), (B) the principal amount of Loans to be borrowed, and (C) the name, address, bank account information (for purposes of making interest and principal payments), and other information of the Subsequent Lender(s) making such Subsequent Loans as may reasonably be requirement by Agent.
(ii) For the Initial Loan, upon receipt of a Notice of Borrowing, on the Initial Closing Date, Agent shall confirm the satisfaction of the conditions set forth in Section 2.3(a) and authorize the release of the Initial Loans from escrow for disbursement to the Borrower.
(iii)                               For each Subsequent Loan, promptly upon receipt of a Notice of Borrowing, Agent shall notify each applicable Subsequent Lender of the office to send its funds on the applicable Subsequent Closing Date.  Each Subsequent Lender shall make the amount of its Subsequent Loan in immediately available funds to Agent at such office specified by Agent not later than 10:00 a.m. on the Business Day specified in the applicable Notice of Borrowing. Upon (A) satisfaction of the conditions set forth in Section 2.3(b) and (B) receipt by the Agent of all requested funds, the Subsequent Loans shall be disbursed in accordance with the directions set forth in the Notice of Borrowing into the applicable account designated by Borrower in such Notice of Borrowing; provided, that in the event Agent has not received all the funds expected pursuant to the Notice of Borrowing by 3:00 p.m. Chicago time on the applicable Closing Date, Agent shall notify Borrower and Agent and Borrower shall mutually determine whether and when to disburse such funds that have been received.
Notwithstanding anything in this Agreement to the contrary, Borrower and senior management of Borrower shall use their Best Efforts to ensure that by the date that is forty-five (45) days after the Initial Closing Date, the aggregate principal amount of all Loans (excluding the $500,000.00 commitment of Chris McGurk) made to the Borrower on or before such date is no less than $4,000,000.00; provided, however, that in the event that the aggregate principal amount of all Loans made to the Borrower on or before such date is less than $4,000,000.00 (excluding the $500,000.00 commitment of Chris McGurk), then the Lead Lender shall make available, or cause others to make available, on the date that is sixty (60) days after the Initial Closing Date (provided that if such date is not a Business Day, then the first Business Day thereafter) the amount of funds necessary, such that, the aggregate principal amount of all Loans made on or before such date is no less than $4,000,000.00 (excluding the $500,000.00 commitment of Chris McGurk).
Section 2.2 Closings.
(a) Closing.  All Closings of the transactions contemplated by this Agreement and the Loan Documents shall be deemed to occur on the applicable Closing Date at the offices of Kelley Drye & Warren LLP, 101 Park Avenue, New York, NY 10178.
(b) Initial Closing.  The date and time of the Initial Closing (the "Initial Closing Date") shall be 10:00 a.m. (New York time) on the date of satisfaction (or waiver by the Agent at the direction of the Required Lenders) of the conditions to the Initial Closing set forth in Sections 2.3(a) below (or such later date as is mutually agreed to by the Agent and the Borrower).
(c) Subsequent Closing. The date and time of any Subsequent Closing (the "Subsequent Closing Date") shall be 10:00 a.m. (New York time) on the date of satisfaction (or waiver by the Agent at the direction of the Required Lenders) of the conditions to the Subsequent Closing set forth in Section 2.3(b) below.
Section 2.3 Conditions Precedent to Closings.  The obligations of each of the parties hereto in connection with the Closings are subject to the following conditions being met:
(a) Initial Closing.
(i) Initial Lender Closing Conditions. The obligation of the Initial Lenders to make the Initial Loans at the Initial Closing are subject to the satisfaction, at or before the Initial Closing Date except as provided under Section 5.30 hereof, of each of the following conditions, provided that these conditions are for the Agent's and the Initial

Lenders' sole benefit and may be waived by the Agent and the Required Lenders at any time in their sole discretion by providing the Borrower with prior written notice of such waiver:
(1) The Agent shall have received this Agreement, dated as of the Initial Closing Date, duly executed and delivered by the Borrower and the Initial Lenders.
(2) The Agent shall have received the Security Agreement, dated as of the Initial Closing Date, duly executed and delivered by the Borrower and the Subsidiary Guarantors.
(3) The Agent shall have received the Intercreditor Agreement, dated as of the Initial Closing Date, duly executed and delivered by the Borrower and the First Lien Agent.
(4) The Agent shall have received the Guaranty Agreement, dated as of the Initial Closing Date, duly executed and delivered by the Subsidiary Guarantors.
(5) The Agent shall have received the Registration Rights Agreement, dated as of the Initial Closing Date, duly executed and delivered by the Borrower.
(6) The Agent shall have received irrevocable written instructions to the Transfer Agent relating to the issuance of the Initial Shares.
(7) The Agent shall have received the Note(s) evidencing each of the Initial Loans, dated as of the Initial Closing Date, duly executed and delivered by the Borrower to the applicable Initial Lender, if so requested by any Initial Lender(s).
(8) The Agent shall have received the Consent, dated as of the Initial Closing Date, duly executed and delivered by the Borrower, the Subsidiary Guarantors, the First Lien Agent, and the First Lien Lenders (and such Consent shall be in full force and effect and not have been amended and/or supplemented).
(9) The Agent shall have received a certificate of the President, Chief Executive Officer or Chief Financial Officer of the Borrower certifying that as of the Execution Date and the Initial Closing Date: (A) the representations and warranties of the Loan Parties set forth in each Loan Document are true and correct on and as of such date, (B) no Default has occurred and is continuing, and no Default would occur after giving effect to the transactions contemplated, under the Loan Documents, the First Lien Loan Documents, the Convertible Notes Documents and the Mezzanine Financing Documents, and (C) since March 31, 2016, there has been no Material Adverse Effect.

(10) The Agent shall have received a duly executed opinion of counsel to the Loan Parties, addressed to the Agent and the Lenders and addressing such matters as the Agent or Lenders may reasonably request.
(11) The Agent shall have received a copy of each Constituent Document of each Loan Party that is on file with any Governmental Authority in any jurisdiction and certified as of a recent date by such Governmental Authority, together with, if applicable, certificates attesting to the good standing of such Loan Party in its jurisdiction of organization and each other jurisdiction where such Loan Party is qualified to do business as a foreign entity or where such qualification is necessary (and, if appropriate in any such jurisdiction, related tax certificates).
(12) The Agent shall have received a certificate of the secretary or other officer of each Loan Party in charge of maintaining books and records of such Loan Party certifying as to (A) the names and signatures of each officer of such Loan Party authorized to execute and deliver any Loan Document, (B) the Constituent Documents of such Loan Party attached to such certificate are complete and correct copies of such Constituent Documents as in effect on the date of such certification and (C) the resolutions of such Loan Party's board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of each Loan Document to which such Loan Party is a party.
(13) There shall have been paid to the Agent all fees and all reimbursements of costs or expenses incurred by counsel to the Agent as set forth herein and as set forth in the Agent Fee Letter in connection with the negotiation and documentation of the Loan Documents and consummation of the transactions contemplated thereby.
(14) There shall have been paid or issued, as applicable, to the Lead Lender (i) a commitment fee in the amount of 210,000 Shares and (ii) all reasonable fees and all reimbursements of reasonable costs or expenses incurred by Lead Lender Counsel in connection with the negotiation and documentation of the Loan Documents and consummation of the transactions contemplated thereby.
(15) Each Group Member shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all Permits of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary in connection with the consummation of the transactions contemplated in this Agreement and the other Loan Documents.
(16) All representations and warranties of the Loan Parties set forth in any Loan Document shall be true and correct as of such date.
(17) The Agent shall have received all documentation and other information required by regulatory authorities under the PATRIOT Act and other applicable "know your customer" and anti-money laundering rules and regulations (including but not limited to Form W-9).
(18) The Agent shall have received a perfection certificate  pursuant to the Security Agreement executed by an officer of the Borrower and each Subsidiary Guarantor in form and substance acceptable to the Agent;
(19) Each Security Document shall have created in favor of the Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral and the proceeds thereof and the Borrower and the Subsidiary Guarantors shall have taken all such actions to the extent required to create or perfect (or equivalent under Requirements of Law, to the extent such concept is recognized thereunder) a second-priority security interest, so far as possible under relevant Requirements of Law, in any Collateral, subject only to the first priority security interest granted to the First Lien Agent under the First Lien Loan Documents and to Permitted Liens.
(20) The Agent shall have received such additional documents and information as the Agent or any Initial Lender, through the Agent, shall have reasonably requested.
(21) The Agent shall have received a Notice of Borrowing duly executed by Borrower.
(22) The Agent shall have received the duly executed Account Control Agreements.
(ii) Borrower Closing Conditions. The obligation of the Borrower to issue the Initial Shares at the Initial Closing are subject to the satisfaction, at or before the Initial Closing Date except as provided under Section 5.30 hereof, of each of the following conditions, provided that these conditions are for the Borrower's sole benefit and may be waived by the Borrower at any time in its sole discretion by providing the Agent with prior written notice of such waiver:
(1) The Borrower shall have received each of the Loan Documents, duly executed and delivered by the Agent and the Initial Lenders, as applicable.
(2) The Initial Lenders shall have delivered to the Borrower the purchase price for the Initial Loans, net of any reasonable fees and expenses incurred by the Agent and Lead Lender Counsel in connection with the transactions contemplated by this Agreement and the Loan Documents, by wire transfer of immediately available funds pursuant to the wire instructions provided by the Borrower.
(3) The representations and warranties of the Agent and the Initial Lenders in the Loan Documents shall be true and correct in all material respects as of the date when made and as of the Initial Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date).
(b) Subsequent Closing.
(i) Subsequent Lender Closing Conditions. The obligation of the applicable Subsequent Lenders to make their Subsequent Loans at the applicable Subsequent Closing are subject to the satisfaction, at or before such Subsequent Closing Date except as provided under Section 5.30 hereof, of each of the following conditions, provided that these conditions are for the Agent's, the Initial Lenders and the applicable Subsequent Lenders' sole benefit and may be waived by the Agent, the applicable Subsequent Lenders and the Required Lenders at any time in their sole discretion by providing the Borrower with prior written notice of such waiver:
(1) The Agent shall have received a joinder to this Agreement, dated as of the Subsequent Closing Date, duly executed and delivered by the applicable Subsequent Lenders.
(2) The Agent shall have received a joinder to the Security Agreement, dated as of the Subsequent Closing Date, duly executed and delivered by the applicable Subsequent Lenders.
(3) The Agent shall have received a joinder to the Intercreditor Agreement, dated as of the Subsequent Closing Date, duly executed and delivered by the applicable Subsequent Lenders
(4) The Agent shall have received a joinder to the Registration Rights Agreement, dated as of the Subsequent Closing Date, duly executed and delivered by the applicable Subsequent Lenders.
(5) The Agent shall have received irrevocable written instructions to the Transfer Agent relating to the issuance of the Subsequent Shares.
(6) The Agent shall have received the Notes evidencing each of the Subsequent Loans, dated as of the Subsequent Closing Date, duly executed and delivered by the Borrower to the applicable Subsequent Lender, if so requested by any Subsequent Lender(s).
(7) The Agent shall have received a certificate of the President, Chief Executive Officer or Chief Financial Officer of the Borrower certifying that as of the Execution Date and the Subsequent Closing Date: (A) the representations and warranties of the Loan Parties set forth in each Loan Document are true and correct as of the Execution Date, the Initial Closing Date, and the Subsequent Closing Date, (B) no Default has occurred and is continuing, and no Default would occur after giving effect to the transactions contemplated, under the Loan Documents (including the Subsequent Loans), the First Lien Loan Documents, the Convertible Notes Documents, and the Mezzanine Financing Documents, and (C) since March 31, 2016, there has been no Material Adverse Effect.

(8) To the extent requested by the Agent (at the direction of the Required Lenders), the Agent shall have received a duly executed opinion of counsel to the Loan Parties, addressed to the Agent and the Subsequent Lenders and addressing such matters as the Agent or Subsequent Lenders may reasonably request.
(9) To the extent requested by the Agent (at the direction of the Required Lenders), the Agent shall have received a copy of each Constituent Document of each Loan Party that is on file with any Governmental Authority in any jurisdiction and certified as of a recent date by such Governmental Authority, together with, if applicable, certificates attesting to the good standing of such Loan Party in its jurisdiction of organization and each other jurisdiction where such Loan Party is qualified to do business as a foreign entity or where such qualification is necessary (and, if appropriate in any such jurisdiction, related tax certificates).
(10) To the extent requested by the Agent (at the direction of the Required Lenders), the Agent shall have received a certificate of the secretary or other officer of each Loan Party in charge of maintaining books and records of such Loan Party certifying as to (A) the names and signatures of each officer of such Loan Party authorized to execute and deliver any Loan Document, (B) the Constituent Documents of such Loan Party attached to such certificate are complete and correct copies of such Constituent Documents as in effect on the date of such certification and (C) the resolutions of such Loan Party's board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of each Loan Document to which such Loan Party is a party.
(11) There shall have been paid to the Agent all fees and all reimbursements of costs or expenses incurred by counsel to the Agent as set forth herein and as set forth in the Agent Fee Letter, if applicable, in connection with the negotiation and documentation of the Loan Documents relating to the Subsequent Loans and consummation of the transactions contemplated thereby.
(12) There shall have been paid to Lead Lender Counsel all reasonable fees and all reimbursements of reasonable costs and expenses incurred by the Lead Lender Counsel in connection with the negotiation and documentation of the Loan Documents relating to the Subsequent Loans and consummation of the transactions contemplated thereby.
(13) Each Group Member shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all Permits of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary in connection with the consummation of the transactions contemplated in this Agreement and the other Loan Documents.
(14) All representations and warranties of the Loan Parties set forth in each Loan Document shall be true and correct as of such date.

(15) The Agent shall have received all documentation and other information required by regulatory authorities under the PATRIOT Act and other applicable "know your customer" and anti-money laundering rules and regulations.
(16) Each Security Document shall have created in favor of the Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral and the proceeds thereof and the Borrower and the Subsidiary Guarantors shall have taken all such actions to the extent required to create or perfect (or equivalent under Requirements of Law, to the extent such concept is recognized thereunder) a second-priority security interest, so far as possible under relevant Requirements of Law, in any Collateral, subject only to the first priority security interest granted to the First Lien Agent under the First Lien Loan Documents and to Permitted Liens.
(17) The Agent shall have received such additional documents and information as the Agent or any Subsequent Lender, through the Agent, shall have reasonably requested.
(18) The Agent shall have received a Notice of Borrowing duly executed by Borrower.
(ii) Borrower Closing Conditions. The obligation of the Borrower to issue the Subsequent Shares at the Subsequent Closing are subject to the satisfaction, at or before the Subsequent Closing Date except as provided under Section 5.30 hereof, of each of the following conditions, provided that these conditions are for the Borrower's sole benefit and may be waived by the Borrower at any time in its sole discretion by providing the Agent with prior written notice of such waiver:
(1) The Borrower shall have received a joinder to each of the Loan Documents duly executed and delivered by the Agent and the Subsequent Lenders.
(2) The Subsequent Lenders shall have delivered to the Borrower the purchase price for the Initial Loans by wire transfer of immediately available funds pursuant to the wire instructions provided by the Borrower.
(3) The representations and warranties of the Agent and the Subsequent Lenders in the joinders to the Loan Documents shall be true and correct in all material respects as of the date when made and as of the Subsequent Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date).
(c) Certain Note Provisions.  After the effectiveness of an assignment made pursuant to Section 10.2(b) and upon the request the applicable assignee, the Borrower shall promptly execute and deliver to the applicable assignee, in exchange for any existing Notes evidencing the Loans so assigned theretofore delivered to the assigning Lender, new Notes in substantially the form of Exhibit F, as applicable, payable to such assignee, dated the relevant Closing Date of such Loans so assigned, in a principal amount equal to the aggregate principal amount of such Loans so assigned and otherwise duly completed.  In the case of an assignment whereby the assigning Lender retains a portion of its Loans and upon the request of such assigning Lender, the Borrower shall also promptly execute and deliver to such assigning Lender in exchange for any existing Notes theretofore delivered to such Lender new Notes in substantially the form of Exhibit F, payable to such assigning Lender, dated the relevant Closing Date of such assigning Lender's Loans, in a principal amount equal to the aggregate principal amount of such assigning Lender's Loans remaining after the effectiveness of such assignment.  Any and all costs and expenses that arise from this exchange of Notes shall be borne by the Assignee or the assigning Lender.
Section 2.4 Repayment of Obligations.  The Borrower promises to pay to the Agent for the account of the Lenders the full outstanding principal amount of the Loans (together with all accrued but unpaid interest) on the Maturity Date.
Section 2.5 Voluntary Prepayments.  Subject to the terms of the Intercreditor Agreement, upon one (1) Business Day prior written notice to the Agent, the Borrower may prepay to the Agent for the benefit of the Lenders the outstanding principal amount of the Loans in whole or in part at any time without premium or penalty; provided, however, that any partial prepayments shall be allocated on a pro rata basis among the Lenders.  Any prepayments under this Section 2.5 shall be accompanied by accrued and unpaid interest on the amount prepaid.
Section 2.6 Mandatory Prepayments.  Upon one (1) Business Day prior written notice to the Agent (which notice shall specify which subsection of this Section 2.6 the mandatory prepayment is being made pursuant to), the Borrower shall make the following mandatory prepayments:
(a) Group Member Asset Sales.  Subject to the terms of the Intercreditor Agreement, within ten (10) calendar days of receipt by any Group Member of Net Cash Proceeds arising from any Sale by any Group Member of all or substantially all of its assets (other than Sales of property permitted under clauses (a), (c)(i) and (d) of Section 6.4 but provided that a sale of Stock of any Subsidiary shall be deemed a Sale of all or substantially all of the assets owned or held by such Subsidiary), the Borrower shall pay or cause to be paid to the Agent for allocation among the Lenders on a pro rata basis a prepayment in an amount equal to 100% of such Net Cash Proceeds in accordance with Section 2.8 below.
(b) Excluded Subsidiary Asset Sales. Subject to the terms of the Intercreditor Agreement, within ten (10) calendar days of receipt by any Excluded Subsidiary or Group Member of Net Cash Proceeds arising from any Sale by any Excluded Subsidiary of all or substantially all of its assets (other than Sales of property permitted under clauses (a), (c)(i) and (d) of Section 6.4 but provided that a sale of Stock of any Subsidiary shall be deemed a Sale of all or substantially all of the assets owned or held by such Subsidiary), the Borrower shall pay or cause to be paid, in accordance with Section 2.8 below, to the Agent for allocation among the Lenders on a pro rata basis a prepayment in an amount equal to (i) such Net Cash Proceeds less (ii) the amount of Indebtedness as such Excluded Subsidiary paid down in any such sale.

(c) Change of Control. In the event that a Change of Control occurs, not later than the Business Day next following such Change of Control, the Borrower shall immediately prepay all Obligations as set forth in Section 2.8 below.
Section 2.7 Interest.
(a) Rate.  The Loans shall bear interest on the unpaid principal amount thereof from the applicable Closing Date of such Loan until paid in full at a rate per annum of 12.75%.
(b) Payments. Interest accrued shall be payable in arrears (A) if accrued on the principal amount of any Loan, (x) such that 7.5% of the unpaid principal amount shall be paid in cash on the last Business Day of each month beginning on July 30, 2016; (y) such that on the last Business Day of each calendar quarter, beginning on September 30, 2016, 5.25% of the unpaid principal amount shall, be payable in arrears in cash and/or with a PIK Amount at the Borrower's election; provided that, Borrower shall provide the Agent a PIK Notice no later than 12:00 noon (New York time) five (5) Business Days' prior to any such payment that shall include a PIK Amount, (z) at maturity (whether by acceleration or otherwise), and (aa) upon the payment or prepayment of the principal amount on which such interest has accrued, and (B) if accrued on any other Obligation, on demand from and after the time such Obligation is due and payable (whether by acceleration or otherwise). The principal amount of the Loans increased by the addition of any PIK Amount may be evidenced in writing only by the Agent, which writing shall be deemed to be correct absent manifest error.
(c) Default Interest.  Upon the occurrence and during the continuation of any Specified Event of Default or upon request from the Agent (at the direction of the Required Lenders) after the occurrence of any other Event of Default, for as long as such Event of Default shall be continuing, the Borrower shall pay interest in cash on the aggregate, outstanding principal amount of all Obligations hereunder at a per annum rate equal to sixteen and three quarters percent (16.75%) (the "Default Rate"), payable on demand; provided that, the Borrower may, by providing a PIK Notice to Agent, pay-in-kind any amount of the Default Rate above 7.5%.
Section 2.8 Application of Payments.  (a) Subject to the provisions of clause (b) below, any prepayments made by the Borrower to the Agent pursuant to Section 2.5 shall be applied (A) first, to the ratable payment of the outstanding principal amounts of the Loans and (B) second, to the ratable payment of all other Obligations.
(b) Application of Payments During an Event of Default.  The Borrower hereby irrevocably waives, and agrees to cause each Loan Party and each other Group Member to waive, the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral and agrees that, notwithstanding the provisions of clause (a) above, the Agent, may, and, upon either (i) the direction of the Required Lenders or (ii) the acceleration of any Obligations pursuant to Section 6.2, shall, apply or cause the application of all payments in respect of any Obligation, all proceeds of Collateral (A) first, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Agent, (B) second, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Lenders, (C) third, to pay interest then due and payable hereunder, (D) fourth, to the ratable payment of the outstanding principal amounts of the Loans, and (E) fifth, to the ratable payment of all other Obligations.
(c) Application of Payments Generally.  If sufficient amounts are not available to repay all outstanding Obligations described in any priority level set forth in this Section 2.8, the available amounts shall be applied, unless otherwise expressly specified herein, to such Obligations ratably based on the proportion of the Secured Parties' interest in such Obligations.  Any priority level set forth in this Section 2.8 that includes interest shall include all such interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding.
(d) Except to the extent otherwise expressly provided herein, (i) each payment or prepayment of principal of the Loans shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (ii) each payment of interest hereunder shall be made for account of the Lenders pro rata in accordance with the respective amounts of interest on the Loans then due and payable to them.
Section 2.9 Payments and Computations.  (a)  Procedure.  Unless otherwise specified under the Loan Documents, the Borrower shall make each payment under any Loan Document (including fees) not later than 12:00 noon (New York time) on the day when due to the Agent by wire transfer to such account or by such other means to such other address as the Agent shall have notified the Borrower in writing within a reasonable time prior to such payment in immediately available Dollars and without setoff or counterclaim.  The Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in Section 2.8.  Payments received by the Agent after 12:00 noon (New York time) may be deemed to be received on the next Business Day.
(b) Computations of Interests and Fees.  All computations of interest and of fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable.  Each determination of an interest rate or the amount of a fee hereunder shall be made by the Agent and shall be conclusive, binding and final for all purposes, absent manifest error.
(c) Payment Dates.  Unless otherwise specified herein, whenever any payment due hereunder shall be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day without any increase in such payment as a result of additional interest or fees; provided, however, that such interest and fees shall continue accruing as a result of such extension of time.
Section 2.10 Evidence of Debt.  (a)  Records of Lenders.  Each Lender shall maintain in accordance with its usual practice accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.  In addition, each Lender having sold a participation in any of its Obligations or having identified an SPV as such to the

Agent, acting as agent of the Borrower solely for this purpose and solely for tax purposes, shall establish and maintain at its address referred to in Section 10.11 (or at such other address as such Lender shall notify the Borrower) a record of ownership, in which such Lender shall register by book entry (i) the name and address of each such participant and SPV (and each change thereto, whether by assignment or otherwise) and (ii) the rights, interest or obligation of each such participant and SPV in any Obligation and in any right to receive any payment hereunder (such records, the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any Loans or its other Obligations) to any Person except to the extent that such disclosure is necessary to establish that the an Indebtedness of the Borrower is in "registered form" for tax purposes.  For the avoidance of doubt, at no time shall the Agent have any obligation or responsibility for maintaining a Participant Register.
(b) Records of Agent.  The Agent, acting for this purpose as agent of the Borrower solely for tax purposes and solely with respect to the actions described in this Section 2.10, shall establish and maintain at its address referred to in Section 10.11 (or at such other address as the Agent may notify the Borrower) a record of ownership (the "Register") in which the Agent agrees to record (i) the names and addresses of the Lenders (and each change thereto pursuant to Section 10.2), (ii) the amount of each Loan, (iii) the amount of any principal or interest due and payable or paid, and (iv) any other payment received by the Agent from the Borrower and its application to the Obligations.
(c) Registered Obligations.  This Section 2.10 and Section 10.2 shall be construed so that the Loans are at all times maintained in "registered form" within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).
(d) Conclusive Evidence.  The entries made in the Register and in the accounts maintained pursuant to clauses (a) and (b) above shall, notwithstanding anything to the contrary in this Agreement, be conclusive in the absence of manifest error, and each Loan Party, the Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for the purposes of this Agreement.  Information contained in the Register with respect to any Lender shall be available for access by the Borrower, the Agent or such Lender at any reasonable time and from time to time upon reasonable prior notice.  No Lender shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender unless otherwise agreed by the Agent.
Section 2.11 Taxes. (a)  Payments Free and Clear of Taxes.  Except as otherwise provided in this Section 2.11, each payment by any Loan Party under any Loan Document shall be made free and clear of Taxes except as required by a Requirement of Law.  If any Requirement of Law requires the deduction or withholding of any Tax from any such payment by a Loan Party, then the applicable Loan Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Secured Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b) Other Taxes.  In addition, the Borrower agrees to pay, and authorizes the Agent to pay in its name, any stamp, documentary, excise or property Tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, "Other Taxes").  Within thirty (30) days after the date of any payment of Taxes or Other Taxes by any Loan Party pursuant to this Section 2.11, the Borrower shall furnish to the Agent, at its address referred to in Section 10.11, the original or a certified copy of a receipt evidencing or other evidence reasonably satisfactory to the Agent of payment thereof.
(c) Indemnification.  The Borrower shall reimburse and indemnify, within thirty (30) days after receipt of demand therefor (with copy to the Agent), each Secured Party for all Indemnified Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.11) paid by such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted.  A certificate of the Secured Party (or of the Agent on behalf of such Secured Party) claiming any compensation under this clause (c), setting forth the amounts to be paid thereunder and delivered to the Borrower with copy to the Agent, shall be conclusive, binding and final for all purposes, absent manifest error.
(d) Agent's Tax Indemnity.  Each Lender shall severally indemnify the Agent, within thirty (30) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 2.10(a) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this clause (d).
(e) Mitigation.  Any Lender claiming any additional amounts payable pursuant to this Section 2.11 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise materially disadvantageous to such Lender or impose any costs (which the Borrower has declined to reimburse) on such Lender.

(f) Tax Forms.  (i) Each Non-U.S. Lender Party shall (w) on or prior to the date such Non-U.S. Lender Party becomes a "Non-U.S. Lender Party" hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (z) from time to time if requested by the Borrower or the Agent (or, in the case of a participant or SPV, by the relevant Lender), provide the Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two (2) completed originals of each of the following, as applicable: (A) Forms W-8ECI (claiming complete exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN or W-8BEN-E, as applicable (claiming complete or partial exemption from U.S. withholding tax under an income tax treaty) or any successor forms; (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, IRS Form W-8BEN or W-8BEN-E, as applicable (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate that such Non-U.S. Lender Party is not (1) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (2) a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code; (C) to the extent a Non-U.S. Lender Party is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable, provided that if the Non-U.S. Lender Party is a partnership and one or more direct or indirect partners of such Non-Lender Party are claiming the portfolio interest exemption, such Non-U.S. Lender Party may provide a U.S. certificate on behalf of each such direct and indirect partner, or (D) to the extent the Non-U.S. Lender Party is legally entitled to do so, any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents.  Each Non-U.S. Lender Party agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.
(i) Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a "U.S. Lender Party" hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by the Borrower or the Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.
(ii) If this Agreement (as it may be modified) is not treated as a Grandfathered Obligation and if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (iii), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.
(g) Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.11 (including by the payment of additional amounts pursuant to this Section 2.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this clause (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (g) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This clause (g) shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h) Each party's obligations under this Section 2.11 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all Obligations.
Section 2.12 Fees. The Borrower agrees to pay to the Agent the Agent's fees as are mutually agreed to from time to time by the Borrowers, the Agent and the Required Lenders, including the fees set forth in the Agent Fee Letter.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
To induce the Lenders and the Agent to enter into this Agreement, the Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) represents and warrants to each of them each of the following as of the Execution Date and each applicable Closing Date:
Section 3.1 Corporate Existence; Compliance with Law.  Each of the Borrower and each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect, (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its property, to lease or sublease any property it operates under lease or sublease and to conduct its business as now or currently proposed to be conducted, (d) is in compliance with its Constituent Documents, (e) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not have a Material Adverse Effect (except in respect of Anti-Corruption Laws, Anti-Money Laundering Laws and Corrupt Practices Law, in which case the relevant party shall be compliance in all respects) and (f) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, lease, sublease, operation, occupation or conduct of its business, except where the failure to obtain such Permits, make such filings or give such notices would not, in the aggregate, have a Material Adverse Effect.
Section 3.2 Power and Authority; No Conflicts; Due Execution, Delivery and Enforceability.  (a) Power and Authority; No Conflicts.  The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated therein (i) are within such Loan Party's corporate or similar powers and, at the time of execution thereof, shall have been duly authorized by all necessary corporate or similar action (including, if applicable, consent of holders of its Securities), (ii) do not (A) contravene such Loan Party's Constituent Documents, (B) violate any applicable Requirement of Law, (C) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material Contractual Obligation of any Loan Party or any of its Subsidiaries (including other Loan Documents), other than those in the case of clause (B) and clause (C) that (1) would not, in the aggregate, have a Material Adverse Effect and (2) are not created or caused by, or a conflict, breach, default or termination or acceleration event under, any Loan Document or (D) result in the imposition of any Lien (other than in favor of the Agent) upon any property of any Loan Party or any of its Subsidiaries and (iii) do not require any Permit of, or filing with, any Governmental Authority or any consent of, or notice to, any Person, other than (A) with respect to the Loan Documents, the filings required to perfect the Liens created by the Loan Documents and (B) those listed on Schedule 3.2 and that have been obtained or made, copies of which have been delivered to the Agent, and each of which is in full force and effect.
(b) Due Execution, Delivery and Enforceability.  From and after its delivery to the Agent, each Loan Document (i) has been duly executed and delivered to the other parties thereto by each Loan Party thereto and (ii) is the legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and the effects of general principles of equity.
Section 3.3 Ownership of Group Members.  Set forth on Schedule 3.3 is a complete and accurate list showing for each Group Member and each Subsidiary of any Group Member and each joint venture of any of them, its jurisdiction of organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding, and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower.  All outstanding Stock of each of them has been validly issued, is fully paid and non-assessable (to the extent applicable) and is owned beneficially and of record by a Group Member free and clear of all Liens other than the security interests created by the Loan Documents and Customary Permitted Liens.  There are no Stock Equivalents with respect to the Stock of any Group Member or any Subsidiary of any Group Member or any joint venture of any of them, except as set forth on Schedule 3.3.  Except as provided in the Constituent Documents delivered to the Agent on or prior to the Initial Closing Date, there are no Contractual Obligations or other understandings to which the Borrower, any Group Member, any Subsidiary of any Group Member or any joint venture of any of them is a party with respect to (including any restriction on) the issuance, voting, Sale or pledge of any Stock or Stock Equivalent of any Group Member or any such Subsidiary or joint venture.
Section 3.4 Financial Statements.  (a) Subject to the absence of footnote disclosure and normal recurring year-end audit adjustments, each of the Current Financial Statements fairly presents in all material respects the Consolidated financial position, results of operations and cash flow of the Borrower and the Group Members, as applicable, as at the date indicated and for the period indicated in accordance with GAAP.
(b) (i) No Group Member has any material liability or other obligation (including Indebtedness, Guaranty Obligations, contingent liabilities and liabilities for taxes, long-term leases and unusual forward or long-term commitments) that is not reflected in the Financial Statements referred to in clause (a) above or in the notes thereto and not otherwise permitted by this Agreement and (ii) since the date of the Financial Statements referenced in clause (a) above, there has been no Sale of any material property of the Group Members and no purchase or other acquisition of any material property.
(c) The Current Projections were prepared by the Borrower, in light of the operations of the business of the Group Members and reflect projections for the period beginning on April 1, 2016 and ending March 31, 2017 on a quarterly basis for the first (1st) year and on a year-by-year basis thereafter (but without taking into account the availability and use of proceeds from the Convertible Notes offering). The Current Projections were based upon estimates and assumptions stated therein, all of which the Borrower believed to be reasonable and fair in light of conditions and facts known to such Persons as of the Initial Closing Date and reflected the good faith, reasonable and fair estimates by such Persons of the future consolidated financial performance of the Group Members and the other information projected therein for the periods set forth therein.
Section 3.5 Material Adverse Effect.  Since March 31, 2016, there have been no events, circumstances, developments or other changes in facts that would, in the aggregate, have a Material Adverse Effect.
Section 3.6 Solvency.  Both before and after giving effect to (a) the Loans made on or prior to the date this representation and warranty is made, (b) the disbursement of the proceeds of such Loans and (c) the payment and accrual of all transaction costs in connection with the foregoing, each of the Loan Parties is Solvent.
Section 3.7 Litigation.  There are no pending (or, to the knowledge of any Group Member, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes affecting any Group Member with, by or before any Governmental Authority other than those that (a) cannot reasonably be expected to affect the Obligations, the Loan Documents, the other transactions contemplated therein, any Distribution Agreement, or any OLC Agreement and (b) would not have, individually or in the aggregate, a Material Adverse Effect.
Section 3.8 Taxes.  All federal and material state, local and foreign income and franchise and other tax returns, reports and statements (collectively, the "Tax Returns") required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date due except Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves with respect thereto in accordance with GAAP.  No Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for taxes has been given or made by any Governmental Authority, except such audit, examination or claim as could not, if adversely determined, reasonably be expected to have a Material Adverse Effect.  Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.  No Tax Affiliate has participated in a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.
Section 3.9  Margin Regulations.  None of the Group Members is engaged in the business of extending credit for the purpose of, and no proceeds of any Loan will be used for the purpose of, buying or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board) or extending credit to others for the purpose of purchasing or carrying any such margin stock, in each case in contravention of Regulation T, U or X of the Federal Reserve Board.
Section 3.10 No Burdensome Obligations; No Defaults.  No Group Member is a party to any Contractual Obligation, no Group Member has Constituent Documents containing obligations, and, to the knowledge of any Group Member, there are no applicable Requirements of Law, in each case the compliance with which would have, in the aggregate, a Material Adverse Effect.  No Group Member (and, to the knowledge of each Group Member, no other party thereto) is in default under or with respect to any Contractual Obligation of any Group Member, which Contractual Obligation is material to the operation of the Group Member's business and which default gives the applicable third party the right to terminate such Contractual Obligation.
Section 3.11 Investment Company Act.  No Group Member is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940.
Section 3.12 Labor Matters.  There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Group Member, threatened) against or involving any Group Member, except, for those that would not, in the aggregate, have a Material Adverse Effect.  There is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Group Member. No petition for certification or election of any such representative is existing or pending with respect to any employee of any Group Member. No such representative has sought certification or recognition with respect to any employee of any Group Member.
Section 3.13 ERISA.  Schedule 3.13 sets forth a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans.  Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies.  Except for those that would not, in the aggregate, have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Group Member, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Group Member incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur.  No ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.  No ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.  No ERISA Affiliate has incurred any liability under Title IV of ERISA that remains outstanding (other than PBGC premiums due but not delinquent).
Section 3.14 Environmental Matters.  Except as set forth on Schedule 3.14, (a) the operations of each Group Member are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, other than non-compliances that, in the aggregate, would not have a reasonable likelihood of resulting in Material Environmental Liabilities, (b) no Group Member is party to, and no Group Member and no real property currently (or to the knowledge of any Group Member previously) owned, leased, subleased, operated or otherwise occupied by or for any Group Member is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Group Member, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice under or pursuant to any Environmental Law other than those that, in the aggregate, are not reasonably likely to result in Material Environmental Liabilities, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any property of any Group Member and, to the knowledge of each Group Member, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property, (d) no Group Member has caused or suffered to occur a Release of Hazardous Materials at, to or from any real property of any Group Member and each such real property is free of contamination by any Hazardous Materials except for such Release or contamination that could not reasonably be expected to result, in the aggregate, in Material Environmental Liabilities, (e) no Group Member (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations, or (ii) knows of any facts, circumstances or conditions, including receipt of any information request or notice of potential responsibility under CERCLA or other Environmental Laws, that, in the aggregate, would have a reasonable likelihood of resulting in Material Environmental Liabilities and (f) each Group Member has made available to the Agent copies of all existing environmental reports, reviews and audits and all documents pertaining to actual or potential Environmental Liabilities, in each case to the extent such reports, reviews, audits and documents are in their possession, custody or control.

Section 3.15 Intellectual Property.  Each Group Member owns or licenses all material Intellectual Property that is necessary for the operations of its business.  To the knowledge of each Group Member, (a) the conduct and operation of the business of each Group Member does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Group Member in, or relating to, any Intellectual Property, other than, in each case, as would not, in the aggregate, have a Material Adverse Effect.  In addition, (x) there are no pending (or, to the knowledge of any Group Member, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes affecting any Group Member with respect to, (y) no judgment or order regarding any such claim has been rendered by any competent Governmental Authority, no settlement agreement or similar Contractual Obligation has been entered into by any Group Member, with respect to and (z) no Group Member knows or has any reason to know of any valid basis for any claim based on, any such infringement, misappropriation, dilution, violation or impairment or contest, other than, in each case, as would not, in the aggregate, have a Material Adverse Effect.
Section 3.16 Title; Real Property.  (a) Each Group Member has good and marketable fee simple title to all owned real property and valid leasehold interests in all leased real property, and owns all personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the Borrower, and none of such property is subject to any Lien except Permitted Liens.
(b) Set forth on Schedule 3.16 are (i) a complete and accurate list of all real property owned in fee simple by any Group Member or in which any Group Member owns a leasehold interest setting forth, for each such real property, the current street address (including, where applicable, county, state and other relevant jurisdictions), the record owner thereof and, where applicable, each lessee and sublessee thereof and (ii) any lease, sublease, license or sublicense of such real property by any Group Member.
Section 3.17 Full Disclosure.  The written information prepared or furnished by or on behalf of (and with the consent or at the direction of) the Borrower or any Group Member in connection with any Loan Document (including the information contained in any Financial Statement or Disclosure Document) or the consummation of any transaction contemplated therein, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances when made, not misleading in any material respect; provided, however, that projections contained therein are not to be viewed as factual and that actual results during the periods covered thereby may differ from the results set forth in such projections by a material amount.  All projections that are part of such information (including those set forth in any Projections delivered subsequent to the Initial Closing Date) are based upon good faith estimates and stated assumptions believed to be reasonable and fair as of the date made in light of conditions and facts then known and, as of such date, reflect good faith, reasonable and fair estimates of the information projected for the periods set forth therein.  All facts known to the Borrower or any Group Member and material to the financial condition, business, property or prospects of the Borrower or the Group Members taken as one enterprise have been disclosed to the Lenders.

Section 3.18 Agreements and Other Documents.  Each Group Member has provided to the Agent accurate and complete copies of all of the following agreements or documents to which it is subject and each of which is listed on Schedule 3.18: all Material DL OLC Agreements; all material licenses and permits held by the Group Members; instruments and documents evidencing any Indebtedness of such Group Member and any Lien granted by such Group Member with respect thereto; and instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Group Member.
Section 3.19 Use of Proceeds.  The proceeds of the Loans will be used by the Borrower (and, to the extent distributed to them by the Borrower, each other Group Member) solely for working capital needs and general corporate purposes of the Borrower and its Restricted Subsidiaries.
Section 3.20 Anti-Terrorism; Anti-Money Laundering; Corrupt Practices.
(a) None of the Borrower, none of its Subsidiaries and, to the knowledge of the Borrower after reasonable due diligence, none of its Affiliates and none of the respective officers, directors, brokers or Agent of the Borrower or any Subsidiary or Affiliate thereof (x) has violated or is in violation of Anti-Terrorism Laws or Anti-Money Laundering Laws or (y) has been convicted of, has been charged with, or is under investigation by, a Governmental Authority for violations of Anti-Terrorism Laws or Anti-Money Laundering Laws.
(b) The funds used by any Loan Party to make payments under the Loan Documents to any Agent or Lender, will, to the knowledge of such Loan Party after reasonable due diligence, not be derived from activities that violate Anti-Terrorism Laws or Anti-Money Laundering Laws.  None of the borrowing of the Loans or the Borrower's use of the proceeds thereof will violate any Anti-Terrorism Laws or Anti-Money Laundering Laws.
(c) None of the Borrower, none of its Subsidiaries and, to the knowledge of the Borrower after reasonable due diligence, none of its Affiliates and none of the respective officers, directors, brokers or Agent of the Borrower or any Subsidiary or Affiliate thereof acting or benefiting in any capacity in connection with the Loans is an Embargoed Person or is subject to special measures because of money laundering concerns under Section 311 of the PATRIOT Act and its implementing regulations.
(d) None of the Borrower, none of its Subsidiaries and, to the knowledge of the Borrower after reasonable due diligence, none of its Affiliates and none of the respective officers, directors, brokers or Agent of Borrower or any Subsidiary or Affiliate thereof acting or benefiting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Anti-Terrorism Law.
(e) Neither the Borrower nor any of its Subsidiaries, nor any director, officer, or employee, nor, to the Borrower's knowledge, any agent or representative of the Borrower or any of its Subsidiaries, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any "government official" (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Borrower and its Subsidiaries have conducted their businesses in compliance with Corrupt Practices Laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such Corrupt Practices Law and with the representation and warranty contained herein.
Section 3.21 Accuracy. No representation or warranty by any Group Member in this Agreement and no documents or information provided to the Lenders by or on behalf of any Group Member in connection with the transactions contemplated by this Agreement contains, contained or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.
ARTICLE IV
FINANCIAL COVENANTS
The Borrower covenants and agrees that, so long as any Obligation remains outstanding, it will, and will cause each Group Member to comply with the following:
Section 4.1 Minimum Liquidity.  Minimum Liquidity. The Borrower shall maintain (a) at all times from July 15, 2016 through June 30, 2017, an aggregate amount of Minimum Liquidity of at least $800,000, and (b) at all times after June 30, 2017, at least $5,000,000 in Minimum Liquidity.
Section 4.2 Minimum Debt Service Coverage Ratio.  Subject to Section 4.3, the Borrower shall not permit the Consolidated Debt Service Coverage Ratio as of the end of each Fiscal Quarter set forth below to be less than the minimum ratio set forth opposite such Fiscal Quarter.
FISCAL QUARTER ENDING	Minimum Consolidated Debt Service Ratio
December 31, 2016 and each Fiscal Quarter thereafter until the Maturity Date	1.25:1.00

Section 4.3 Automatic Adjustment. The Borrower shall promptly notify the Agent of (a) any Permitted Refinancing of the First Lien Loan Documents, or (b) any amendment to or waiver of any of the financial covenants in the First Lien Loan Documents or in any such Permitted Refinancing, including without limitation amendments or waivers with respect to the definitions of terms used in connection with such financial covenants. Notwithstanding anything in this Agreement to the contrary, upon receipt by the Agent of any such notice, to the extent the financial covenants (including without limitation such definitions) to which the Borrower is subject under the First Lien Loan Documents or any such Permitted Refinancing are amended or waived, the equivalent covenant(s) in this Article IV shall automatically without any further action by the Borrower, the Agent or any Lender be deemed to be amended to conform to the financial covenants to which the Borrower is subject under the First Lien Loan Documents or such Permitted Refinancing as so amended, or waived, as the case may be.  Notwithstanding the foregoing, the Borrower, the Agent and Lenders hereby agree to evidence any such amendment or waiver with the applicable, duly executed documents, in form and substance similar to any such amendment or waiver of the First Lien Loan Documents or any such Permitted Refinancing.
ARTICLE V
AFFIRMATIVE COVENANTS
The Borrower covenants and agrees that, so long as any Obligation remains outstanding, it will, and will cause each Group Member to comply with the following:
Section 5.1 Reporting.  The Borrower shall deliver to the Agent each of the following in accordance with procedures under the First Lien Loan Documents:
(a) Monthly Reports.  As soon as available, and in any event within thirty (30) days after the end of each fiscal month in each Fiscal Quarter, a management report in form and substance acceptable to the Agent and the Required Lenders, setting forth in reasonable detail, among other things (i) the Consolidated EBITDA, revenues and selling, general and administrative expense for such fiscal month and that portion of the Fiscal Year ending as of the close of such fiscal month; (ii) commencing with March 31, 2017, in comparative form the figures for (A) the corresponding period in the Budget and (B) commencing after the fourth Fiscal Quarter after the Initial Closing Date, the corresponding period in the prior Fiscal Year; (iii) any significant variation from the corresponding period in the Budget; (iv) the aggregate amount of cash on hand as of the end of such fiscal month; (v) a reasonably detailed summary of any Distribution Agreement entered into after the date hereof that could reasonably be expected to generate (A) $4,000,000 or more in net cash revenues or (B) $400,000 or more in Adjusted Gross Margin; and (vi) the status of any Consolidated Working Capital adjustments paid through the collection of the Holdback Accounts Receivables (as defined in the First Lien Credit Agreement), including the calculation and final results thereof.
(b) Quarterly Reports.  As soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter of the Fiscal Year ended March 31, 2017 (and within seventy-five (75) days after December 31, 2016) and forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year thereafter, the Consolidated and consolidating unaudited balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Quarter and related Consolidated and consolidating statements of income and cash flow for such Fiscal Quarter and that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, and setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year and the figures contained in the latest Projections, in each case certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the Consolidated and consolidating financial position, results of operations and cash flow of the Group Members as at the dates indicated and for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(c) Annual Reports.  Commencing with the Fiscal Year ended March 31, 2017, as soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, (i) the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and related Consolidated statements of income, stockholders' equity and cash flow for such Fiscal Year, each prepared in accordance with GAAP, together with a certification by the Group Members' Accountants that (A) such Consolidated Financial Statements fairly present in all material respects the Consolidated financial position, results of operations and cash flow of the Borrower and its Subsidiaries as at the dates indicated and for the periods indicated therein in accordance with GAAP without qualification as to the scope of the audit or as to going concern and without any other similar qualification and (B) in the course of the regular audit of the businesses of the Group Members, which audit was conducted in accordance with the standards of the United States' Public Company Accounting Oversight Board (or any successor entity), such Group Members' Accountants have obtained no knowledge that a Default in respect of any financial covenant contained in Article V has occurred and is continuing or, if in the opinion of the Group Members' Accountants such a Default has occurred and is continuing, a statement as to the nature thereof (which certification with respect to clause (B) may be limited or omitted to the extent required by accounting rules or guidelines); and (ii) a supplemental consolidating balance sheet as of the end of such Fiscal Year and related consolidating statements of income, and cash flow for such Fiscal Year of the Borrower, together with a certification by a Responsible Officer of the Borrower that such consolidating Financial Statements fairly present in all material respects the Consolidated financial position, results of operations and cash flow of the Borrower and Group Members as at the dates indicated and for the periods indicated therein in accordance with GAAP.
(d) Compliance Certificate.  Together with each delivery of any Financial Statement pursuant to clause (b) or (c) above, a Compliance Certificate duly executed by a Responsible Officer of the Borrower that, among other things,
(i)  demonstrates compliance with each financial covenant contained in Article IV; and
(ii) states that no Default has occurred and is continuing as of the date of delivery of such Compliance Certificate or, if a Default has occurred and is continuing, states the nature thereof and the action that the Borrower proposes to take with respect thereto.
(e) Corporate Chart and Other Collateral Updates.  As part of the Compliance Certificate delivered pursuant to clause (d) above, a certificate by a Responsible Officer of the Borrower that (i) the Corporate Chart attached thereto (or the last Corporate Chart delivered pursuant to this clause (e)) is correct and complete as of the date of such Compliance Certificate, (ii) the Loan Parties have delivered all documents (including updated schedules as to locations of Collateral and acquisition of Intellectual Property or real property) they are required to deliver pursuant to any Loan Document on or prior to the date of delivery of such Compliance Certificate and (iii) complete and correct copies of all documents modifying any term of any Constituent Document of any Loan Party or joint venture thereof on or prior to the date of delivery of such Compliance Certificate have been delivered to the Agent or are attached to such certificate.

(f) Additional Projections.  (i) As soon as available and in any event not later than thirty (30) calendar days following the commencement of each Fiscal Year (beginning April 1, 2017), the annual business plan and the Budget of the Group Members for such Fiscal Year approved by the Board (or the equivalent thereof) and updated if the Borrower's Board of Directors approves a changed version and (ii) as soon as available and in any event not later than thirty (30) calendar days following the commencement of each Fiscal Year, forecasts prepared by management of the Borrower (A) for each quarter in such next succeeding Fiscal Year, including in such forecasts (x) a projected year-end Consolidated and consolidating balance sheet, income statement and statement of cash flows for the Group Members, (y) a statement of all of the material assumptions on which such forecasts are based and (z) substantially the same type of financial information as that contained in the Initial Projections and (B) for each other succeeding Fiscal Year through the Fiscal Year containing the Maturity Date, substantially the same type of financial information as that contained in the Initial Projections.
(g) Management Discussion and Analysis.  Together with each delivery of any Compliance Certificate pursuant to clause (d) above, a discussion and analysis of the financial condition and results of operations of the Group Members for the quarterly portion of the Fiscal Year then elapsed and discussing the reasons for any significant variations from the Projections for such period and the figures for the corresponding period in the previous Fiscal Year.
(h) Audit Reports, Management Letters, Etc.  Together with each delivery of any Financial Statement for any Fiscal Year pursuant to clause (c) above, copies of each management letter, audit report or similar letter or report received by any Group Member from any independent registered certified public accountant (including the Group Members' Accountants) in connection with such Financial Statements or any audit thereof, each certified to be complete and correct copies by a Responsible Officer of the Borrower as part of the Compliance Certificate delivered in connection with such Financial Statements.
(i) Insurance Certifications.
(i) At each policy renewal, but not less than annually, a certification from each insurer or by an authorized representative of each insurer identifying the underwriters, the type of insurance, the limits, deductibles, and term thereof, which shall specifically list the provisions delineated in clause (a) of Section 5.13;
(ii) Concurrently with the furnishing of all certificates referred to in clause (i) above, a statement from an independent insurance broker, reasonably acceptable to the Agent, stating that (A) all premiums then due have been paid and (B) in the opinion of such broker, the insurance then maintained by the Borrower is in accordance with clause (a) of Section 5.13; and
(iii)                           The Borrower shall request such insurance broker, upon its first knowledge, to advise the Agent promptly in writing of any default in the payment of any premiums or any other act or omission, on the part of any Person, which might invalidate or render unenforceable, in whole or in part, any insurance provided by the Borrower hereunder.

(j) Projected Cash Flows; Liquidity Report.
(i) On the 15th day of each calendar month, the Borrower shall provide (x) a ninety (90) day cash flow forecast as of the end of the immediately preceding month (which forecast shall include a good faith projection of all weekly cash receipts and disbursements in connection with the operation of its and its Subsidiaries' business during such ninety (90) day period) provided that, at all times where the Borrower's Minimum Liquidity is less than $10,000,000, then on the 15th day of each calendar month (or if such day is not a Business Day, the immediately preceding Business Day) (delivered contemporaneously with the relevant Revolving Borrowing Base Certificate and certified by the president or chief financial officer of the Borrower), a detailed statement of the Group Members' projected cash flows for the next succeeding 13 weeks as of the end of the preceding month and (y) beginning on July 15, 2016, a rolling operating budget and cash flow forecast for the OTT Entities on a combined basis, in form and substance reasonably acceptable to the Administrative Agent and the Required Lenders, which shall reflect the OTT Entities' good faith projection of all monthly cash receipts and disbursements in connection with the operation of its and its Subsidiaries' business during each month remaining in the then current fiscal year of the OTT Entities as of the end of the preceding month, including but not limited to, collections, payroll, capital expenditures and other major cash outlays, as such budget and forecast may be updated from time to time On the fifteenth (15th) day of each calendar month (or if such day is not a Business Day, the immediately preceding Business Day), the Borrower shall provide a forecast certified by the president or chief financial officer of the Borrower of the Group Member's projected monthly cash flows for the next succeeding three (3) calendar month cash flow forecast (or, at all times when the Borrower's Minimum Liquidity is less than $10,000,000, a detailed statement of the Group Member's projected weekly cash flows for the next succeeding thirteen (13) weeks), in each case,  as of the end of the immediately preceding month.
(ii) On the last day of each calendar month (or if such day is not a Business Day, the immediately preceding Business Day), a report certified by the president or chief financial officer of the Borrower setting forth actual cash flows for such calendar month and each of the two immediately preceding calendar months (in each case, to the extent a cash flow forecast has been delivered in respect of any such month pursuant to clause (i) of this clause (j)), in each case, setting forth all the variances in excess of $500,000, on a line-item basis, from the amount set forth for such month in the cash flow forecast delivered pursuant to clause (i) of this clause (l), including explanations for all such variances.
(k) Other Agreements.  Promptly after the execution thereof, copies of all Material DL OLC Agreements and any Intercompany Agreements not previously delivered to the Agent in accordance with this Agreement.
(l) Consolidated Net Outstanding Content Advances.  Commencing on the last day of the Fiscal Quarter ended September 30, 2016 (or if such day is not a Business Day, the immediately preceding Business Day) and on the last day of each 6-month period thereafter (or if such day is not a Business Day, the immediately preceding Business Day), a certificate of the president or chief financial officer of the Borrower which sets forth in reasonable detail the current Consolidated Net Outstanding Content Advances, including the amount of such advances since the Initial Closing Date cumulatively and in the immediately preceding two (2) Fiscal Quarters.
(m) Reports Provided Under the First Lien Credit Agreement.  Upon the written request of the Agent or the Required Lenders, Borrower shall provide the Agent a copy of any reports provided to the First Lien Administrative Agent pursuant to Section 6.1 of the First Lien Credit Agreement that are not provided to Agent pursuant to Section 5.1 hereof.
Section 5.2 Other Events.  The Borrower shall give the Agent written notice of each of the following promptly (but, in any event, no later than five (5) days) after any Responsible Officer of any Group Member obtains knowledge of it: (a)(i) any Default and (ii) any event that would reasonably be expected to have a Material Adverse Effect, specifying, in each case, the nature and anticipated effect thereof and any action proposed to be taken in connection therewith, (b) any event reasonably expected to result in a mandatory prepayment of the Obligations pursuant to Section 2.6, stating the material terms and conditions of such transaction and estimating the Net Cash Proceeds thereof, (c) the commencement of, or any material developments in, any action, investigation, suit, proceeding, audit, claim, demand, order or dispute with, by or before any Governmental Authority affecting any Group Member or any property of any Group Member that (i) seeks injunctive or similar relief, (ii) in the reasonable judgment of the Borrower, exposes any Group Member to liability in an aggregate amount in excess of $1,000,000 or (iii) if adversely determined, would reasonably be expected to have a Material Adverse Effect, and (d) the acquisition of any material real property or the entering into any material lease.
Section 5.3 Copies of Notices and Reports.  The Borrower shall promptly deliver to the Agent copies of each of the following: (a) all reports that the Borrower transmits to its security holders generally, (b) all documents that any Group Member files with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., any securities exchange (including NASDAQ) or any Governmental Authority exercising similar functions, (c) all press releases issued by any Group Member or, to the extent such press release relates to a Group Member not made available directly to the general public, (d) all material documents, notices or reports transmitted or delivered or received pursuant to, or in connection with, any Distribution Agreements, OLC Agreement or Intercompany Agreement, and (e) any document transmitted or received pursuant to, or in connection with, any Contractual Obligation governing Indebtedness of any Group Member (including, without limitation, the Indebtedness under the First Lien Loan Documents, the Convertible Note Documents, and the Mezzanine Financing Documents).
Section 5.4 Taxes.  The Borrower shall give the Agent notice of each of the following promptly after any Responsible Officer of any Group Member or a Tax Affiliate obtains knowledge of it: (a) the creation, or filing with the IRS or any other Governmental Authority, of any Contractual Obligation or other document extending, or having the effect of extending, the period for assessment or collection of any taxes with respect to any Tax Affiliate and (b) the creation of any Contractual Obligation of any Tax Affiliate, or the receipt of any request directed to any Tax Affiliate, to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise, which would reasonably be expected to have a Material Adverse Effect.
Section 5.5 Labor Matters.  The Borrower shall give the Agent notice of each of the following, promptly after, and in any event within thirty (30) days after any Responsible Officer of any Group Member knows of it: (a) the commencement of any material labor dispute to which any Group Member is or may reasonably become a party, including any strikes, lockouts or other disputes relating to any of such Person's plants and other facilities, and (b) the incurrence by any Group Member of liability under the Worker Adjustment and Retraining Notification Act or related or similar liability incurred with respect to the closing of any plant or other facility of any such Person (other than, in the case of this clause (b), those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect).
Section 5.6 ERISA Matters.  The Borrower shall give the Agent (a) on or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (b) promptly, and in any event within ten days, after any Responsible Officer of any ERISA Affiliate knows or has reason to know that an ERISA Event has occurred, a notice describing such ERISA Event and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto.
Section 5.7 Environmental Matters.  (a) The Borrower shall provide the Agent notice of each of the following promptly (but, in any event, no later than five (5) days) after any Responsible Officer of any Group Member obtains knowledge of it (and, upon reasonable request of the Agent, documents and information in connection therewith): (i)(A) unpermitted Releases, (B) the receipt by any Group Member of any notice of violation of or potential liability or similar notice under, or the existence of any condition that could reasonably be expected to result in violations of or liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or liability under any Environmental Law, that, for each of clauses (A), (B) and (C) above (and, in the case of clause (C), if adversely determined), in the aggregate for each such clause, could reasonably be expected to result in Environmental Liabilities in excess of $1,000,000, (ii) the receipt by any Group Member of notification that any property of any Group Member is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iii) any proposed acquisition or lease of real property if such acquisition or lease would have a reasonable likelihood of resulting in aggregate Environmental Liabilities in excess of $500,000.
(b) Upon request of the Agent, the Borrower shall provide the Agent a report containing an update as to the status of any environmental, health or safety compliance, hazard or liability issue identified in any document delivered to any Secured Party pursuant to any Loan Document or as to any condition reasonably believed by the Agent to have a reasonable likelihood of resulting in Material Environmental Liabilities.
Section 5.8 Other Information.  The Borrower shall provide the Agent with such other documents and information with respect to the business, property, condition (financial or otherwise), legal, financial or corporate or similar affairs or operations of any Group Member as the Agent or such Lender through the Agent may from time to time reasonably request.
Section 5.9 Maintenance of Corporate Existence.  Each Group Member shall (a) preserve and maintain its legal existence, except in the consummation of transactions expressly permitted by Section 6.7, and (b) preserve and maintain its rights (charter and statutory), privileges franchises and Permits necessary or desirable in the conduct of its business, except, in the case of this clause (b), where the failure to do so would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.10 Compliance with Laws, Etc.  Each Group Member shall comply in all material respects with (a) all applicable Requirements of Law, (b) all Contractual Obligations and (c) all Permits.
Section 5.11 Payment of Obligations.  Each Group Member shall pay or discharge before they become delinquent (a) all material claims, taxes, assessments, charges and levies imposed by any Governmental Authority and (b) all other lawful claims that if unpaid would, by the operation of applicable Requirements of Law, become a Lien upon any property of any Group Member, except, in the case of clauses (a) and (b), for those (x) whose amount or validity is being contested in good faith by proper proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Group Member in accordance with GAAP or (y) which encumber property that, individually or in the aggregate, has a value of less than $250,000.
Section 5.12 Maintenance of Property.  Each Group Member shall maintain and preserve (a) in good working order and condition all of its property necessary in the conduct of its business and (b) all rights, permits, licenses, approvals and privileges (including all Permits) necessary, used or useful, whether because of its ownership, lease, sublease or other operation or occupation of property or other conduct of its business, and shall make all necessary or appropriate filings with, and give all required notices to, Government Authorities, except for such failures to maintain and preserve the items set forth in clauses (a) and (b) above that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.13 Maintenance of Insurance.  (a)  Each Group Member shall (i) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the property and businesses of the Group Members (including policies of life, fire, theft, product liability, public liability, general liability, property damage, other casualty, employee fidelity, workers' compensation, business interruption and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Borrower) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Group Members and in any event in form and substance reasonably acceptable to the Agent; it being agreed that the insurance set forth on Schedule 5.13 is acceptable and (ii) cause all such insurance relating to any property or business of any Group Member to name the Agent, on behalf of the Secured Parties, as additional insured or loss payee, as appropriate and with any requested endorsements and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after thirty (30) days (or ten (10) days in the case of a payment default) notice thereof to the Agent.
(b) General.  The Agent shall be entitled, upon reasonable advance notice and at any reasonable time during normal business hours (utilizing efforts to minimize the interference with operations), to review the Group Members' insurance policies carried and maintained pursuant to this Section 5.13. Upon request, the Borrower shall furnish the requesting Agent with copies of all insurance policies, binders, and cover notes or other evidence of such insurance.  Notwithstanding anything to the contrary herein, no provision of this Section 5.13 or any provision of this Agreement shall impose on any Agent any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Group Members, nor shall any Agent be responsible for any representations or warranties made by or on behalf of the Group Members to any insurance broker, company or underwriter.  The Agent, at its sole option, may obtain such insurance if not provided by the Borrower and in such event, the Borrower shall reimburse the Agent upon demand for the cost thereof together with interest.  The Group Members shall also carry and maintain, should their risk profile change during the term of this Agreement, any other insurance that the Agent may reasonably require from time to time.
Section 5.14 Keeping of Books.  The Group Members shall keep proper books of record and account, in which full, true and correct entries shall be made in accordance with GAAP and all other applicable Requirements of Law of all financial transactions and the assets and business of each Group Member.
Section 5.15 Access to Books and Property; Audit Rights.
(a) Each Group Member shall permit the Agent, the Lenders, and any Related Person of any of them, as often as reasonably requested (utilizing efforts to minimize the interference with operations), at any reasonable time during normal business hours and with reasonable advance notice (except that, during the continuance of an Event of Default, no such notice shall be required) to (a) visit and inspect the property of each Group Member and examine and make copies of and abstracts from, the corporate (and similar), financial, operating and other books and records of each Group Member, (b) discuss the affairs, finances and accounts of each Group Member with any officer or director of any Group Member, (c) communicate directly with any registered certified public accountants (including the Group Members' Accountants) of any Group Member and (d) conduct such appraisals, audits, reviews, and investigations of the Collateral and any documents, instruments or agreements relating thereto; provided, however, that, so long as no Event of Default has occurred and is continuing, the Agent, the Lenders, and any Related Persons shall not, collectively or individually, exercise the rights granted under this Section 5.15 more often than twice in the aggregate in any Fiscal Year.  Each Group Member shall authorize their respective registered certified public accountants (including the Group Members' Accountants) to communicate directly with the Agent, the Lenders, and their Related Persons and to disclose to the Agent, the Lenders, and their Related Persons all financial statements and other documents and information as they might have and any Agent or any Lender reasonably requests with respect to any Group Member.  The Agent may at the sole expense of the Borrower, not more frequently than every six months (and commencing no sooner than after delivery of audited Financial Statements pursuant to Section 5.1(c) for the period ended March 31, 2016), request a valuation or audit report from an Acceptable Appraiser of that portion of the Collateral consisting of Receivables.

(b) Promptly after the Initial Closing Date, the Borrower shall cause, at its own expense, the completion by an Acceptable Appraiser of a valuation or audit report of the Collateral as of June 30, 2016 or such earlier date as the Borrower and the Agent may reasonably agree; provided that (i) the aggregate costs of such valuation or audit report shall not exceed $50,000, (ii) the valuation or audit report shall be limited to Receivables and the borrowing base under the First Lien Credit Agreement, (iii) Agent shall share the report with the First Lien Agent; provided, further that Agent, at the direction of the Required Lenders may waive the requirement for any such report.
Section 5.16 Environmental.  Each Group Member shall comply with, and maintain its property, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance or that is required by orders and directives of any Governmental Authority) except for failures to comply that would not, in the aggregate, have a Material Adverse Effect.  Without limiting the foregoing, if an Event of Default has occurred and is continuing or if the Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Group Member or that there exist any Environmental Liabilities, in each case, that would reasonably be expected to have, in the aggregate, a Material Adverse Effect, then each Group Member shall, promptly upon receipt of request from the Agent, cause the performance of, and allow the Agent and its Related Persons access to such real property for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as the Agent may from time to time reasonably request.  Such audits, assessments and reports, to the extent not conducted by the Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to the Agent and shall be in form and substance reasonably acceptable to the Agent.
Section 5.17 Use of Proceeds.  The proceeds of the Loans shall be used by the Borrower (and, to the extent distributed to them by the Borrower, each other Group Member) solely for working capital needs, general corporate purposes, and other purposes not prohibited by the Loan Documents, of the Borrower and its Restricted Subsidiaries.
Section 5.18 Additional Collateral and Guaranties.  Subject to the Intercreditor Agreement, in respect of after-acquired property and Persons that become Subsidiaries of any Group Member (excluding Excluded Subsidiaries) after the Initial Closing Date, each Group Member shall, promptly, do each of the following, unless otherwise agreed by the Agent:
(a) deliver to the Agent such modifications to the terms of the Loan Documents (or, to the extent applicable as determined by the Agent or the Agent, such other documents), in each case in form and substance reasonably satisfactory to the Agent and the Agent and as the Agent or the Agent deems necessary or advisable in order to ensure the following:
(i) (A) each such Subsidiary shall guaranty, as primary obligor and not as surety, the payment of the Obligations of the Borrower via a joinder to the Guaranty Agreement; and

(ii) each such Subsidiary shall effectively grant to the Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in all of the property of such Subsidiary as security for the Obligations.
(b) to take all other actions necessary or advisable to ensure the validity or continuing validity of any guaranty for any Obligation or any Lien securing any Obligation, to perfect, maintain, evidence or enforce any Lien securing any Obligation or to ensure such Liens have the same priority as that of the Liens on similar Collateral set forth in the Loan Documents executed on the Initial Closing Date (or, for Collateral located outside the United States, a similar priority acceptable to the Agent), including the filing of UCC financing statements in such jurisdictions as may be required by the Loan Documents or applicable Requirements of Law or as the Agent may otherwise reasonably request; and
(c) deliver to the Agent such legal opinions, organizational documents, certificates and other documentation relating to the matters described in this Section 5.18, as shall be reasonably required by the Agent.
Section 5.19 USA Patriot Act.  Promptly upon the request of any Lender or the Agent, the Borrower shall supply, or procure the supply of, such documentation and other evidence as is requested by such Lender or the Agent (for itself or on behalf of any Lender or any prospective Lender) in order for such Lender, the Agent, or any prospective Lender to carry out and be satisfied with the results of all necessary "know your customer" or other checks in relation to the Borrower under all applicable laws and regulations pursuant to the transactions contemplated under the Loan Documents.
Section 5.20 Corporate Separateness.  Each Group Member shall take, or refrain from taking, as the case may be, all actions, including, but not limited to the following, that are necessary or advisable to be taken or not to be taken in order to ensure that its existence shall be maintained and respected separate and apart from that of any other Person:
(a) Each Group Member shall maintain its own deposit, Securities or other account or accounts, separate from those of any Affiliate, with commercial banking institutions or broker-dealers.  Each Group Member shall ensure that its funds will not be diverted to any other Person or for other than corporate uses of such Group Member, as the case may be, and such funds will not be commingled with the funds of any other Person.
(b) To the extent that it shares the same officers or other employees as any of its Affiliates, each Group Member shall ensure that the salaries of and the expenses related to providing benefits to such officers and other employees shall be fairly allocated among such entities, to the extent practicable, on the basis of such entity's actual share of such costs and to the extent such allocation is not practicable, on a basis reasonably related to such entity's fair share of the salary and benefit costs associated with all such common officers and employees.
(c) To the extent that it jointly contracts with any of its Affiliates to do business with vendors or service providers or to share overhead expenses, each Group Member shall ensure that the costs incurred in so doing shall be allocated fairly among such entities, to the extent practicable, on the basis of such entities' actual share of such costs and to the extent such allocation is not practicable, on a basis reasonably related to such entities' fair share of such costs.  To the extent that any Group Member contracts or does business with vendors or service providers where the goods and services provided are partially for the benefit of any other Person, the costs incurred in so doing shall be fairly allocated to or among such entities for whose benefit the goods or services are provided on the basis of such entities' actual share of such costs and to the extent such allocation is not practicable, on a basis reasonably related to such entities' fair share of such costs.  All material transactions between or among a Group Member and any of its respective Affiliates, whether currently existing or hereafter entered into, shall be only on an arm's-length basis.
(d) Each Group Member shall maintain a principal executive office at a separate address from the address of each of its Affiliates (other than any Group Member or its respective Subsidiaries); provided, however, that reasonably segregated offices in the same building shall constitute separate addresses for purposes of this clause (d) so long as such office space is leased or subleased to any Group Member under a separate written agreement between such Group Member and such Affiliate on arm's-length terms.  To the extent that any Group Member or any of its Affiliates have offices in the same location, there shall be a fair and appropriate allocation of overhead costs among them, and each such entity shall bear its fair share of such expenses.
(e) Each Group Member shall maintain and issue separate financial statements prepared not less frequently than annually and prepared in accordance with GAAP.
(f) Each Group Member shall conduct its affairs in its own name and strictly in accordance with its Constituent Documents and observe all necessary, appropriate and customary corporate formalities, including holding all regular and special officers' and directors' meetings appropriate to authorize all corporate action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts.
(g) None of the Group Members shall, nor shall they permit any of their respective Subsidiaries to, assume or guarantee any of the liabilities of any Affiliate except as expressly permitted herein.
(h) Each Group Member shall have stationery and other business forms separate and distinct from that of any other Person.
(i) Each Group Member shall cause its assets to be maintained in a manner that facilitates their identification and segregation from those of any other Person.
(j) At all times thereafter, the Board shall have at least one (1) director who is not an officer, director, employee, material shareholder or material supplier of any Affiliate of the Borrower (other than any Loan Party) and whose vote is required in order for the Borrower to file a voluntary petition for bankruptcy or to commence any other event that would constitute an Event of Default under Section 7.1(e).
Section 5.21 Cinedigm Lockbox Accounts and Concentration Account.

(a) The Borrower acknowledges that it has directed and will continue to direct all of its Customers to make all current and future payments in respect of the Receivables in respect of those Customers to the applicable Cinedigm Lockbox Account and otherwise cause all the related Customer Receipts to be deposited in the applicable Cinedigm Lockbox Account (and the Borrower agrees not to alter such instructions or provide instructions contrary to the foregoing).
(b) No less frequently than every third (3rd) Business Day, the Borrower shall cause the amounts in the Cinedigm Lockbox Accounts to be transferred to the Concentration Account.  Unless otherwise specified in or prohibited by the relevant Account Control Agreement or the other Loan Documents and so long as an Event of Default has not occurred and is continuing, the amounts in the Concentration Account shall be transferred to the applicable Operating Account (pursuant to Section 5.21(c)) no less frequently than weekly.
(c) The Borrower may use the Secondary Operating Account solely to the extent necessary to separate ordinary course of business deposit transactions of the Borrower from Customer Receipts payable into the Initial Operating Account; provided that: (i) all relevant Customer Receipts that were previously directed to be paid into the Initial Operating Account continue to be paid into the Initial Operating Account; (ii) the Secondary Operating Account is solely for ordinary course deposit activity of the Borrower; (iii) the Secondary Operating Account is subject to the Lien of the Security Agreement and the Borrower (contemporaneously with the creation of such account) enters into an account control agreement in form satisfactory to the Agent whereby control is granted to the Agent in respect of the Secondary Operating Account; and (iv) the Initial Operating Account is and continues to be subject to the control of the Agent pursuant to a blocked Account Control Agreement.
Section 5.22 [Reserved].
Section 5.23 Further Assurances.  Upon the reasonable request of the Agent or the Required Lenders, the Borrower will execute and deliver (or cause to be executed and delivered by its Subsidiaries) such further instruments, provide such further information and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Agreement and the Loan Documents
Section 5.24 Reservation of Class A Common Stock. The Borrower shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock such number of shares of Class A Common Stock as shall from time to time equal the number of shares sufficient to permit the issuance of all Shares issuable pursuant to this Agreement.
Section 5.25 Reports. Without duplication of any information or reports provided pursuant to Section 5.1 hereof, the Borrower will furnish to the Agent and the Required Lenders such information relating to the Borrower and its Subsidiaries as from time to time may reasonably be requested by the Agent and the Required Lenders and/or their assignees; provided, however, that the Borrower shall not disclose material nonpublic information to the Agent or any Lender, or to advisors to or representatives of the Agent or any Lender, unless prior to disclosure of such information the Borrower identifies such information as being material nonpublic information and provides the Agent, the Lenders, and such advisors and representatives with the opportunity to accept or refuse to accept such material nonpublic information for review and the

Agent and any Lender wishing to obtain such information enters into an appropriate confidentiality agreement with the Borrower with respect thereto.
Section 5.26 No Conflicting Agreements. The Borrower will not and will not permit any of its Subsidiaries to take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the Borrower's or any of its Subsidiaries' obligations to the Lenders under the Loan Documents; provided, that this Section 5.26 shall not apply to acts permitted under the Intercreditor Agreement and the First Lien Loan Documents.
Section 5.27 Listing of Shares and Related Matters. The Borrower will use best efforts to continue the listing and trading of its Class A Common Stock on Nasdaq, or any other trading market on which it applies to have or has its Class A Common Stock trading, and, in accordance, therewith, will use best efforts to comply in all respects with the Borrower's reporting, filing and other obligations under the bylaws or rules of such market or exchange, as applicable.
Section 5.28 Removal of Legends. In connection with any sale or disposition of the Shares by a Lender pursuant to Rule 144 or pursuant to any other exemption from registration under the 1933 Act such that the purchaser acquires freely tradable shares and upon compliance by the Lender with the requirements of this Agreement and the satisfaction of Borrower or its counsel of compliance with such rule or exemption, the Borrower shall cause the Transfer Agent to issue replacement certificates representing the Shares sold or disposed of without restrictive legends. Upon the earlier of (i) registration for resale pursuant to the Rights Agreement or (ii) the Shares becoming freely tradable by a non-affiliate pursuant to Rule 144, the Borrower shall (A) deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall reissue a certificate representing shares of Class A Common Stock without legends upon receipt by such Transfer Agent of the legended certificates for such shares and (B) cause its counsel to deliver to the Transfer Agent one or more blanket opinions to the effect that the removal of such legends in such circumstances may be effected under the 1933 Act. From and after the earlier of such dates, upon a Lender's written request, the Borrower shall promptly cause certificates evidencing the Lender's Shares to be replaced with certificates which do not bear such restrictive legends, provided the provisions of either clause (i) or clause (ii) above, as applicable, are satisfied with respect thereto.
Section 5.29 Publicity. Except as set forth below, no public release or announcement concerning the transactions contemplated hereby shall be issued by the Borrower or any of its Subsidiaries without the prior consent of the Lead Lender (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the Borrower (or its Subsidiaries), as the case may be, shall allow the Lead Lender to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance.
Section 5.30 Post-Closing Obligations. The Borrowers shall satisfy the requirements and/or provide to Administrative Agent each of the documents, instruments, agreements and information set forth on Schedule 5.30, in form and substance acceptable to Agent, on or before the date specified for such requirement in such Schedule or such later date to be determined by mutual agreement of Agent and Borrower, each of which shall be completed or provided in form, substance and execution satisfactory to Agent.
ARTICLE VI
NEGATIVE COVENANTS
The Borrower covenants and agrees that, so long as any Obligation remains outstanding, it will, and will cause each Group Member to comply with the following:
Section 6.1 Indebtedness.
(a) No Group Member shall, directly or indirectly, incur or otherwise remain liable with respect to or responsible for, any Indebtedness except for the following:
(i)   the Obligations;
(ii)  Indebtedness existing on the Execution Date set forth on Schedule 6.1, together with any Permitted Refinancing thereof;
(iii) Indebtedness consisting of Capitalized Lease Obligations (other than with respect to a lease entered into as part of a Sale and Leaseback Transaction) and purchase money Indebtedness, in each case incurred by any Group Member to finance the acquisition, repair, improvement or construction of fixed or capital assets of such Group Member, together with any Permitted Refinancing thereof; provided, however, that (i) the aggregate increase in the outstanding principal amount of all such Indebtedness shown on Schedule 6.1 does not exceed $1,000,000 at any time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed, whether directly or through a Permitted Refinancing, with such Indebtedness (each measured at the time such acquisition, repair, improvement or construction is made);
(iv)                                intercompany loans made by a Group Member to any other Group Member so long as such loans constitute Permitted Investments of such Group Member;
(v) Guaranty Obligations of any Group Member with respect to Permitted Indebtedness of any other Group Member (other than Indebtedness permitted hereunder in reliance upon clause (b) above, for which Guaranty Obligations may be permitted to the extent set forth in such clause);
(vi)                                to the extent constituting Indebtedness, endorsements for collection or deposit;
(vii)                               amounts outstanding under the First Lien Credit Agreement not to exceed $25,000,000 plus the amount of any payment-in-kind interest added to such outstanding principal amounts;
(viii)                              the Mezzanine Financing, in an aggregate principal amount not to exceed $5,000,000; and

(ix) the Convertible Notes, in an aggregate amount not to exceed $64,000,000.
(b) The Borrower shall not: (i) suffer to exist any event, circumstance or condition in respect of third-party guaranties that would permit or allow any holder thereof to demand payment of any sum in excess of $1,000,000 or (ii) permit any such guaranties to be: (x) renewed or extended or (y) amended, modified, supplemented or waived in any manner that is adverse to the Agent or any Lender.
Section 6.2 Liens.  No Group Member shall incur, maintain or otherwise suffer to exist any Lien upon or with respect to any of its property, whether now owned or hereafter acquired, or assign any right to receive income or profits, except for the following:
(a) Liens created pursuant to any Loan Document;
(b) Customary Permitted Liens;
(c) Liens existing on the Execution Date and set forth on Schedule 6.2;
(d) Liens on the property of any Group Member securing Indebtedness (whether directly or through a Permitted Refinancing) permitted under Section 6.1(a)(iii); provided, however, that (i) such Liens exist prior to the acquisition of, or attach substantially simultaneously with, or within ninety (90) days after, the acquisition, repair, improvement or construction of, such property financed by such Indebtedness (whether directly or through a Permitted Refinancing) and (ii) such Liens do not extend to any property of any Group Member other than the property (and proceeds thereof) acquired or built, or the improvements or repairs, financed by such Indebtedness (whether directly or through a Permitted Refinancing);
(e) Liens arising by operation of applicable Requirements of Law as a result of the non-payment of lawful claims; provided, that such Liens do not encumber property that, individually or in the aggregate, has a value greater than or equal to $500,000; and
(f) Liens created pursuant to the First Lien Loan Documents that are subject to the Intercreditor Agreement.
Section 6.3 Investments.  No Group Member shall make or maintain, directly or indirectly, any Investment except for the following:
(a) Investments existing on the Execution Date and set forth on Schedule 6.3;
(b) Investments in Cash Equivalents;
(c) [Intentionally omitted];
(d) Investments in additional Consolidated Net Content Advances for Distributed and Licensed Content, Owned Library Content, Investments described in clause (e) of the definition of Consolidated Net Content Advances, and other Investments consistent with Borrower's business plan and past practices;

(e) Investments in (i) CONtv, LLC, Docurama, LLC, Dove Family Channel, LLC, Cinedigm OTT Holdings, LLC, and Cinedigm Productions, LLC made prior to July 10, 2016, and (ii) in any such Persons made on or after July 10, 2016, the proceeds of which are used solely to pay the ordinary course operating costs and expenses of such Persons and their Subsidiaries;
(f) (i) endorsements for collection or deposit in the ordinary course of business consistent with past practice, (ii) extensions of trade credit (other than to Affiliates of the Borrower) arising or acquired in the ordinary course of business and (iii) Investments received in settlements in the ordinary course of business of past due receivables; and
(g) Investments by any Group Member in any other Group Member.
Section 6.4 Asset Sales; Stock Issuances.  No Loan Party shall, directly or indirectly, Sell, lease, charter, convey, transfer or otherwise dispose (including via any Sale and Leaseback Transaction) of any of its assets or property, whether now owned or hereafter acquired, except for the following:
(a) Sales or licensing by the Loan Parties of inventory in the ordinary course of their businesses (excluding sales of inventory by any Loan Party, directly or indirectly, to another Loan Party);
(b) Sales by the Loan Parties of damaged, worn or obsolete equipment in the ordinary course of their businesses for not less than fair market value;
(c) (i) any Sale of any property (other than their own Stock or Stock Equivalents) by any Group Member to any other Group Member to the extent any resulting Investment constitutes a Permitted Investment and (ii) any Restricted Payment by any Group Member permitted pursuant to Section 6.5;
(d) In each case to the extent entered into in the ordinary course of business and made to a Person that is not an Affiliate of the Borrower, Sales of Cash Equivalents if the proceeds of such sale or other disposition are retained as working capital with such Loan Party; and
(e) Sales or other dispositions by the Loan Parties of all or a portion of the assets included in the Library Value to a non-Affiliate third party for cash; provided that: (i) no Default has occurred and is continuing on the date of, or would result after giving effect to, any such sale or other disposition (actually and on a pro forma basis); (ii) the Revolving Borrowing Base reported in the most recently delivered Revolving Borrowing Base Certificate as of the date of any such sale or other disposition exceeds, and would exceed after giving effect to any such sale or other disposition, the aggregate amount of Revolving Exposures outstanding as of the date of any such sale or other disposition; and (iii) the Borrower notifies the Agent of any such sale or other disposition; provided, however, that notwithstanding anything to the contrary herein, from and after the Execution Date, no Loan Party shall, directly or indirectly, Sell, lease, charter, convey, transfer or otherwise dispose (including via any Sale and Leaseback Transaction) of any of its assets or property, whether now owned or hereafter acquired, that has generated, individually or in the aggregate, in excess of 25% of net cash revenues in the 12-month period most recently ended as of the date of any such Sale, lease, charter, conveyance, transfer or other disposition.

Section 6.5 Restricted Payments.  No Group Member shall directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except for the following:
(a) Restricted Payments by any Group Member to any other Group Member;
(b) dividends declared and paid on the common Stock of any Group Member ratably to the holders of such common Stock and payable only in common Stock of such Group Member;
(c) cash dividends and distributions on the Stock paid and declared solely for the purpose of funding the redemption, purchase or other acquisition or retirement for value by the Borrower of its common Stock (or Stock Equivalents with respect to its common Stock) (i) from any present or former employee, director or officer (or the assigns, estate, heirs or current or former spouses thereof) of any Group Member upon the death, disability or termination of employment of such employee, director or officer or (ii) from any other Person; provided, however, that the amount of such cash dividends paid in any Fiscal Year in reliance upon this clause (ii) shall not exceed $1,000,000 in the aggregate;
(d) Restricted Payments required to be made to the First Lien Agents pursuant to and in accordance with the terms of the Consent; and
(e) the redemption, purchase or other acquisition by the Borrower of its common Stock; provided, however, that the amount of such Restricted Payments shall not exceed $3,000,000 in the aggregate; provided further that no such Restricted Payments may be made prior to July 1, 2017.
Section 6.6 Prepayment of Indebtedness.  No Group Member shall (a) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Indebtedness, (b) set apart any property for such purpose, whether directly or indirectly and whether to a sinking fund, a similar fund or otherwise, or (c) make any payment in violation of any subordination terms of any Indebtedness; provided, however, that each Group Member may, in accordance with and to the extent permitted by the Loan Documents, including, without limitation, the Intercreditor Agreement, do each of the following:
(i)   (A) prepay the Obligations or (B) consummate a Permitted Refinancing;
(ii)  prepay the obligations under the First Lien Loan Documents, or any replacement facility thereof, in accordance with their terms;
(iii) so long as no Event of Default has occurred and is continuing, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof (or set apart any property for such purpose) any Indebtedness permitted under Section 6.1(a)(iv) and owing to any other Group Member;

(iv) make regularly scheduled or otherwise required repayments or redemptions of Indebtedness (other than Indebtedness owing to any Affiliate of the Borrower);
(v) prepay the Mezzanine Financing in an amount not to exceed $5,000,000; and
(vi) make any other prepayments permitted under the First Lien Loan Documents.
Section 6.7  Fundamental Changes.  No Group Member shall (a) merge, consolidate or amalgamate with any other Person, change its corporate structure or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or sell or otherwise transfer all or substantially all of its Property to any other Person or Persons, whether in one transaction or in a series of related transactions, (b) acquire all or substantially all of the Stock or Stock Equivalents of any other Person or (c) acquire all or substantially all of the assets of any other Person or all or substantially all of the assets constituting any line of business, division, branch, operating division or other unit operation of any other Person, in each case except for the following: (i) the merger, consolidation or amalgamation of any Group Member (other than the Borrower) into any other Group Member and (ii) the merger, consolidation or amalgamation of any Group Member for the sole purpose, and with the sole material effect, of changing its State of organization within the United States (each of the foregoing, a "Fundamental Change"); provided, however, that (A) in the case of any merger, consolidation or amalgamation involving the Borrower, the Borrower shall be the surviving Person, (B) in the case of any merger, consolidation or amalgamation involving any Group Member (other than the Borrower), a Group Member shall be the surviving Person and (C) prior to or contemporaneously with the consummation of any action permitted under this Section 6.7, all actions required to maintain the perfection of the Liens of the Agent on the Stock or property of such Group Member shall have been made.
Section 6.8  Change in Nature of Business.  No Group Member shall carry on any business, operations or activities (whether directly, through a joint venture, or otherwise) substantially different from those carried on by the Group Members at the date of the Original Credit Agreement and business, operations and activities reasonably related thereto.
Section 6.9  Transactions with Affiliates.  No Group Member shall, except as otherwise expressly permitted herein, enter into any other transaction directly or indirectly with, or for the benefit of, any Affiliate (including Guaranty Obligations with respect to any obligation of any such Affiliate), except for (a) transactions between or among the Group Members, (b) transactions in the ordinary course of business on a basis no less favorable to such Group Member as would be obtained in a comparable arm's length transaction with a Person not an Affiliate of such Group Member, (c) Restricted Payments permitted under Section 6.5, and (d) reasonable director compensation to directors of any Group Member to the extent such compensation is reflected in the Budget most recently delivered to the Agent.
Section 6.10                             Third-Party Restrictions on Indebtedness, Liens, Investments or Restricted Payments.  No Group Member shall incur or otherwise suffer to exist or become effective or remain liable on or be responsible for any Contractual Obligation limiting the ability of (a) any

Group Member (other than the Borrower) to make Restricted Payments to, or Investments in, or repay Indebtedness or otherwise Sell property to, any other Group Member or (b) any Group Member to incur or suffer to exist any Lien upon its property, whether now owned or hereafter acquired, securing any of its Obligations (including any "equal and ratable" clause and any similar Contractual Obligation requiring, when a Lien is granted on any property, another Lien to be granted on such property or any other property), except, for each of clauses (a) and (b) above, (x) pursuant to the Loan Documents and the First Lien Loan Documents and subject to the Intercreditor Agreement, and (y) limitations on Liens (other than those securing any Obligation) on any property whose acquisition, repair, improvement or construction is financed by purchase money Indebtedness, Capitalized Lease Obligations or Permitted Refinancings permitted under Section 6.1(a)(ii) or (iii) set forth in the Contractual Obligations governing such Indebtedness, Capitalized Lease Obligations or Permitted Refinancing or Guaranty Obligations with respect thereto.
Section 6.11 Modification of Certain Documents.  No Group Member shall waive or otherwise modify any term (or permit or consent to the waiver or modification of any term) of, or otherwise consent to any departure from any requirement of its Constituent Documents, except, in each case, without not less than five (5) Business Days' notice to the Agent (or such shorter notice period acceptable to the Agent in its sole discretion).  No Group Member shall waive or otherwise modify in any material respect any term (or permit or consent to the material waiver or modification of any term) of, or otherwise consent to any departure in any material respect from any requirement of any Material DL OLC Agreement without the prior consent of the Agent (such consent not to be unreasonably withheld, delayed or conditioned and it being understood that the approval of the Required Lenders shall be necessary for amendments that have a materially adverse impact on financial terms of any such Material DL OLC Agreement), including any change to the management services agreement with Cinedigm Digital Cinema Holdings, Inc. whereby any Liabilities of the Borrower thereunder would increase in any manner whatsoever. No Group Member shall waive or otherwise modify in any material respect any term (or permit or consent to the material waiver of modification of any term) of, the First Lien Loan Documents, the Mezzanine Financing Documents or the Convertible Notes Documents without the prior consent of the Agent and the Required Lenders (such consent not to be unreasonably withheld, delayed or conditioned).
Section 6.12 Accounting Changes; Fiscal Year.  No Group Member shall change its (a) accounting treatment or reporting practices, except as required by GAAP or any Requirement of Law, or (b) its fiscal year or its method for determining fiscal quarters or fiscal months.
Section 6.13 Margin Regulations.  No Group Member shall use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.
Section 6.14 Compliance with ERISA.  No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, have a Material Adverse Effect.  No Group Member shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan.

Section 6.15 Hazardous Materials. Other than such violations, Environmental Liabilities and effects that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, no Group Member shall cause or suffer to exist (a) the disposal, transportation, sale, reuse, recycle or Release of any Hazardous Materials from its property in violation of Environmental Laws or (b) the Release of any Hazardous Material at, to or from any real property owned, leased, subleased or otherwise operated or occupied by any Group Member that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any real property (whether or not owned by any Group Member).
Section 6.16 Lead Director.   Neither the Borrower nor the Board will amend the Lead Director Profile to provide the Lead Director with any rights including, without limitation, voting or consent rights, more favorable than the rights of any other member of the Board.
Section 6.17 Bank Accounts.  No Group Member shall create, own or otherwise have   an interest (whether ownership interest, an interest in deposited funds or otherwise) in any deposit or other bank account (including any securities account or any zero balance, payroll, withholding or other fiduciary account), other than the Concentration Account, the Cinedigm Lockbox Accounts, the Operating Accounts, the other accounts listed on Schedule 6.17 and accounts with a balance of less than $25,000 (it being understood that such accounts are not required to be set forth on Schedule 6.17 and the aggregate amount of funds standing to the credit of all such accounts does not at any time exceed $100,000) and with the consent  of the Agent (such consent not to be unreasonably withheld, conditioned or delayed), any bank accounts that replace, the Concentration Account or a Cinedigm Lockbox Account if necessary for the implementation of the cash management system of the Borrower; provided that such account is subject to the Lien of the Security Agreement and the Borrower (contemporaneously with the creation of such account) enters into an account control agreement in form satisfactory to the Agent whereby control is granted to the Agent in respect of such account; provided, further, that, subject to the Intercreditor Agreement, any replacement account for the Concentration Account shall be maintained with the Agent.
ARTICLE VII
EVENTS OF DEFAULT
Section 7.1   Events of Default.  Each of the following shall be an Event of Default:
(a) the Borrower shall fail to pay (i) any principal of any Loan when the same becomes due and payable (whether at stated maturity, upon prepayment or otherwise), (ii) any interest payable under any Loan Document and such non-payment continues for a period of three (3) Business Days after the due date therefor or (iii) any fee under any Loan Document or any other Obligation (other than those set forth in the immediately preceding clauses (i) and (ii) above) and such non-payment continues for a period of five Business Days after the due date therefor;
(b) any representation, warranty or certification made or deemed made by or on behalf of any Loan Party in any Loan Document or by or on behalf of any Loan Party (or any Responsible Officer thereof) in connection with any Loan Document (including in any document delivered in connection with any Loan Document) shall prove to have been incorrect in any material respect (without duplication of any materiality qualifier contained therein) when made or deemed made;
(c) any Loan Party or any Affiliate of a Loan Party shall fail to comply with (i) any provision of Article IV, Sections 5.1(q), 5.2(a)(i), 5.9, 5.15(b), 5.17, 5.18, 5.20, 5.21, 5.22, 5.29, 5.30 or Article VI or (ii) any other provision of any Loan Document if, in the case of this clause (ii), if capable of remedy such failure shall remain unremedied for thirty (30) days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which notice thereof shall have been given to the Borrower by the Agent or the Required Lenders, provided, however, that, with respect to any non-compliance with Section 5.1, the Borrower shall only be allowed one such 30-day grace period in any 12-month period and four (4) such 30-day grace periods during the term of this Agreement;
(d) (i) any Group Member shall fail to make any payment when due (whether due because of scheduled maturity, required prepayment provisions, acceleration, demand or otherwise) on any Indebtedness of any Group Member (other than the Obligations) and, in each case, such failure relates to Indebtedness having a principal amount of $1,000,000 or more, (ii) any other event shall occur or condition shall exist under any Contractual Obligation relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or (iii) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased (other than by a regularly scheduled payment or required prepayment), prior to the stated maturity thereof;
(e) (i) any Group Member shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against any Group Member seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its property and, in the case of any such proceedings instituted against (but not by or with the consent of) any Group Member, either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action sought in such proceedings shall occur or (iii) any Group Member shall take any corporate or similar action or any other action to authorize any action described in the immediately preceding clause (i) or (ii);
(f) one or more judgments, orders or decrees (or other similar process) shall be rendered against any Group Member (i)(A) in the case of money judgments, orders and decrees, involving an aggregate amount (excluding amounts adequately covered by insurance payable to any Group Member, to the extent the relevant insurer has not denied coverage therefor) in excess of $1,000,000 or (B) otherwise, that would reasonably be expected to have, in the aggregate, a Material Adverse Effect and (ii)(A) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree or (B) such judgment, order or decree shall not have been vacated or discharged for a period of 60 consecutive days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof;

(g) except pursuant to a valid, binding and enforceable termination or release permitted under the Loan Documents and executed by the Agent, or as otherwise expressly permitted under any Loan Document, (i) any provision of any Loan Document shall, at any time after the delivery of such Loan Document, fail to be valid and binding on, or enforceable against any Loan Party party thereto or (ii) any Loan Document purporting to grant a Lien to secure any Obligation shall, at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien on any Collateral purported to be covered thereby or such Lien shall fail or cease to be a perfected Lien with the priority required in the relevant Loan Document, or any Group Member shall state in writing that any of the events described in the immediately preceding clause (i) or (ii) shall have occurred;
(h) there shall occur any Change of Control;
(i) (i) any Intercompany Agreement set forth on Schedule 7.1(i) shall cease to be valid, binding or enforceable in accordance with its terms and within 120 days thereafter such agreement is not replaced with a new agreement or (ii) any Group Member shall be in breach of any of the same and the effect of such breach is to permit the termination of such agreement, and within 180 days thereafter such breach is not cured;
(j) (i) any Material DL OLC Agreement shall cease to be valid, binding or enforceable in accordance with its terms or (ii) any Group Member shall be in breach of any of the same and the effect of such breach is to permit the termination of such agreement, or such Material DL OLC Agreement is terminated as a result thereof, in each case where the individual agreements or cumulative agreements constitute the generation of in excess of $1,000,000 in net cash revenues in any 12-month period; or
(k) the occurrence of an ERISA Event that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to subject a Group Member to liability in excess of $250,000.
Section 7.2 Remedies.  During the continuance of any Event of Default, (a) the Agent may, and, at the request of the Required Lenders, shall, in each case by notice to the Borrower, declare immediately due and payable all or part of any Obligation (including the Loans and any accrued but unpaid interest thereon), whereupon the same shall become immediately due and payable, without presentment, demand, protest or further notice or other requirements of any kind, all of which are hereby expressly waived by the Borrower (and, to the extent provided in any other Loan Document, other Loan Parties) and (b) the Agent, may and, at the request of the Required Lenders, shall, exercise any other right or remedy provided under any Loan Document or by any applicable Requirement of Law; provided, however, that effective immediately upon the occurrence of any Event of Default specified in Section 7.1(e), (all Obligations (including in each case all Loans and any accrued all accrued but unpaid interest thereon) shall automatically become and be due and payable, without presentment, demand, protest or further notice or other requirement of any kind, all of which are hereby expressly waived by the Borrower (and, to the extent provided in any other Loan Document, any other Loan Party).
Section 7.3 Notice of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Event of Default and stating that such notice is a "notice of default."  The Agent will notify the Lenders of its receipt of any such notice.  The Agent shall take such action with respect to such Event of Default as may be directed by the Required Lenders in accordance with Article VII, provided, that unless and until the Agent has received any such direction in accordance with Section 8.3, the Agent may (but shall not be obligated to) take any action, or refrain from taking any action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.
ARTICLE VIII
THE AGENT
Section 8.1 Appointment and Authorization of the Agent.  (a) Appointment and Duties of Agent.  Each of the Lenders hereby irrevocably appoints Cortland (and any successors pursuant to Section 8.9) to act on its behalf as the administrative agent and the collateral agent hereunder and under the other Loan Documents, and each of the Lenders authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.
(b) Duties of Agent.  Each Lender hereby authorizes the Agent to (i) execute and deliver the Loan Documents to which it is a party and accept delivery thereof on its behalf from any Group Member, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Agent under such Loan Documents, (iii) act as "Agent" for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise, (vii) execute any amendment, consent or waiver under the Loan Documents to which the Agent is a party on behalf of any Lender that has consented in writing to such amendment, consent or waiver, and (viii) exercise such powers as are reasonably incidental thereto.
(c) Limited Duties.  Under the Loan Documents, the Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 2.10 with respect to the Register), with duties that are entirely administrative and mechanical in nature, notwithstanding the use of the defined term " Agent", "Agent" or the terms "agent," "Agent" and "Agent" and similar terms in any Loan Document to refer to the Agent or the Agent, which terms are used for title purposes only, (ii) are not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender hereby waives and agrees not to assert any claim against any Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.  None of the Persons identified on the facing page of this Agreement as a "syndication agent" or "documentation agent" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Persons that are also

Lenders, those obligations applicable to Lenders. Each Lender has independently and without reliance upon the Agent or any other Lender, made and shall continue to make its own independent investigation of the financial condition and affairs of Borrower and each Loan Party in connection with the making and the continuance of the Loans hereunder and the taking or not taking of any action in connection herewith, and its own appraisal of the creditworthiness of Borrower and each Loan Party. The Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Loan or at any time or times thereafter except as shall be provided by Borrower pursuant to the terms hereof.
Section 8.2 Binding Effect.  Each Lender agrees that (i) any action taken by the Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by such Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.
Section 8.3 Use of Discretion.  (a)  No Action without Instructions.  The Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection unless directed to do so in writing by Required Lenders. If the Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from Required Lenders; and the Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, Lenders shall not have any right of action whatsoever against the Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of Required Lenders.
(b) Right Not to Follow Certain Instructions.  Notwithstanding clause (a) above, the Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, such Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Agent, any other Secured Party) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Agent or any Related Person thereof or (ii) that is, in the opinion of the Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.
Section 8.4 Delegation of Rights and Duties.  The Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party).  Any such Person shall benefit from this Article IX to the extent provided by such Agent.
Section 8.5 Reliance and Liability.  (a) The Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 10.2, (ii) rely on the Register to the extent set forth in Section 2.10, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Loan Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.
(b) None of the Agent or any of its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and the Borrower hereby waive and shall not assert (and the Borrower shall cause each other Loan Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily and directly from the gross negligence or willful misconduct of the Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein.  Without limiting the foregoing, the Agent:
(i)   shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of such Agent, when acting on behalf of such Agent);
(ii)   shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;
(iii)  makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person or any Loan Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Loan Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by the Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by such Agent in connection with the Loan Documents; and
(iv) shall have no duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Loan Party or as to the existence or continuation or possible occurrence or continuation of any Event of Default or shall be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower, or any Lender describing such Event of Default clearly labeled "notice of default" (in which case such Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender and the Borrower hereby waives and agrees not to assert (and the Borrower shall cause each other Loan Party to waive and agree not to assert) any right, claim or cause of action it might have against the Agent based thereon.
Section 8.6 Agent Individually.  The Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Loan Party or Affiliate thereof as though it were not acting as an Agent and may receive separate fees and other payments therefor.  To the extent the Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms "Lender" and "Required Lender" and any similar terms shall, except where otherwise expressly provided in any Loan Document, include the Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Required Lenders, respectively.
Section 8.7 Lender Credit Decision.  Each Lender acknowledges that it shall, independently and without reliance upon the Agent or any Lender or any of their Related Persons or upon any document (including the Disclosure Documents) solely or in part because such document was transmitted by such Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Loan Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.  Except for documents expressly required by any Loan Document to be transmitted by the Agent to the Lenders, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come in to the possession of the Agent or any of its Related Persons.
Section 8.8 Expenses; Indemnities.  (a) Each Lender agrees to reimburse the Agent and each of its respective Related Persons (to the extent not reimbursed by any Loan Party) promptly upon demand for such Lender's pro rata share of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Loan Party) that may be incurred by the Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.
(b) Each Lender further agrees to indemnify the Agent and each of its respective Related Persons (to the extent not reimbursed by any Loan Party), from and against such Lender's aggregate pro rata share of the Liabilities (including Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender, including but not limited to Borrower's indemnification obligations set forth under Section 10.4 below) that may be imposed on, incurred by or asserted against such Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any

Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by such Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to such Agent or any of its Related Persons to the extent such liability has resulted primarily and directly from the gross negligence or willful misconduct of the Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.
Section 8.9 Resignation of Agent.  (a) The Agent may resign as Agent at any time by delivering notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date that is thirty (30) days after such notice is given, but only if at such time a successor Agent shall have been appointed in accordance herewith. If the Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent.  If, within thirty (30) days after the retiring Agent having given notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders.  Each appointment under this clause (a) shall be subject to the prior written consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of a Default.  Notwithstanding any other term and condition of this Agreement, the resignation of the Agent shall be effective no later than thirty (30) days after the retiring Agent having given notice of resignation.
(b) Effective immediately upon its resignation and the assignment of Liens in favor of the successor Agent or otherwise for the benefit of the Secured Parties, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the rights and duties of the Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents and (iv) subject to its rights under Section 8.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights and Liens as Agent under the Loan Documents.  Effective immediately upon its acceptance of a valid appointment as Agent and the assignment of Liens from the retiring Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents. Notwithstanding anything in this Agreement to the contrary, after any retiring Agent's resignation hereunder as the Agent, the provisions of this Article VIII and Sections 10.3 and 10.4 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement or while it was actively engaged in transferring its rights and obligations as Agent to the successor administrative agent.
Section 8.10 Release of Collateral or Guarantors.  Each Lender hereby consents to the release and hereby directs the Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:
(a) any Subsidiary Guarantor from its guaranty of any Obligation of any Loan Party if all of the Securities of such Subsidiary Guarantor owned by any Group Member are Sold in a Sale permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such Sale, such Subsidiary Guarantor would not be required to guaranty any Obligations pursuant to Section 5.18; and
(b) any Lien held by the Agent for the benefit of the Secured Parties against (i) any Collateral that is Sold by a Loan Party in a Sale permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 5.18 after giving effect to such Sale have been granted, (ii) any property subject to a Lien permitted hereunder in reliance upon Section 6.2(d) or (e) and (iii) all of the Collateral and all Loan Parties, upon (A) payment and satisfaction in full of all Loans and all other Obligations that the Agent has been notified in writing are then due and payable, (B) deposit of cash collateral with respect to all contingent Obligations in amounts and on terms and conditions and with parties satisfactory to the Agent and each Indemnitee that is owed such Obligations, and (C) to the extent requested by the Agent, receipt by the Secured Parties of liability releases from the Loan Parties each in form and substance acceptable to the Agent.
Each Lender hereby directs the Agent, and the Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 8.10.
Section 8.11 Additional Secured Parties.  The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender as long as, by accepting such benefits, such Secured Party agrees, as among the Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Agent, shall confirm such agreement in a writing in form and substance acceptable to the Agent) this Article VIII, Section 10.8, Section 10.9 and Section 10.20 and the decisions and actions of the Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 8.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept and (b) except as set forth herein specifically for such Secured Party, (i) each of the Agent and the Lenders shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (ii) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.
Section 8.12 Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial Proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loans shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and the Agent and their respective agents and counsel and all other amounts due the Secured Parties and the Agent under Sections 2.12 and 10.3) allowed in such judicial proceeding; and
(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.12 and 10.3.
ARTICLE IX
 LENDER REPRESENTATIONS AND WARRANTIES
Each of the Lenders hereby severally, and not jointly, represents and warrants to the Borrower and the Agent, as of the Initial Closing Date with respect to the Initial Lenders, and as of the Subsequent Closing Date with respect to the Subsequent Lenders, that:
Section 9.1 Organization and Existence. Such Lender, if such Lender is an entity, is a validly existing corporation, limited partnership or limited liability company and has all requisite corporate, partnership or limited liability company power and authority, and if such Lender is a natural person, all requisite power and authority, to lend to the Borrower and invest in the Shares pursuant to this Agreement.
Section 9.2 Authorization. The execution, delivery and performance by such Lender of the Loan Documents to which such Lender is a party have been duly authorized and each will constitute the valid and legally binding obligation of such Lender, enforceable against such Lender in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors' rights generally.
Section 9.3 Purchase Entirely for Own Account. The Shares to be received by such Lender hereunder will be acquired for such Lender's own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and such Lender has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to such Lender's right at all times to sell or otherwise dispose of all or any part of such Shares in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by such Lender to hold the Shares for any period of time. Neither such

Lender nor any Affiliate of such Lenders is a broker-dealer registered with the Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended, or an entity engaged in a business that would require it to be so registered.
Section 9.4 Investment Experience. Such Lender acknowledges that it can bear the economic risk and complete loss of its investment in the Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.
Section 9.5 Disclosure of Information. Such Lender has had an opportunity to receive all information related to the Borrower requested by it and to ask questions of and receive answers from the Borrower regarding the Borrower, its business and the terms and conditions of the offering of the Shares. Such Lender acknowledges receipt of copies of the SEC Filings. Neither such inquiries nor any other due diligence investigation conducted by such Lender shall modify, limit or otherwise affect such Lender's right to rely on the Borrower's representations and warranties contained in this Agreement.
Section 9.6 Restricted Shares. Such Lender understands that the Shares are characterized as "restricted securities" under the U.S. federal securities laws inasmuch as they are being acquired from the Borrower in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.
Section 9.7 Legends. It is understood that, except as provided below, certificates evidencing the Shares may bear the following or any similar legend:
(a) "The securities represented hereby have not been registered with the Securities and Exchange Commission or the securities commission of any state in reliance upon an exemption from registration under the Securities Act of 1933, as amended, and, accordingly, may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act of 1933, as amended, (ii) such securities may be sold pursuant to Rule 144 pursuant to the Securities Act of 1933, as amended, or (iii) the Borrower has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the Securities Act of 1933, as amended."
(b) If required by the authorities of any state in connection with the issuance of sale of the Shares, the legend required by such state authority.
Section 9.8   Accredited Lender. Such Lender is an accredited investor as defined in Rule 501(a) of Regulation D, as amended, under the 1933 Act, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Section 9.9   No General Solicitation. Such Lender did not learn of the investment in the Shares as a result of any general solicitation or general advertising.
Section 9.10 Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Loan Documents, any valid right, interest or claim against or upon the

Borrower, any Subsidiary or an Lender for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of such Lender.
Section 9.11 Rule 506 Compliance. Neither such Lender nor any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members is subject to any Disqualification Event under Rule 506(d) under the 1933 Act.
ARTICLE X
MISCELLANEOUS
Section 10.1 Amendments, Waivers, Etc. No amendment or waiver of any provision of any Loan Document and no consent to any departure by any Loan Party therefrom shall be effective unless the same shall be in writing and signed (i) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency, by the Agent (with the consent of the Required Lenders), the Borrower and any other Loan Party which is a party to the Loan Document in question, (ii) in the case of granting a new Lien for the benefit of the Secured Parties or extending an existing Lien over additional property, by the Agent, the Borrower and any other Loan Party which is a party to the Loan Document in question, and (iii) in the case of any other amendment, consent or waiver by the Required Lenders, the Agent, the Borrower and any other Loan Party which is a party to the Loan Document in question; provided, however, that no amendment, consent or waiver described in clauses (i), (ii), or (iii) above shall, unless in writing and signed by each Lender directly affected thereby, in addition to any other Person the signature of which is otherwise required pursuant to any Loan Document, do any of the following:
(i)    subject such Lender to any additional obligation;
(ii)   reduce (including through release, forgiveness, assignment or otherwise) (A) the principal amount of, the interest rate on, or any obligation of the Borrower to repay (whether or not on a fixed date), any outstanding Loan owing to such Lender, or (B) any fee or accrued interest payable to such Lender; provided, however, that this clause (ii) does not apply to any change to any provision increasing any interest rate or fee during the continuance of an Event of Default or to any payment of any such increase;
(iii) waive or postpone any scheduled maturity date or other scheduled date fixed for the payment, in whole or in part, of principal of or interest on any Loan or fee owing to such Lender;
(iv) except as provided in Section 10.12, release all or substantially all of the Collateral or any Subsidiary Guarantor from its guaranty of any Obligation of the Borrower;
(v)  reduce or increase the proportion of Lenders required for the Lenders (or any subset thereof) to take any action hereunder or change the definition of the term "Required Lenders;" or
(vi) amend Section 2.8, Section 8.10, Section 10.9 or this Section 10.1.

and provided, further, that (x) no amendment, waiver or consent shall affect the rights or duties under any Loan Document of, or any payment to, the Agent (or otherwise modify any provision of Article VIII or the application thereof) or any SPV that has been granted an option pursuant to Section 10.2(f) unless in writing and signed by the Agent or, as the case may be, such SPV in addition to any signature otherwise required, (y) the consent of the Borrower shall not be required to change any order of priority set forth in Section 2.8(c).
(b) Each waiver or consent under any Loan Document shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Loan Party shall entitle any Loan Party to any notice or demand in the same, similar or other circumstances.  No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.
Section 10.2 Assignments and Participations; Binding Effect.  (a) Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Lender that such Lender has executed it.  Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, the Borrower (except for Article VIII), the Agent, and each Lender and, to the extent provided in Section 8.11, each other Indemnitee and Secured Party and, in each case, their respective successors and permitted assigns.  Except as expressly provided in any Loan Document (including in Section 8.9), none of the Loan Parties, the Lenders, or the Agent shall have the right to assign any rights or obligations hereunder or any interest herein.
(b) Right to Assign.  Subject to the Intercreditor Agreement, each Lender may sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder (including all or a portion of its rights and obligations with respect to Loans) to (i) any existing Lender, (ii) any Affiliate or Approved Fund of any existing Lender or (iii) any Eligible Assignee consented to in writing by the Agent (which consent shall not be unreasonably withheld or delayed) and the Borrower (which consent shall not be unreasonably withheld or delayed, and the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by notice to the Agent within five (5) Business Days after having received notice thereof) unless a Default has occurred and is continuing, in which case, no such consent is required; provided, however, that (x) such Sales must be ratable among the obligations owing to and owed by such Lender and (y) the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans subject to any such Sale shall be an integral multiple of $100,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor's (together with its Affiliates' and Approved Funds') entire interest in the Loans or is made with the prior written consent of the Borrower and the Agent.
(c) Procedure.  The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to the Agent (which shall keep a copy thereof) an Assignment, together with any Note issued pursuant to Section 2.1(c), any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to the Agent), any tax forms required to be delivered pursuant to Section 2.11(f) and payment by the assignee of an assignment fee in the amount of $3,500; provided, that (i) no assignment fee shall be due and payable with respect to assignments (x) between Lenders and their respective Affiliates or Approved Funds or (y) involving the Agent, (ii) in the case of multiple assignments occurring on the same Business Day to any permitted assignee referenced in clause (b) above and its respective Affiliates or Approved Funds, only one assignment fee shall be due and payable and (iii) unless a Default has occurred and is continuing, the costs and expenses associated with the preparation and consummation of the Assignment shall be for the account of the assignor and assignee.  Upon receipt of all the foregoing, and conditioned upon such receipt, from and after the effective date specified in such Assignment, the Agent shall record or cause to be recorded in the Register the information contained in such Assignment.
(d) Effectiveness.  Effective upon the entry of such record in the Register, (i) such assignee shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender's rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto except that each Lender agrees to remain bound by Article VIII, Section 10.8 and Section 10.9 to the extent provided in Section 8.11).
(e) Grant of Security Interests.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and any other Loan Document to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f) Participants and SPVs.  In addition to the other rights provided in this Section 10.2, each Lender may, without notice to or consent from the Agent or the Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Loans; provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, such Lender's rights and obligations, and the rights and obligations of the Loan Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that each such participant and SPV shall be entitled to the benefit of Sections 2.11, but only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to Section 2.11(f) to the selling Lender and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation, provided, however, that in no case (including pursuant to clause (x) or (y) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document; and (C) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender's ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such

Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of Section 10.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in Section 10.1(a)(iv) (or amendments, consents and waivers with respect to Section 8.10 to release all or substantially all of the Collateral).  No party hereto shall institute (and the Borrower shall cause each other Loan Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability).  The agreement in the preceding sentence shall survive the payment in full of the Obligations.
Section 10.3 Costs and Expenses.  Except as otherwise expressly set forth in the Loan Documents, any action taken by any Loan Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of any Secured Party, shall be at the expense of such Loan Party, and no Secured Party shall be required under any Loan Document to reimburse any Loan Party or Group Member therefor.  In addition, the Borrower agrees to pay or reimburse upon demand (a) the Agent and the Lead Lender for all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and out-of-pocket costs for Agent's and Lead Lender's Counsel) incurred by any of them or any of their Related Persons in connection with the negotiation and documentation relating to the Loan Documents and the transaction contemplated hereby, and the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein (including periodic audits in connection therewith and environmental audits and assessments), in each case including the reasonable fees, charges and disbursements of legal counsel to the Agent, the Lead Lender or their respective Related Persons, fees, costs and expenses incurred in connection with Intralinks® or any other E-System and allocated to the Loans by the Agent in its sole discretion, (b) the Agent for all reasonable costs and expenses incurred by the Agent or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by the Agent for its examiners, if any), (c) any Acceptable Appraiser in connection with all reports and work related to the Loan Documents and (d) each of the Agent (including reasonable attorneys' fees and out-of-pocket costs for Agent's counsel), its Related Persons, and each Lender (to include the Lead Lender Counsel and Other Counsel) for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a "work-out," (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Loan Party, Loan Document or Obligation (or the response to and preparation for any subpoena or request for document production relating thereto), including fees and disbursements of counsel (including allocated costs of internal counsel).
Section 10.4 Indemnities.  (a) The Borrower agrees to indemnify, hold harmless and defend the Agent, each Lender, and each of their respective Related Persons (each such Person being an "Indemnitee") from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Disclosure Document, any Obligation (or the repayment thereof), the use or intended use of the proceeds of any Loan, or any Securities filing of, or with respect to, any Loan Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Loan Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions and this Agreement or the transactions contemplated hereby, (iii) any actual or prospective investigation, litigation or other proceeding relating to any of the matters described in clause (i) or (ii) of this Section 10.4, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of Securities or creditors (and including reasonable attorneys' fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise, or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the "Indemnified Matters"); provided, however, that the Borrower shall not have any liability under this Section 10.4 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter (to the extent such Indemnitee would otherwise be liable) other than, to the extent such liability has resulted solely from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.  Furthermore, the Borrower waives and agrees not to assert against any Indemnitee, and shall cause each other Loan Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.
(b) Without limiting the foregoing, "Indemnified Matters" includes all Environmental Liabilities, including those arising from, or otherwise involving, any property of any Related Person or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any real property of any Related Person, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Related Person or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by any Secured Party or following any Secured Party having become the successor-in-interest to any Loan Party and (ii) are attributable solely to acts of such Indemnitee.

Section 10.5 Survival.  Any indemnification or other protection provided to any Indemnitee pursuant to any Loan Document (including pursuant to Section 2.11, Article VIII, Section 10.3, Section 10.4 or this Section 10.5) and all representations and warranties made in any Loan Document shall (a) survive the payment in full of other Obligations and (b) inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.
Section 10.6 Limitation of Liability for Certain Damages.  In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).  The Borrower hereby waives, releases and agrees (and shall cause each other Loan Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.
Section 10.7 Lender-Creditor Relationship.  The relationship between the Lenders, on the one hand, and the Loan Parties, on the other hand, is solely that of lender and creditor.  No Secured Party has any fiduciary relationship or duty to any Loan Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Loan Parties by virtue of, any Loan Document or any transaction contemplated therein.
Section 10.8 Right of Setoff.  Subject to the Intercreditor Agreement, with the prior written consent of the Agent, each of the Agent, each Lender, and each Affiliate (including each branch office thereof) of any of them are hereby authorized, without notice or demand (each of which is hereby waived by the Borrower), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by the Agent, such Lender, or any of their respective Affiliates to or for the credit or the account of the Borrower against any Obligation of any Loan Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured.  Each Lender agrees promptly to notify the Borrower of any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights under this Section 10.8 are in addition to any other rights and remedies (including other rights of setoff) that the Agent, the Lenders and their Affiliates and other Secured Parties may have.
Section 10.9 Sharing of Payments, Etc.  If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Loan Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or "proceeds" (as defined under the applicable UCC) of Collateral) other than pursuant to Section 2.11 and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, the Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Secured Parties such participations in their Obligations as necessary for such Lender to share such excess payment with such Secured Parties to ensure such payment is applied as though it had been received by the

Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
Section 10.10 Marshaling; Payments Set Aside.  No Secured Party shall be under any obligation to marshal any property in favor of any Loan Party or any other party or against or in payment of any Obligation.  To the extent that any Secured Party receives a payment from the Borrower, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.
Section 10.11 Notices.  (a) Addresses.  All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to, with respect to any party, the Persons and addresses specified under such party's name on Schedule 10.11 or on the signature page of any applicable Assignment, (ii) except as provided in Section 10.11(b), posted to Intralinks® (to the extent such system is available and set up by or at the direction of the Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-coded fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to the Agent prior to such posting, (iii) except as provided in Section 10.11(b), posted to any other E-System set up by or at the direction of the Agent in an appropriate location or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrower and the Agent, to the other parties hereto and (B) in the case of all other parties, to the Borrower and the Agent.  Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth in clause (i) above) shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System.
(b) Effectiveness.  All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, when received, (iv) if delivered by facsimile, including E-Fax (other than the posting to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender's receipt of confirmation of proper transmission, and (iv) if delivered by posting to any E-System, on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-

System; provided, however, that no communications to the Agent pursuant to Article II or Article VIII shall be effective until received by the Agent and no notice, demand, request, direction or other communication to any Loan Party pursuant to Section 10.11 shall be effective unless given in accordance with the methods described in clauses (i) through (iv) (other than by E-Fax) of this Section 10.11(b).
Section 10.12 Electronic Transmissions.  (a) Authorization.  Subject to the provisions of Section 10.11, each of the Agent, the Borrower, the Lenders, and each of their Related Persons is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein.  The Borrower and each Secured Party hereby acknowledges and agrees, and the Borrower shall cause each other Group Member to acknowledge and agree, that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.
(b) Signatures.  Subject to the provisions of Section 10.11, (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E‑Signature on any such posting shall be deemed sufficient to satisfy any requirement for a "signature" and (C) each such posting shall be deemed sufficient to satisfy any requirement for a "writing," in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which each Secured Party and Loan Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party's or beneficiary's right to contest whether any posting to any E-System or E-Signature has been altered after transmission.
(c) Separate Agreements.  All uses of an E-System shall be governed by and subject to, in addition to Section 10.11 and this Section 10.12, separate terms and conditions posted or referenced in such E-System and related Contractual Obligations executed by Secured Parties and Group Members in connection with the use of such E-System.
(d) LIMITATION OF LIABILITY.  ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED "AS IS" AND "AS AVAILABLE".  NONE OF AGENT, ANY LOAN PARTY OR ANY OF THEIR RESPECTIVE RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION, AND EACH DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN.  NO WARRANTY OF ANY KIND IS MADE BY THE AGENT, ANY LOAN PARTY OR ANY OF THEIR RESPECTIVE RELATED PERSONS IN

CONNECTION WITH ANY E‑SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS.  The Borrower and each Secured Party agree (and the Borrower shall cause each other Loan Party to agree) that neither the Agent nor any Loan Party has any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.
Section 10.13 Governing Law.  This Agreement, each other Loan Document that does not expressly set forth its applicable law, and the rights and obligations of the parties hereto and thereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, without reference to rules or principles of conflicts of laws that would require the application of the laws of any other jurisdiction.
Section 10.14 Jurisdiction.  (a) Submission to Jurisdiction.  Any legal action or proceeding with respect to any Loan Document may be brought in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States for the Southern District of New York and, by execution and delivery of this Agreement, each party hereto hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  The parties hereto (and, to the extent set forth in any other Loan Document, each other Loan Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.
(b) Service of Process.  Each party hereto (and, to the extent set forth in any other Loan Document, each other Loan Party) hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of each party hereto specified in Section 10.11 (and shall be effective when such mailing shall be effective, as provided therein).  Each party hereto (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(c) Non-Exclusive Jurisdiction.  Nothing contained in this Section 10.14 shall affect the right of the Agent, any Lender or any Loan Party to serve process in any other manner permitted by applicable Requirements of Law or the right of any party hereto to commence legal proceedings or otherwise proceed against any party hereto, any Loan Party or any of the Collateral in any other jurisdiction.
Section 10.15 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO, OR DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREIN OR RELATED THERETO (WHETHER FOUNDED IN

CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY AND NO RELATED PERSON OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS, AS APPLICABLE, BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.
Section 10.16 Severability.  Any provision of any Loan Document being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of any Loan Document or any part of such provision in any other jurisdiction.
Section 10.17 Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.  Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.
Section 10.18 Entire Agreement.  The Loan Documents embody the entire agreement of the parties and supersede all prior agreements and understandings relating to the subject matter thereof and any prior letter of interest, commitment letter, fee letter, confidentiality and similar agreements involving any Loan Party and any of the Agent, any Lender or any of their respective Affiliates relating to a financing of substantially similar form, purpose or effect.  In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern (unless such terms of such other Loan Documents are necessary to comply with applicable Requirements of Law, in which case such terms shall govern to the extent necessary to comply therewith).
Section 10.19 Use of Name.  The Borrower agrees, and shall cause each other Loan Party to agree, that it shall not, and none of its Affiliates shall, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of the Securities of any Loan Party) using the name, logo or otherwise referring to the Agent or any of its Affiliates, the Loan Documents or any transaction contemplated therein to which the Secured Parties are party without at least two (2) Business Days' prior notice to the Agent and without the prior consent of the Agent except to the extent required to do so under applicable Requirements of Law and then, only after consulting with the Agent prior thereto.
Section 10.20 Non-Public Information; Confidentiality.  (a) Each Lender acknowledges and agrees that it may receive material non-public information hereunder concerning the Loan Parties and their Affiliates and Securities and agrees to use such information in compliance with all relevant policies, procedures and Contractual Obligations and applicable Requirements of Laws (including United States federal and state security laws and regulations).

(b) Each Lender and the Agent agrees to use reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Loan Party as confidential, except that such information may be disclosed (i) with the Borrower's prior written consent, (ii) to Related Persons of such Lender or Agent, as the case may be, that are advised of the confidential nature of such information and are instructed to keep such information confidential, (iii) to the extent such information presently is or hereafter becomes available to such Lender or Agent, as the case may be, on a non-confidential basis from a source other than any Loan Party, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements or in any tombstone or other advertising materials (provided that disclosure in any tombstone or other advertising materials shall be limited to matters previously disclosed in any press release made by or on behalf of a Loan Party or otherwise consented to in writing by the Borrower), (vi) to current or prospective assignees, SPVs grantees of any option described in Section 9.2(f) or participants, and to their respective Related Persons, in each case to the extent such assignees, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 10.20 and (viii) in connection with the exercise of any remedy under any Loan Document.  In the event of any conflict between the terms of this Section 10.20 and those of any other Contractual Obligation entered into with any Loan Party (whether or not a Loan Document), the terms of this Section 10.20 shall govern.
Section 10.21 USA Patriot Act; OFAC.  Each Lender that is subject to the PATRIOT Act  and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, each other Group Member and each shareholder of the Borrower holding 10% or more of the outstanding common shares, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Act.  In addition, Borrower agrees to (a) ensure that no Person who owns a controlling interest in or otherwise controls Borrower or any Subsidiary of Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by OFAC, the Department of the Treasury or included in any Executive Order of the President of the United States, (b) not to use or permit the use of proceeds of the Obligations to violate any of the foreign asset control regulations of the OFAC or any enabling statute or Executive Order of the President of the United States relating thereto, and (c) comply, or cause its Subsidiaries to comply, with the applicable laws.
Section 10.22 Intercreditor Agreement.  To the extent any provision of this Agreement conflicts with the terms and provisions of the Intercreditor Agreement, the Intercreditor Agreement shall control.
This agreement and the rights and obligations evidenced hereby are subject to the terms and conditions of that certain Intercreditor Agreement, dated as of July 14, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Intercreditor Agreement"), by and between Société Générale, as First Lien Agent (as defined therein), and Cortland Capital Market Services LLC, as Second Lien Agent (as

defined therein).  In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall control.

[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
CINEDIGM CORP., as Borrower
By:	/s/ Christopher J. McGurk
Name:	Christopher J. McGurk
Title:	Chief Executive Officer

Signature Page to Second Lien Loan Agreement

CORTLAND CAPITAL MARKET SERVICES LLC, as Agent
By:	/s/ Matthew Trybula
Name:	Matthew Trybula
Title:	Associate Counsel
Signature Page to Second Lien Loan Agreement

FIRST BANK & TRUST AS CUSTODIAN OF THE RONALD L. CHEZ IRA #1073, as Lender and Lead Lender
By:	/s/ Karen Rose
Name:	Karen Rose
Title:	Authorized Signatory

Signature Page to Second Lien Loan Agreement

Schedule I – Initial Len
Initial Lender	Loan Commitment
First Bank & Trust as Custodian of The Ronald L. Chez Ira #1073	$2,000,00000

Schedule I to Second Lien Loan Agreement – Initial Lenders

Schedule II – Subsequent Lenders

Subsequent Lender	Loan Commitment	Date of Subsequent Loan

Schedule II to Second Lien Loan Agreement – Subsequent Lenders

Schedule III – Cinedigm Lockbox Account Details
Holder	Account Name	Bank Name	Address	Borrower Name	Acct Number	Routing Number	Relationship Mgr	Phone #
Cinedigm Corp.	Deposit Acct	OneWest Bank, N.A.	888 E. Walnut St. Pasadena, CA 91101	Cinedigm Entertain- ment Corp		1312011660	Olga Fomina	626- 535- 4878
Cinedigm Corp.	Deposit Acct	OneWest Bank, N.A.	888 E. Walnut St. Pasadena, CA 91101	Cinedigm Theatrical		1312011660	Olga Fomina	626- 535- 4878
Cinedigm Corp.	Deposit Acct	OneWest Bank, N.A.	888 E. Walnut St. Pasadena, CA 91101	Cinedigm Home Enternain- ment		1312011660	Olga Fomina	626- 535- 4878
Cinedigm Entertain- ment Corp.	Operat- ing Acct	OneWest Bank, N.A.	888 E. Walnut St. Pasadena, CA 91101			1312011660	Olga Fomina	626- 535- 4878
Cinedigm Corp.	Operat- ing Acct	OneWest Bank, N.A.	888 E. Walnut St. Pasadena, CA 91101			1312011660	Olga Fomina	626- 535- 4878
Schedule III to Second Lien Loan Agreement – Central Lockbox Account Details

Holder	Account Name	Bank Name	Address	Borrower Name	Acct Number	Routing Number	Relationship Mgr	Phone #
Cinedigm Corp.	Concentr ation Acct	OneWest Bank, N.A.	888 E. Walnut St. Pasadena, CA 91101			1312011660	Olga Fomina	626- 535- 4878
Cinedigm Corp.	Concentr ation	Societe Generale, New York Branch	245 Park Avenue, New York, NY 10167 USA	Cinedigm Corp.		026004226	Elaine Khalil	212- 278- 6852

Schedule III to Second Lien Loan Agreement – Central Lockbox Account Details

Schedule 1.1 – Excluded Payments to Shout Factory
None.
Schedule 1.1 to Second Lien Loan Agreement – Excluded Payments to Shout Factory

Schedule 3.2 – Governmental Permits

None.
Schedule 3.2 to Second Lien Loan Agreement – Governmental Permits

Schedule 3.3 – Ownership of Group Members and Subsidiaries
(all figures as of June 30, 2016)
	Full Legal Name	Jurisdiction of Organization	Organizational Number	Tax Number	Location of Chief Executive Office	Number of Shares of each Class of Stock	Number of Shares Outstanding	Percentage of Outstanding Shares for Each Class Owned
1	Cinedigm Corp.	Delaware	3204702	22-3720962	902 Broadway, 9th Floor New York, NY 10010	21,000,000 shares of Class A Common Stock, 1,231,000 shares of Class B Common Stock, and 20 shares of Series A Preferred Authorized	7,879,593 shares of Class A Common Stock, 0 shares of Class B Common Stock, and 7 shares of Series A Preferred outstanding
2	ADM Cinema Corporation d/b/a the Pavilion Theatre	Delaware	3900739	20-2260904	902 Broadway, 9th Floor New York, NY 10010	1,000	1,000	100% by Cinedigm Corp.
3	Vistachiara Productions Inc., d/b/a The Bigger Picture	Delaware	4265961	20-8085399	902 Broadway, 9th Floor New York, NY 10010	1,000	100	100% by Cinedigm Corp.
4	Vistachiara Entertainment, Inc.	Delaware	4456723	N/A	902 Broadway, 9th Floor New York, NY 10010	1000	100	100% by Cinedigm Corp.
5	Cinedigm Entertainment Corp.	New York	1463956	13-3578656	902 Broadway, 9th Floor New York, NY 10010	100	100	100% by Cinedigm Corp.

Schedule 3.3 to Second Lien Loan Agreement – Ownership of Group Members and Subsidiaries

	Full Legal Name	Jurisdiction of Organization	Organizational Number	Tax Number	Location of Chief Executive Office	Number of Shares of each Class of Stock	Number of Shares Outstanding	Percentage of Outstanding Shares for Each Class Owned
6	Cinedigm Entertainment Holdings, LLC	Delaware	5411880	46-3866070	902 Broadway, 9th Floor New York, NY 10010	N/A	N/A	100% by Cinedigm Corp.
7	Access Digital Media, Inc.	Delaware	3621753	20-0037764	902 Broadway, 9th Floor New York, NY 10010	50,000,000	24,586,169	100% by Cinedigm DC Holdings, LLC
8	Christie/AIX, Inc.	Delaware	3980067	20-3133713	902 Broadway, 9th Floor New York, NY 10010	4,000,000	755,861	100% by Access Digital Media, Inc.
9	Access Digital Cinema Phase 2, Corp.	Delaware	4443030	26-1444888	902 Broadway, 9th Floor New York, NY 10010	1,000	100	100% by Cinedigm Corp.
10	Access Digital Cinema Phase 2 B/AIX Corp.	Delaware	4619834	26-4372242	902 Broadway, 9th Floor New York, NY 10010	1,000	100	100% by Access Digital Cinema Phase 2, Corp.
11	Cinedigm Digital Funding I, LLC	Delaware	4809809	27-2336070	902 Broadway, 9th Floor New York, NY 10010	N/A	N/A	100% by Christie/AIX, Inc.
12	CDF2 Holdings, LLC	Delaware	4889179	27-3843120	902 Broadway, 9th Floor New York, NY 10010	N/A	N/A	100% by Access Digital Cinema Phase 2, Corp.
13	Cinedigm Digital Funding 2, LLC	Delaware	5023164	27-3843120	902 Broadway, 9th Floor New York, NY 10010	N/A	N/A	100% by CDF2 Holdings, LLC

Schedule 3.3 to Second Lien Loan Agreement – Ownership of Group Members and Subsidiaries

	Full Legal Name	Jurisdiction of Organization	Organizational Number	Tax Number	Location of Chief Executive Office	Number of Shares of each Class of Stock	Number of Shares Outstanding	Percentage of Outstanding Shares for Each Class Owned
14	Cinedigm Digital Cinema Australia Pty Ltd	Australia	N/A	N/A	902 Broadway, 9th Floor New York, NY 10010	100	100	100% by Cinedigm Corp.
15	Cinedigm DC Holdings, LLC	Delaware	5290958	46-2100494	902 Broadway, 9th Floor New York, NY 10010	N/A	N/A	100% by Cinedigm Corp.
16	Cinedigm Home Entertainment, LLC	Delaware	5416861	46-3906168	Cinedigm Corp. 902 Broadway, 9th Floor New York, NY 10010	N/A	N/A	100% by Cinedigm Entertainment Holdings, LLC
17	Cinedigm Entertainment Corp.	New York	1463956	13-3578656	Cinedigm Corp. 902 Broadway, 9th Floor New York, NY 10010	100	100	100% by Cinedigm Corp.
18	Con TV, LLC	Delaware	5552066	47-1455273	Cinedigm Corp. 902 Broadway, 9th Floor New York, NY 10010	N/A	N/A	85% by Cinedigm Entertainment Corp.; 10% by Wizard World, Inc.; 2.5% by ROAR, LLC, and 2.5% by Bristol Capital, LLC
19	Docurama, LLC	Delaware	5710408	47-3536327	Cinedigm Corp. 902 Broadway, 9th Floor New York, NY 10010	N/A	N/A	100% by Cinedigm Entertainment Corp.
20	Dove Family Channel, LLC	Delaware	5710414	47-3543247	Cinedigm Corp. 902 Broadway, 9th Floor New York, NY 10010	N/A	N/A	100% by Cinedigm Entertainment Corp.

Schedule 3.3 to Second Lien Loan Agreement – Ownership of Group Members and Subsidiaries

	Full Legal Name	Jurisdiction of Organization	Organizational Number	Tax Number	Location of Chief Executive Office	Number of Shares of each Class of Stock	Number of Shares Outstanding	Percentage of Outstanding Shares for Each Class Owned
21	Cinedigm OTT Holdings, LLC	Delaware	5819768	47-5022190	Cinedigm Corp. 902 Broadway, 9th Floor New York, NY 10010	N/A	N/A	100% by Cinedigm Entertainment Corp.
22	Cinedigm Productions, LLC	Delaware	5838339	47-5227694	Cinedigm Corp. 902 Broadway, 9th Floor New York, NY 10010	N/A	N/A	100% by Cinedigm Entertainment Corp.

Schedule 3.3 to Second Lien Loan Agreement – Ownership of Group Members and Subsidiaries

Schedule 3.13 – ERISA

1. 401(k) Plan.
   Cinedigm Digital Cinema Corp.

2. Health Plans:
   Cinedigm Corp.: UnitedHealth; Anthem Blue Cross Vision and Dental

Schedule 3.13 to Second Lien Loan Agreement – ERISA

Schedule 3.14 – Environmental Matters

None.

Schedule 3.14 to Second Lien Loan Agreement – Environmental Matters

Schedule 3.16 – Real Property

Leased Property*
Address				Owner

188 Prospect Park W	Brooklyn	NY	11215	Pavilion on the Park LLC c/o Hidrock Realty Inc.

902 Broadway, 9th Floor	New York	NY	10010	902 Associates c/o Newmark & Co. Real Estate. Inc.

1901 Avenue of the Stars, 12th Floor	Los Angeles	CA	90067	Douglass Emmett 2011, LLC

*  No Real Property owned
Schedule 3.16 to Second Lien Loan Agreement – Real Property

Schedule 3.18 – Material Cinedigm Home Entertainment, LLC Agreements, Distribution Agreements and OLC Agreements
1.	4K Media Inc.
a.	Standard Form Video License, "Yu-Gi-Oh!", dated as of August 23, 2012, as amended
2.	Artina Film Fund, LLC
a.	Short Form Distribution Agreement dated as of December 12, 2012, "The English Teacher"
b.	Distribution Agreement (with Tribeca Enterprises) for the film entitled "The English Teacher" dated as of December 12, 2012
3.	Bejuba! Entertainment LLC
a.	Standard Form Video License dated as of August 6, 2013, "Stella and Sam" (not executed)
b.	Amendment anticipated for the expansion of rights for "Stella and Sam" to add international SVOD; 15% distribution fee for digital (in negotiations)
4.	Bl!nder Films Limited and Citadel Films Limited
a.	Distribution Agreement dated as of March 20, 2012, as amended, "Citadel"
5.	CCI Releasing, Inc.
a.	Standard Form Video License dated as of April 10, 2013, "Harry and His Bucket Full of Dinosaurs"
6.	Childs Play Limited (Malta)
a.	Distribution Agreement dated as of November 14, 2012, "Come Out and Play"
7.	Corus Entertainment Inc.
a.	Standard Form Video License dated as of September 10, 2013, "Hot Wheels Battle Force 5" (not executed)
b.	Standard Form Video License dated as of October 3, 2013, "Beyblade" (not executed)
8.	Dentsu Inc.
a.	License Agreement dated as of December 15, 2012, "Deltora Quest" (not executed)
9.	Dipper Films, LLC
a.	License Agreement dated as of April 4, 2013, "Our Nixon"
10.	Discovery Licensing, Inc.
a.	Home Video License Agreement dated May 26, 2009, as amended
11.	Drafthouse Films, LLC
a.	Standard Form Distribution Agreement dated as of August 1, 2013 (not executed)
12.	EuropaCorp (a French limited liability company)
a.	"22 Bullets" License Agreement dated as of February 12, 2013
Schedule 3.18 to Second Lien Loan Agreement – Material Cinedigm Home Entertainment, LLC Agreements,
Distribution Agreements and OLC Agreements

13.	Everyman's Journey, LLC
a.	Distribution Agreement dated as of July 2, 2012, "Don't Stop Believin': Everyman's Journey"
14.	The Film Arcade, LLC
a.	Cinedigm-Film Arcade Co-Acquisition Agreement effective as of March 22, 2013, "Afternoon Delight" (not executed)
b.	Motion Picture Distribution Agreement between The Film Arcade, LLC and Afternoon Delight, LLC dated as of March 22, 2013
15.	GKIDS Inc.
a.	Standard Form Video License dated as of February 13, 2012, "Chico & Rita"
b.	Standard Form Video License dated as of February 13, 2012, "A Cat in Paris"
c.	Standard Form Video License, dated as of September 26, 2012, multiple Pictures
d.	Standard Form Video License dated as of February 22, 2013, "From Up on Poppy Hill"
e.	Standard Form Video License to be dated as of September 23, 2013, "Ernest & Celestine" (not executed)
f.	Standard Form Video License, "Patema Inverted," "La Nocturna," "Welcome To the Space Show," "Eleanor's Secret" (in negotiations)
16.	Great Barrington, LLC
a.	License Agreement dated as of May 15, 2012, "In Our Nature"
17.	Haunted, LLC
a.	Short Form Distribution Agreement dated as of October 1, 2013, "Dark House" (not executed)
18.	The Hive Enterprises, Ltd.
a.	Standard Form Video License dated as of May 31, 2012, "The Hive"
b.	Amendment anticipated for the expansion of rights for "The Hive" to add international SVOD; $50,000 advance, 50% royalty for digital (in negotiations)
19.	Jim Henson Henson Company
a.	Standard Form Video License dated as of February 19, 2013, as amended
20.	Liberty Spikes Production LLC
a.	Distribution Agreement dated September 2, 2015, "Punk's Dead: SLC Punk 2"
21.	Lindy Hop Pictures, LLC
a.	Distribution Agreement dated September 24, 2012, "Call Me Kuchu"
22.	McCurry Homestead LLC
a.	Distribution Agreement dated as of October 11, 2012, "Dead Man's Burden"
23.	Meadowland Movie, LLC
a.	Distribution Agreement dated as of August 13, 2015, "Meadowland"
24.	MV Nepenthes LLC
a.	Short Form Distribution Agreement dated as of October 15, 2012, "Violet and Daisy"

Schedule 3.18 to Second Lien Loan Agreement – Material Cinedigm Home Entertainment, LLC Agreements,
Distribution Agreements and OLC Agreements

25.	Namco Bandai Games America
a.	Standard Form Video License dated as of June 3, 3013, "Tekken: Blood Vengeance" (not executed)
26.	Narco Cultura, LLC
a.	Distribution Agreement dated as of February [__], 2013, "Narco Cultura" (not executed)
27.	Nerd Corps International Distribution Inc.
a.	Standard Form Video License dated as of May 10, 2013, "League of Super Evil"
28.	Netflix, Inc.
a.	First Amended and Restated License Agreement for Internet Transmission, dated as of October 12, 2012, as amended.
29.	Nippon Television Corp.
a.	"Hunter X Hunter;" $75,000 advance, 25% royalty for home entertainment, 50% for digital (in negotiations)
b.	"Berserk;" $50,000 advance, 25% royalty for home entertainment, 50% for digital (in negotiations)
30.	Parthenon Entertainment Limited, trading as Sky Vision
a.	Standard Form Video License dated as of December 19, 2012, as amended, "Jakers The Wibbly Pig"
31.	Passion Distribution Ltd.
a.	Standard Form Distribution Agreement dated as of September 20, 2013, "An Idiot Abroad" (not executed)
b.	Standard Form Distribution Agreement dated as of September 20, 2013, "My Politician's Husband" (not executed)
c.	Standard Form Video License dated as of September 15, 2013, "Derek" (not executed)
32.	Permacology Productions Pty Ltd.
a.	Standard Form Video License dated as of May 22, 2012, "Hungry for Change"
33.	Production I.G, Inc.
a.	"Ghost in the Machine 2: Innocence;" $50,000 advance, 25% royalty for home entertainment, 50% for digital (in negotiations)
34.	Radcliffe Pictures, LLC
a.	Distribution Agreement dated as of January 23, 2013, "Absence"
35.	Red Arrow International GmbH
a.	Standard Form Video License dated as of June 17, 2013, "Lilyhammer" (not executed)
36.	Rooster Teeth Productions LLC
a.	Standard Form Video License dated as of December 7, 2009, as amended
Schedule 3.18 to Second Lien Loan Agreement – Material Cinedigm Home Entertainment, LLC Agreements,
Distribution Agreements and OLC Agreements

37.	Scholastic
a.	Distribution Agreement Deal Terms dated as of January 1, 2012, "The Magic School Bus"
b.	Letter Agreement dated as of June 27, 2002, as amended
38.	RGM-NewBreed Music LLC
a.	Distribution Agreement, dated as of January 20, 2016, "Alive in Asia"
39.	Serengeti Entertainment Limited
a.	Short Form Distribution Agreement dated as of May 7, 2013, "Penguin King 3D" a.k.a. "Adventures of the Penguin King"
40.	Short Term Holdings, LLC
a.	Short Form Distribution Agreement dated as of March 25, 2012, "Short Term 12"
41.	Shout! Factory, LLC
a.	Videogram Manufacturing and Distribution Agreement dated March 13, 2007, as amended
42.	Show of Force, LLC
a.	Standard Form Video License dated as of June 28, 2012, "Half the Sky"
43.	Tele München Group
a.	"Flashpoint;" 15% distribution fee for digital (in negotiations)
44.	The Bully Chronicles, LLC
a.	Distribution Agreement dated September 15, 2015, "A Girl Like Her"
45.	Third Eye Motion Picture Co., Inc.
a.	Video License Agreement dated as of March 22, 2005, as amended, "Paradise Lost: The Child Murders at Robin Hood Hills"
b.	Video License Agreement dated as of February 12, 2001, as amended, "Paradise Lost 2: Revelations"
c.	Standard Form Video License dated as of January 12, 2012, "Paradise Lost 3: Purgatory"
46.	Tipping Point Productions, LLC
a.	Short Form Distribution Agreement dated as of September 24, 2013, "Night Moves" (not executed)
47.	Toei Animation Inc.
a.	License Agreement dated April 1, 2012, as amended
b.	Exercise of Option to Acquire Rights dated December 17, 2012
c.	License Agreement, Videogram and Digital Distribution Rights, dated as of March 1, 2013, "Zatchbell!!"
d.	License Agreement, Videogram and Digital Distribution Rights dated as of March 1, 2013, "Saint Seiya, The Hades, Omega, The Heavens"
e.	License Agreement, Videogram and Digital Distribution Rights, "Magical Doremi" (in negotiations)
Schedule 3.18 to Second Lien Loan Agreement – Material Cinedigm Home Entertainment, LLC Agreements,
Distribution Agreements and OLC Agreements

f.	License Agreement, Videogram and Digital Distribution Rights, "Slam Dunk" (in negotiations)
48.	Toho Co., Ltd.
a.	"Godzilla versus Mechagodzilla" and "Son of Godzilla;" $60,000 advance, 25% royalty for home entertainment, 50% for digital (in negotiations)
49.	Tohokushinsha Film Company
a.	"Space Battleship Yamato;" $100,000 advance, 25% royalty for home entertainment, 50% for digital (in negotiations)
b.	"Reideen;" $75,000 advance, 25% royalty for home entertainment, 50% for digital (in negotiations)
50.	Tribeca Enterprises LLC
a.	Tribeca Film DVD and Digital Distribution agreement dated June 1, 2010, as amended
51.	TrustNordisk ApS (a Danish private limited company)
a.	Short Form Distribution Agreement dated as of September 25, 2013, "Easy Money 2" and "Easy Money 3" (not executed)
52.	Vertebra Newman Film Company, LLC
a.	Short Form Distribution Agreement dated as of November 15, 2012, as amended, "Arthur Newman"
53.	The Vivid Unknown, LLC
a.	License Agreement dated as of February 22, 2013, "Visitors"
54.	The Weinstein Company, LLC
a.	Videogram Distribution Agreement, dated September 15, 2009
55.	ZDF Enterprises GmbH
a.	Standard Form Distribution Agreement dated as of July 1, 2010, as amended, "H2O: Just Add Water"
b.	Standard Form Video License dated as of April 29, 2013, "Wolfblood" and "Wolfblood Files" (not executed)
c.	Standard Form Video License dated as of May 30, 2013, "Mako Mermaids" (not executed)
56.	Zodiak Rights Limited
a.	Programme License Agreement dated as of September 24, 2012, as amended, "Being Human"
b.	License Agreement dated as of December 27, 2012, "My Big Fat Gypsy Wedding"
c.	Standard Form Video License dated as of January 11, 2013, as amended, "Totally Spies"
d.	Standard Form Video License dated as of January 11, 2013, "The Secret World of Santa Claus"

Schedule 3.18 to Second Lien Loan Agreement – Material Cinedigm Home Entertainment, LLC Agreements,
Distribution Agreements and OLC Agreements

e.	Programme License Agreement dated as of June 27, 2013, "Dani's House" and "Let's Play"

Schedule 3.18 to Second Lien Loan Agreement – Material Cinedigm Home Entertainment, LLC Agreements,
Distribution Agreements and OLC Agreements

Schedule 5.13 – Maintenance of Insurance
USI Insurance Service LLC
Schedule of Insurance 2015 – 2017

	Effective	Expiration		Policy		Retention /	Annual
Coverage	Date	Date	Carrier	Number	Limits	Deducitbles	Premium

Employed Lawyers Liability
	7/12/2016	7/12/2017	Illinois National Ins.	14156966	$ 500,000 Aggregate Limit	$10,000	$ 5,002
					$ 500,000 Each Claim
Cyber E&O
Limit of Liability	7/12/2016	7/12/2017	Illinois National Ins.	170914529	$5,000,000 Limit of Liability		$ 56,843

Specialty Professional Liability					$5,000,000 SubLimit of Liability	$100,000
Media Content Insurance					$5,000,000 SubLimit of Liability	$100,000
Security & Privacy Liability					$5,000,000 SubLimit of Liability	$25,000
Regulatory Action					$3,000,000 SubLimit of Liabilty	$25,000
Network Interruption- 12 Hr Waiting Period					$5,000,000 SubLimit of Liability	$25,000
Excess Cyber E&O
$5mm x $5mm	7/12/2015	7/12/2016	Navigators Ins.	LA15MPL044172IV	$5,000,000 Aggregate Limit	Excess of $100,000	$ 20,000
					$5,000,000 Each Claim	Primary Deductible
Commercial Package
Bldg, Pers. Prop. EDP	6/1/2016	6/1/2017	Hartford Fire Ins.	16UUNBH8680	$2,970,000 Blanket Limit Personal Property	$2,500	$ 50,881
Special Causes of Loss Form					$ 500,000 Blanket Limit BI/EE
Replacement Cost					$ 500,000 Blanket BI/Loss of Utilities
Equipment Breakdown Included
Locations
#1 902 Broadway, NY NY
#2 1901 Avenue of the Stars, CA

EarthQuake - Location 1					$1,000,000 Policy Annual Aggregate Limit	$50,000

Flood - Location 1&2					$1,000,000 Policy Annual Aggregate Limit	$50,000

General Liability					$2,000,000 General Aggregate Limit
Gross Sales Premises/Product					$2,000,000 Products/Completed Aggregate Limit
Completed Operations					$1,000,000 Advertising Injury and Person Injury

Schedule 5.13 to Second Lien Loan Agreement - Maintenance of Insurance

	Effective	Expiration		Policy		Retention /	Annual
Coverage	Date	Date	Carrier	Number	Limits	Deducitbles	Premium

$145,192,000					$1,000,000 Each Occurrence Limit
$ 10,000 Medical Expenses Limit
$300,000 Damage to Premises Rented to you

Employee Benefits Liability					$2,000,000 Aggregate Limit
Claims made					$1,000,000 Each Claim

Commercial Auto					$1,000,000 General Liability	$250 Comp/Coll
Hired/Non-Owned Autos Only					Hired Car Physical Damage limit $50,000	ACV
Foreign Package
General Liability	6/1/2016	6/1/2017	Hartford Int'l	16HIPZK7158	$2,000,000 General Aggregate Limit		$ 2,000
$2,000,000 Products/Completed Aggregate Limit
$1,000,000 Each Occurrence
$1,000,000 Premise Damage Limit
$1,000,000 Medical Expense Limit

Employee Benefits Liability
					$1,000,000 Each Claim	$1,000 Per Claim
$1,000,000 Annual Aggregate

Automobile					$1,000,000 CSL BI/PD Any One Accident
Hired & Non- Owned Autos					$50,000 CSL Any one Accident

Hired Autos Physical Damage					$50,000 Any One Policy Period
$50,000 Each Accident
Medical Payments					$50,000 Each Accident

Employers Liability
Bodily Injury by Accident					$1,000,000 Each Accident
Bodily Injury by Disease					$1,000,000 Each Employee
Bodily Injury by Disease

Accidental Death &
Dismemberment					$1,500,000 Aggregate
AD&D					$ 250,000 Principal Sum

Schedule 5.13 to Second Lien Loan Agreement - Maintenance of Insurance

	Effective	Expiration		Policy		Retention /	Annual
Coverage	Date	Date	Carrier	Number	Limits	Deducitbles	Premium

Medical Expense					$ 25,000 Per Covered Person

Kidnap & Extortion
Extortion/Ransom Monies Payment					$ 250,000 Each Covered Loss No Aggregate
In Transit Extortion/Ransom monies loss					$ 250,000 Each Covered Loss No Aggregate
Expenses					$ 250,000 Each Covered Loss No Aggregate
Legal Cost					$ 250,000 Each Covered Loss No Aggregate
Commercial Umbrella
	6/1/2016	6/1/2017	Hartford Casualty	16RHUBH5773	$15,000,000 General Aggregate Limit	$10,000	$ 29,597
					$15,000,000 Each Occurrencce Limit
Workers Compensation
Total Payroll $12,473,250	6/1/2016	6/1/2017	Hartford Group	16WEKZ0659	Statutory
					$1,000,000 Each Accident		$ 77,545
					$1,000,000 Disease per Employee
					$1,000,000 Disease Policy Limit
Crime
	2/18/2016	2/18/2017	National Union Fire	11321562	$2,000,000 Employee Theft	$20,000	$ 10,172
					$2,000,000 Forgery & Alterations	$20,000
					$2,000,000 Inside Money & Securiteis	$20,000
					$2,000,000 Inside Robbery or burglary	$20,000
					$2,000,000 Outside Premises	$20,000
					$2,000,000 Computer Fraud	$20,000
					$2,000,000 Funds Transfer Fraud	$20,000
					$2,000,000 Money Orders and Counterfeit Paper	$0

Employment Practices Liability
	1/16/2016	1/16/2017	Admiral Insurance Co	1425923	$5,000,000 Aggregate Limit	$75,000	$ 31,113
Directors & Officers
1st $5mm	11/17/2015	11/17/2016	Argonaut Insurance	ML7601163	$5,000,000 Liability Limit	$150,000	$ 75,159
						other than a Secuirites
						Claim
Schedule 5.13 to Second Lien Loan Agreement - Maintenance of Insurance

	Effective	Expiration		Policy		Retention /	Annual
Coverage	Date	Date	Carrier	Number	Limits	Deducitbles	Premium
Excess Directors & Officers
$5mm x $5mm	11/17/2015	11/17/2016	Allied World Nat.	3050858	$5,000,000 Liability Limit		$ 43,816
Excess Directors & Officers
$5mm x $10mm	11/17/2015	11/17/2016	XL Specialty	ELU13690614	$5,000,000 Liability Limit		$ 38,462
Excess Directors & Officers
$5mm x $15mm	11/17/2015	11/17/2016	Berkley Insurance	18012337	$5,000,000 Liability Limit		$ 35,275
Excess Directors & Officers
$5mm x $20mm	11/17/2015	11/17/2016	Westchester Fire Ins.	G24337807	$5,000,000 Liability Limit		$ 31,190

*The policy descriptions and details contained herein are in the nature of summaries and should be considered neither as interpretations of insuring agreements nor as a full detail presentation.
For full details, terms, conditions, exclusions, and insuring agreements, reference should be made to the specific policies involved.  USI Northeast, Inc does not profess or guarantee the adequacy of the amount(s) of insurance contained hereon.

Schedule 5.13 to Second Lien Loan Agreement - Maintenance of Insurance

Schedule 5.30 – Post Closing Obligations

1.	The Borrower agrees to use commercially reasonable efforts to deliver, and to cause the First Lien Collateral Agent and each applicable bank to deliver, to Agent, no later than 60 days after the Initial Closing Date or such longer time as mutually agreed to by the Agent and the Borrower, an Account Control Agreement for each account of Borrower, each in form, substance and execution acceptable to Administrative Agent.

2.	The Borrower agrees to deliver to Agent, no later than 10 Business Days after the Initial Closing Date or such longer time as determined by the Agent in its sole discretion, the Registration Rights Agreement by and between Ron Chez and Borrower, in form, substance and execution acceptable to Administrative Agent.

3.	The Borrower agrees to deliver, or to cause each applicable Guarantor to deliver, to Agent, no later than 30 days after the Initial Closing Date or such longer time as determined by the Agent in its sole discretion, all applicable IP, Trademark or Copyright Security Documents required to further perfect the Agent's security interest in such Collateral under the Security Agreement with the applicable Governmental Authorities.

Schedule 5.30 to Second Lien Loan Agreement - Post Closing Obligations

Schedule 6.1 – Existing Indebtedness
1.	Capital Lease dated August 9, 2002 as modified between Pavillion On The Park, LLC and ADM Cinema Corporation.

2.	Capital Lease dated as of June 13, 2013 between Cisco Systems Capital Corporation and Cinedigm Corp.

3.	Capital Lease received for acceptance as of September 20, 2013 between Cisco Systems Capital Corporation and Cinedigm Corp.

4.	Limited Recourse Guaranty Agreement, dated as February 28, 2013 between the Borrower and Prospect Capital Corporation.

5.	Second Amended and Restated Credit Agreement dated as of April 29, 2015, by and among the Borrower, the lenders party thereto, Société Générale, as administrative agent, and CIT Bank, N.A., as collateral agent, as amended

6.	5.5% Convertible Senior Notes due 2035 pursuant to an Indenture, dated as of April 29, 2015, between the Borrower and U.S. Bank National Association, as trustee

7.	9% unsecured notes due 2018 pursuant to those certain Securities Purchase Agreements, by and between the Borrower and each investor party thereto, dated October 17, 2013 and October 21, 2013

Schedule 6.1 to Second Lien Loan Agreement - Existing Indebtedness

Schedule 6.2 – Existing Liens

Lien created in connection with the Second Amended and Restated Credit Agreement dated as of April 29, 2015, by and among the Borrower, the lenders party thereto, Société Générale, as administrative agent, and CIT Bank, N.A., as collateral agent, as amended.
Lien on the computer servers and other office equipment of the Borrower, pursuant to the Capital Leases dated as of June 13, 2013 between Cisco Systems Capital Corporation and Cinedigm Corp., and the Capital Lease received for acceptance as of September 20, 2013 between Cisco Systems Capital Corporation and Cinedigm Corp.
CDF2 Holdings, LLC and Cinedigm Digital Funding 2, LLC, which are deployment subsidiaries of the Borrower have a Lien on certain assets of the Borrower.
Schedule 6.2 to Second Lien Loan Agreement - Existing Liens

Schedule 6.3 – Existing Investments

The Borrower owns 85% of the membership interest of Con TV, LLC.
Limited Recourse Guaranty Agreement, dated as February 28, 2013 between the Borrower and Prospect Capital Corporation.
Schedule 6.3 to Second Lien Loan Agreement – Existing Investments

Schedule 6.17 – Bank Accounts

Holder	Account Name	Bank Name	Address	Company Name	Acct Number	Routing Number	Relationship Mgr	Phone #
Cinedigm Corp.	Deposit Acct	OneWest Bank, N.A.	888 E. Walnut St. Pasadena, CA 91101	Cinedigm Entertainment Corp		1312011660	Julie Marquez	626-535- 4878
Cinedigm Corp.	Deposit Acct	OneWest Bank, N.A.	888 E. Walnut St. Pasadena, CA 91101	Cinedigm Theatrical		1312011660	Julie Marquez	626-535- 4878
Cinedigm Corp.	Deposit Acct	OneWest Bank, N.A.	888 E. Walnut St. Pasadena, CA 91101	Cinedigm Home Enternainment		1312011660	Julie Marquez	626-535- 4878
Cinedigm Entertainment Corp.	Operating Acct	OneWest Bank, N.A.	888 E. Walnut St. Pasadena, CA 91101			1312011660	Julie Marquez	626-535- 4878
Cinedigm Corp.	Operating Acct	OneWest Bank, N.A.	888 E. Walnut St. Pasadena, CA 91101			1312011660	Julie Marquez	626-535- 4878
Cinedigm Corp.	Concentration Acct	OneWest Bank, N.A.	888 E. Walnut St. Pasadena, CA 91101			1312011660	Julie Marquez	626-535- 4878
Cinedigm OTT Holdings LLC	Operating Acct	OneWest Bank, N.A.	888 E. Walnut St. Pasadena, CA 91101			1312011660	Julie Marquez	626-535- 1519
Dove Family Channel, LLC-OP	Operating Acct	OneWest Bank, N.A.	888 E. Walnut St. Pasadena, CA 91101			1312011660	Julie Marquez	626-535- 1519
Dove Family Channel, LLC Lockbox	Deposit Acct	OneWest Bank, N.A.	888 E. Walnut St. Pasadena, CA 91101			1312011660	Julie Marquez	626-535- 1519
Cinedigm Corp	Payroll Account	OneWest Bank, N.A.	888 E. Walnut St. Pasadena, CA 91101			1312011660	Julie Marquez	626-535- 1519
Docurama LLC	Operating Acct	OneWest Bank, N.A.	888 E. Walnut St. Pasadena, CA 91101			1312011660	Julie Marquez	626-535- 1519
Cinedigm Entertainment Payroll Account	Payroll Account	OneWest Bank, N.A.	888 E. Walnut St. Pasadena, CA 91101			1312011660	Julie Marquez	626-535- 1519

Schedule 6.17 to Second Lien Loan Agreement – Bank Accounts

Holder	Account Name	Bank Name	Address	Company Name	Acct Number	Routing Number	Relationship Mgr	Phone #
Cinedigm Corporation	Debt Service Reserve Account	OneWest Bank, N.A.	888 E. Walnut St. Pasadena, CA 91101			1312011660	Julie Marquez	626-535- 1519
Cinedigm Corp.	JPMorgan Chase CIDM	JPMorgan Chase	270 Park Avenue, New York, NY 10017	Cinedigm Digital Cinema Corp.		21000021	Jackie Barkley	646 582- 7256
Cinedigm Corp.	JPMorgan Chase Indie Direct	JPMorgan Chase	270 Park Avenue, New York, NY 10017	Vistachiara Productions Inc. dba The Bigger Picture		21000021	Jackie Barkley	646 582- 7256
Cinedigm Entertainment Corp.	Citibank CD for Standby LOC	Citibank	Citibank NA BR 24 79 5th Ave., NY, NY 10003	New Video Group, Inc.		21000089	Patricia Keyser	212-559- 5645

Schedule 6.17 to Second Lien Loan Agreement – Bank Accounts

Schedule 7.1(i) – Intercompany Agreements
1.	Amended and Restated Management Services Agreement, dated February 28, 2013 by and between Cinedigm Digital Funding I, LLC and Cinedigm Digital Cinema Corp.
2.	Assignment of Phase I MSA made as of February 28, 2013, by Cinedigm Digital Cinema Corp. in favor of Cinedigm DC Holdings, LLC.
3.	Assignment of Phase II SocGen MSA made as of February 28, 2013, by Cinedigm Digital Cinema Corp. in favor of Cinedigm DC Holdings, LLC.
4.	Sale and Contribution Agreement, dated May 6, 2010, by and between Cinedigm Digital Funding I, LLC and Christie/AIX, Inc.
5.	Amended and Restated Software License Agreement, dated February 28, 2013, by and between Cinedigm Digital Funding I, LLC and Access Digital Media, Inc.
6.	Assignment and Assumption Agreement dated as of May 6, 2010, by and between Cinedigm Digital Funding I, LLC and Christie/AIX, Inc.
7.	Management Services Agreement, dated as of October 18, 2011, by and among Cinedigm Digital Funding 2, LLC, CDF2 Holdings, LLC and Cinedigm Digital Cinema Corp.
8.	Sale and Contribution Agreement, dated as of October 18, 2011, by and among Access Digital Cinema Phase 2, Corp., Cinedigm Digital Funding 2, LLC and CDF2 Holdings, LLC.
9.	Software License Agreement dated as of October 18, 2011, by and among Access Digital Media, Inc., Cinedigm Digital Funding 2, LLC, and CDF2 Holdings, LLC.
10.	Management Services Agreement, dated as of February 28, 2013 between Cinedigm Digital Cinema Australia PTY LTD. and Cinedigm DC Holdings, LLC.
11.	Management Services Agreement, dated as of February 28, 2013 between Access Digital Cinema Phase 2, Corp. and Cinedigm DC Holdings, LLC (Caribbean).
12.	Management Services Agreement, dated as of February 28, 2013 between Access Digital Cinema Phase 2, Corp. and Cinedigm DC Holdings, LLC (Exhibitor Buyer).
13.	Assignment and Assumption Agreement, dated as of October 18, 2011, among Cinedigm Digital Cinema Corp., Access Digital Cinema Phase 2, Corp. and CDF2 Holdings, LLC.
14.	Assignment and Assumption Agreement, dated as of October 18, 2011, between CDF2 Holdings, LLC, and Cinedigm Digital Funding 2, LLC.
15.	Amended and Restated Management Services Agreement, dated as of February 28, 2013 between B/AIX Corp. and Cinedigm DC Holdings, LLC.
Schedule 7.1(i) to Second Lien Loan Agreement – Intercompany Agreements

16.	Subordinated Promissory Note, dated as of January 16, 2013, executed by CDF2 Holdings, LLC in favor of Cinedigm Digital Cinema Corp.
17.	Subordinated Promissory Note, dated as of December 19, 2012, executed by CDF2 Holdings, LLC in favor of Cinedigm Digital Cinema Corp.
18.	Subordinated Promissory Note, dated as of October 24, 2012, executed by CDF2 Holdings, LLC in favor of Cinedigm Digital Cinema Corp.
19.	Subordinated Promissory Note, dated as of October 16, 2012, executed by CDF2 Holdings, LLC in favor of Cinedigm Digital Cinema Corp.
20.	Subordinated Promissory Note, dated as of August 31, 2012, executed by CDF2 Holdings, LLC in favor of Cinedigm Digital Cinema Corp.
21.	Subordinated Promissory Note, dated as of July 31, 2012, executed by CDF2 Holdings, LLC in favor of Cinedigm Digital Cinema Corp.
22.	Subordinated Promissory Note, dated as of June 29, 2012, executed by CDF2 Holdings, LLC in favor of Cinedigm Digital Cinema Corp.
23.	Subordinated Promissory Note, dated as of April 30, 2012, executed by CDF2 Holdings, LLC in favor of Cinedigm Digital Cinema Corp.
24.	Subordinated Promissory Note, dated as of March 30, 2012, executed by CDF2 Holdings, LLC in favor of Cinedigm Digital Cinema Corp.
25.	Subordinated Promissory Note, dated as of February 29, 2012, executed by CDF2 Holdings, LLC in favor of Cinedigm Digital Cinema Corp.
26.	Subordinated Promissory Note, dated as of January 31, 2012, executed by CDF2 Holdings, LLC in favor of Cinedigm Digital Cinema Corp.

Schedule 7.1(i) to Second Lien Loan Agreement – Intercompany Agreements

Schedule 10.11 – Addresses for Notices

If to the Borrower:
Cinedigm Corp.
902 Broadway, 9th Floor
New York, NY 10010.
Attention: Jeffrey S. Edell
Email: jedell@cinedigm.com

with a copy to:

Kelley Drye & Warren LLP
101 Park Avenue, 27th Floor
New York, NY 10178
Attention: Jonathan Cooperman
Email: JCooperman@kelleydrye.com
Facsimile: (212) 808-7897

If to the Agent or the Lenders:

Cortland Capital Market Services LLC
225 W. Washington Street, 21st Floor
Chicago, IL
Attention: Gina Lettiere and Legal Department
Email: gina.lettiere@cortlandglobal.com and
legal@cortlandglobal.com
Facsimile: (312) 376-0751

with a copy to:

Holland & Knight LLP
131 South Dearborn Street, 30th Floor
Chicago, IL 60603
Attention: Joshua Spencer, Esq.
Email: joshua.spencer@hklaw.com
Telephone: (312) 715-5709
Facsimile: (312) 578-6666

Schedule 10.11 to Second Lien Loan – Addresses for Notices

If to the Lead Lender:

First Bank & Trust as Custodian of the
Ronald L. Chez IRA #1073
Attention: Karen Rose
820 Church Street
Evanston, Illinois 60201
Tel: (847) 733-7400 ext. 261
Email: Krose@firstbt.com

with a copy to:

Holland & Knight LLP
131 South Dearborn Street, 30th Floor
Chicago, IL 60603
Attention: Elias Matsakis, Esq.
Email: elias.matsakis@hklaw.com
Telephone: (312) 715-5731
Facsimile: (312) 578-6666
Schedule 10.11 to Second Lien Loan – Addresses for Notices

Exhibit A – Form of Assignment
ASSIGNMENT AGREEMENT
Dated: ______ __, 20__
Reference is made to the Second Lien Loan Agreement, dated as of July 14, 2016 (as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time, the "Second Lien Loan Agreement"), among Cinedigm Corp. (the "Borrower"), certain Lenders party thereto (the "Lenders"), and Cortland Capital Market Services LLC, as Agent.  Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Second Lien Loan Agreement.
[____________] (the "Assignor") and [_____________] (the "Assignee") agree as follows:
The Assignor acknowledges that upon receipt from Assignee of the sum of $[____________], the Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, an undivided [-]% interest in and to all the Assignor's interests, rights and obligations under the Second Lien Loan Agreement, effective as of the Effective Date (such term being used herein as hereinafter defined), as follows; provided, however, it is expressly understood and agreed that (x) the Assignor is not assigning to the Assignee and the Assignor shall retain (i) all of the Assignor's rights under Sections 2.16, 2.17 and 2.18 of the Second Lien Loan Agreement with respect to any cost, reduction or payment incurred or made prior to the Effective Date and (ii) any and all amounts paid to the Assignor prior to the Effective Date and (y) both Assignor and Assignee shall be entitled to the benefits of Sections 10.3 and 10.4 of the Second Lien Loan Agreement.
	Aggregate Amount of Loans for all Lenders*	Amount of Loans Assigned*	Percentage of Assigned Loans34
Loans	$	$	%

The Assignor (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Second Lien Loan Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the interest being assigned by it hereby and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto; and (iii)

* Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the date of trade and the Effective Date.
34 Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

Exhibit A to Second Lien Loan Agreement – Form of Assignment

shall attach the Notes, if any, held by it and if requested by the Assignee, shall request that the Administrative Agent exchange the existing Notes for new Notes payable to the Assignee, in the respective amount(s) which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).
The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment Agreement; (ii) confirms that it has received a copy of the Second Lien Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 thereof (if such statements shall have theretofore been delivered) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (iii) agrees that it will, independently and without reliance upon the Assignor, any Agent, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Loan Document; (iv) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to the Administrative Agent and the Collateral Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (v) agrees that it will be bound by the provisions of the Loan Documents and will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
The effective date for this Assignment Agreement shall be [________ ___], 20__ (the "Effective Date").  Following the execution of this Assignment Agreement by the Assignee and the Assignor, it will be delivered (together with the processing and recording fee of $3,500 to be paid to the Administrative Agent pursuant to Section 10.2(c) of the Second Lien Loan Agreement) to the Administrative Agent for the consent of the Administrative Agent (and the consent of the Borrower as provided in the Second Lien Loan Agreement) and for acceptance and recording by the Administrative Agent.
Upon receipt of the consents required by the Second Lien Loan Agreement and acceptance and recording by the Administrative Agent, from and after the Effective Date, (i) the Assignee shall be a party to the Second Lien Loan Agreement and, to the extent provided in this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (ii) the Assignor shall, to the extent provided in this Assignment Agreement, relinquish its rights and be released from its obligations under the Loan Documents (and if this Assignment Agreement covers all or the remaining portion of the Assignor's rights and obligations under the Loan Documents, the Assignor shall cease to be a party thereto).
Upon the acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date.  The Assignor and Assignee shall make all appropriate adjustments in payments made by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.
Exhibit A to Second Lien Loan Agreement – Form of Assignment

THIS ASSIGNMENT AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.
This Assignment Agreement may be executed in counterparts, each of which shall be deemed to constitute an original, but all of which when taken together shall constitute one and the same instrument.
[Remainder of page left intentionally blank]

Exhibit A to Second Lien Loan Agreement – Form of Assignment

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be duly executed by their respective duly authorized officers.
[ASSIGNOR]
By:
Name:
Title:

[ASSIGNEE]
By:
Name:
Title:

CONSENTED TO:

[[ __ ], as Administrative Agent

By:
Name:
Title:

CINEDIGM CORP., as Borrower

By:
Name:
Title:]

Exhibit A to Second Lien Loan Agreement – Form of Assignment

Exhibit B – Form of Compliance Certificate
CERTIFICATE

This certificate is delivered pursuant to Section 5.1(a)(iv) of the Second Lien Loan Agreement, dated as of July 14, 2016 (the "Second Lien Loan Agreement") among Cinedigm Corp. (the "Borrower"), certain Lenders party thereto, and Cortland Capital Market Services LLC, as Agent.  Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Second Lien Loan Agreement.

The undersigned, being the __________________ of the Borrower and being authorized to issue this certificate, hereby certifies pursuant to Section 5.1(a)(iv) of the Second Lien Loan Agreement that such Responsible Officer of the Borrower is familiar with the Second Lien Loan Agreement and that, in accordance with each of the following sections of the Second Lien Loan Agreement, each of the following is true on the date hereof:

(A) In accordance with Section 5.1(a)(iv) of the Second Lien Loan Agreement, Minimum Liquidity has been at all times, from and after the Second Amendment and Restatement Effective Date, in compliance with the financial covenant contained in Section 5.1 of the Second Lien Loan Agreement.

(B) In accordance with Section 5.1(d) of the Second Lien Loan Agreement, attached hereto as Annex I are the ratios for and calculations used to determine the [Consolidated Debt Service Coverage Ratio] 36  with respect to the trailing [-]-month period ending [-], 20[-]], demonstrating compliance with the financial covenant contained in Section 4.2 of the Second Lien Loan Agreement.

(C) [In accordance with Section 5.1(d) of the Second Lien Loan Agreement, attached hereto as Annex II are: (i) the most recently delivered Accounts Report, (ii) the most recently delivered Inventory Log; and (iii) the detailed calculations demonstrating compliance with the Revolving Borrowing Base.]1

(D) [In accordance with Section 5.1(l) of the Second Lien Loan Agreement, the amount of Consolidated Net Outstanding Content Advances for the two Fiscal Quarters most recently ended is $[-], and since the Initial Closing Date, the aggregate amount of Consolidated Net Outstanding Content Advances is $[-], and attached hereto as Annex III are the details computing such amounts.]37

(F) In accordance with Section 5.1(d) of the Second Lien Loan Agreement, no Default is continuing as of the date hereof, except as provided for on Annex IV attached

36 Commencing with the Fiscal Quarter ended December 31, 2016.
1 TBD.
37 To be included commencing with the Fiscal Quarter ended December 31, 2016 and in each Compliance Certificate delivered on each 6-month anniversary thereafter.

Exhibit B to Second Lien Loan Agreement – Compliance Certificate

hereto, with respect to each of which the Borrower proposes to take the actions set forth on Annex VI]38.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed as of [-].

CINEDIGM CORP.
By:
Name:
Title:

38 To insert only if a Default is continuing.
Exhibit B to Second Lien Loan Agreement – Compliance Certificate

Annex I to Compliance Certificate
[Cinedigm to set forth ratios and calculations for Consolidated Debt Service Coverage Ratio]

Exhibit B to Second Lien Loan Agreement – Compliance Certificate

Annex II to Compliance Certificate
[Cinedigm to attach the Accounts Report, Inventory Log and calculations for the  Revolving Borrowing Base]

Exhibit B to Second Lien Loan Agreement – Compliance Certificate

Annex III to Compliance Certificate
[Cinedigm to set forth report on Consolidated Net Outstanding Content Advances]

Exhibit B to Second Lien Loan Agreement – Compliance Certificate

Annex IV to Compliance Certificate
[Cinedigm to set forth details for proposed actions with respect to Default]

Exhibit B to Second Lien Loan Agreement – Compliance Certificate

Exhibit C – Amendment No. 4 and Consent to the First Lien Credit Agreement

See attached.

Exhibit C to Second Lien Loan Agreement –Amendment No. 4 and Consent to the First Lien Credit Agreement

Exhibit D – Corporate Chart

See Schedule 3.3 attached hereto.

Exhibt D to Second Lien Loan Agreement - Corporate Chart

Exhibit E – Lead Independent Director Profile

Lead Independent Director Profile

The Board considers it appropriate to designate an independent director to serve in a lead capacity to coordinate the activities of the other independent directors and to perform such other duties and responsibilities as the Board may determine.

Responsibilities:  The specific responsibilities of the Lead Independent Director shall be as follows:

1.	Assist the Board in assuring effective governance.
2.	Chair Board meetings when the Chairman/CEO is not present or when there is any potential conflict.
3.	Evaluate and oversee with the Chairman/CEO the quality, quantity and timeliness of the information submitted by the company's management to the independent directors.
4.	Call meetings, and set agendas for executive sessions of the independent directors.
5.	Act as a liaison between the independent directors and the Chairman/CEO and senior management.
6.	Confer with the Nominating and Governance Committee Chair and the Chairman/CEO as to the membership of the various Board Committees and Committee chairs.
7.	Coordinate with the Nominating and Governance Committee Chair and the Chairman/CEO in the performance evaluation of the Board and Board committees.
8.	If requested by major shareholders, be available for consultation and direct communication.
9.	Perform such other duties and responsibilities as may be delegated to the Lead Independent Director by the Board from time to time.

Appointment:  The Independent Directors shall annually elect the Lead Independent Director from among the independent members of the Board.  A Lead Independent Director shall not serve more than three consecutive terms.

Fees:  In addition to the cash and stock retainers paid to all non-employee Directors for Board service, the Lead Independent Director shall be paid a fixed amount to be determined by the Nominating and Governance Committee, in lieu of committee fees.  Additional compensation as a chairperson will be paid if the Lead Independent Director chairs a committee.

Exhibit E to Second Lien Loan Agreement –Lead Independent Director Profile

Exhibit F – Form of Note
SECURED PROMISSORY NOTE

Lender: [NAME OF LENDER]	New York, New York
Principal Amount: $___________	____________,[3][5]

FOR VALUE RECEIVED, the undersigned, Cinedigm Corp. (the "Borrower"), hereby promises to pay to the Lender set forth above (the "Lender") the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of all Loans (as defined in the Second Lien Loan Agreement referred to below) of the Lender to the Borrower, payable at such times and in such amounts as are specified in the Second Lien Loan Agreement.

Subject to adjustment as set forth in Section 2.7 of the Second Lien Loan Agreement, the Borrower promises to pay interest on the unpaid principal amount of the Loans from the date made until such principal amount is paid in full, payable at such times and at the interest rate set forth in Section 2.7 of the Second Lien Loan Agreement. Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrower.

Both principal and interest are payable in Dollars to the Agent to such account or by such other means to such other address as the Agent shall have notified the Borrower in writing in immediately available funds.

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Second Lien Loan Agreement, dated as of July 14, 2016 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Second Lien Loan Agreement"), among the Borrower, certain Lenders party thereto, and Cortland Capital Market Services LLC as Agent, and the other Loan Documents executed in connection therewith. Capitalized terms used herein without definition are used as defined in the Second Lien Loan Agreement.

The Second Lien Loan Agreement, among other things, (a) provides for the making of a Loan by the Lender to the Borrower in an aggregate amount equal to the Principal Amount set forth above, the indebtedness of the Borrower resulting from such Loan being evidenced by this Note, and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein.

This Note is a Loan Document, is entitled to the benefits of the Loan Documents and is subject to certain provisions of the Second Lien Loan Agreement, including Sections 1.5

35 In the case of an assignment, such date should be the effective date thereof.

Exhibit F – Form of Note

(Interpretation), 10.14(a) (Submission to Jurisdiction) and 10.15 (Waiver of Jury Trial) thereof. The Lender is also entitled to the rights and benefits granted pursuant to that certain Intercreditor Agreement, dated as of the date hereof, by and among the Borrower, certain Subsidiaries, the Lenders and the First Lien Lenders.

The Lender has been granted a second lien security interest in all assets of the Borrower (other than those with respect to its digital deployment business) and the Guarantors as more fully described in that certain Second Lien Security Agreement dated as of the date hereof.  The obligations of the Borrower under this Note have also been guaranteed by certain Subsidiaries of the Borrower pursuant to and as set forth in the Security Agreement.

This Note is a registered obligation, transferable only upon notation in the Register, and no assignment hereof shall be effective until recorded therein.  This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Any term of this Note may be amended, and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) only by the written consent of the Lender and the Agent.

All notices, requests, consents and other communications required or permitted hereunder shall be in writing (including telecopy or similar writing) and shall be sent to the address of the party and in the manner set forth in the Second Lien Loan Agreement.

No failure or delay on the part of the Lender hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

In no event shall the amount paid or agreed to be paid to the Lender for the use or forbearance of money to be advanced hereunder exceed the highest lawful rate permissible under the then applicable usury laws.  If it is hereafter determined by a court of competent jurisdiction that the interest payable hereunder is in excess of the amount which the Lender may legally collect under the then applicable usury laws, such amount which would be excessive interest shall be applied to the payment of the unpaid principal balance due hereunder and not to the payment of interest.

Every provision of this Note is intended to be severable. If any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid, such illegal or invalid term or provision shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

[Remainder of page left intentionally blank]

Exhibit F – Form of Note

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

CINEDIGM CORP., as Borrower
By:
Name:
Title:

Exhibit F – Form of Note

Exhibit G – Form of Notice of Borrowing
NOTICE OF BORROWING
To: Cortland Capital Market Services, LLC, as Agent
Please refer to the Second Lien Loan Agreement dated as of July 14, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement") among Cinedigm Corp. ( "Borrower"), the lenders from time to time party thereto ("Lenders") and Cortland Capital Market Services, LLC, as Agent.  Terms used but not otherwise defined herein are used herein as defined in the Loan Agreement.
The undersigned hereby gives irrevocable notice, pursuant to Section 2.1(d) of the Loan Agreement, of a request hereby for the funding of a Loan as follows:
(i)  The requested date for the funding of the Loan (which is a Business Day) is ______________, ____.
(ii) The aggregate amount of the Loan is $______________.
(iii) The Administrative Agent is hereby directed to fund the requested Loan into deposit account #[______________] maintained by the Borrower with [           ].
(iv) The Lenders for the Loan(s) is/are:
Name and Address	[Tax ID]	Bank Account Information	Amount of Loan

The undersigned hereby certifies that on the date hereof and on the date of funding of the requested Loan set forth above, and immediately before and after giving effect to the Loan requested hereby: (i) there exists and there shall exist no Event of Default under the Loan Agreement; and (ii) each of the representations and warranties of Borrower contained in the Loan Agreement and the other Loan Documents is and shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) with the same effect as if then made, except to the extent that such representation or warranty is expressly stated to relate to a specific earlier date, in which case such representation or warranty shall be true and correct as of such earlier date in such respect.
Exhibit G to Second Lien Loan Agreement –Notice of Borrowing

Each request for the making of a Loan, evidenced by this Notice of Borrowing, is deemed to be a representation and warranty by Borrower that the conditions precedent set forth in Section 2.3(a) or 2.3(b), as applicable, of the Loan Agreement will be satisfied at the time of the making of such Loan.
[Signature Page Follows]
Exhibit G to Second Lien Loan Agreement –Notice of Borrowing

The Borrower has caused this Notice of Borrowing to be executed and delivered by its officer thereunto duly authorized on ___________, ______.

CINEDIGM CORP., as Borrower
By:
Name:
Title:

Exhibit G to Second Lien Loan Agreement –Notice of Borrowing